UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TEGNA Inc.

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March 26, 2021

Dear Fellow Shareholders:

Howard D. Elias	David T. Lougee

Key Financial

and Strategic Highlights:

•  28% revenue growth to $2.9 billion

•  GAAP net income of $483 million, up 69% year-over-year

•  $1.0 billion Adjusted EBITDA in 2020, Adjusted EBITDA margin of 34.9%

•  28% subscription revenue growth

•  Record political revenue of $446 million, up 91% from 2018

•  $741 million of free cash flow; 21.3% free cash flow as a percentage of revenue for 2019-2020

•  Repriced approximately 35% of paid subscribers at leading Big Four affiliate rates

•  Executed nearly $1.6 billion in refinancings to lower interest expense, extend maturities and increase capital flexibility

•  Reached a net leverage of 3.95x and have no upcoming debt maturities until 2024

2020 was an exceptional year at TEGNA, all the more remarkable against the backdrop of a global pandemic and the broader economic challenges it engendered.

Much of our success in 2020 results from prudent strategic decisions by the Board, focused execution by management and the character and resilience of our employees. At the onset of the COVID-19 pandemic, TEGNA prioritized the health and safety of our employees, implementing new practices for those in our buildings and those reporting from the field. We also made thoughtful decisions about how we support our broader communities, leveraging our advertising team’s outreach to help businesses make informed decisions, and our partnerships with local nonprofits to address pressing community needs.

This commitment to our people and our communities drives the fundamental health of our business. We ended 2020 with record total company and political advertising revenue, Adjusted EBITDA, and free cash flow, and exceeded full-year 2020 guidance provided prior to the COVID-19 pandemic for all key financial metrics. The financing and expense management decisions we made throughout the year strengthened an already-strong balance sheet, increased our capital flexibility, and extended our history of prudently returning capital to shareholders through a robust dividend and our recently resumed share repurchase program.

Our 2020 financial performance reflects the strength of our underlying business and the resilience of our long-term strategy. It also demonstrates the value of a thoughtfully constructed and engaged Board of Directors with a keen sense of accountability to shareholders. TEGNA’s Board regularly and rigorously assesses its own composition, performance, and practices. We also engage extensively with our shareholders for their perspective on our oversight, management of the business, and priorities. In 2020, after extensive shareholder engagement on whether and how our environmental, social and governance (“ESG”) practices strengthen our business and protect shareholder value, we enhanced our ESG reporting by adopting the Sustainability Accounting Standards Board’s (“SASB”) reporting guidelines for our industry. We will extend that initiative in 2021 through a gap analysis of how our reporting aligns with the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”), then develop an action plan to prudently manage our environmental impact.

TEGNA’s long-standing commitment to Diversity, Equity and Inclusion (“DE&I”) stems from a belief that our content, newsrooms, and leadership should fully reflect the communities we serve. In the past year we took additional, proactive steps to address and combat systemic racism, including signing the CEO Action for Diversity & Inclusion pledge, launching a Diversity & Inclusion Working Group, and appointing a Chief Diversity Officer. To underscore the pervasiveness of our commitment, we also amended the charter of each Board committee to identify specific areas of diversity-related oversight for such committee. We also have developed and adopted DE&I goals for 2025 that include increasing Black, Indigenous and People of Color (BIPOC) representation in our content teams, content leadership and management roles.

In the final analysis, ours is a business that does well by doing good. As we reflect on our accomplishments this past year, we are particularly proud of the empowering stories, in-depth investigations and trusted news we continued to provide to our audiences when they needed it most. Together with the rest of the Board and management team, we look forward to building on 2020’s significant progress in 2021 and beyond.

Thank you for your continued support.

Howard D. Elias Board Chair	Dave Lougee President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To Our Shareholders: The 2021 Annual Meeting of Shareholders of TEGNA Inc. will be held for the following purposes:	MEETING INFORMATION DATE: May 7, 2021 TIME: 8:00 a.m. LOCATION: Via a live webcast at: www.cesonlineservices.com/tgna21_vm There is no physical location for the Annual Meeting.
to consider and act upon a proposal to elect twelve director nominees to the Company’s Board of Directors to hold office until the Company’s 2022 Annual Meeting of Shareholders;
to consider and act upon a Company proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year;
to consider and act upon a Company proposal to approve, on an advisory basis, the compensation of our named executive officers;

to consider and act upon a Company proposal regarding the elimination of supermajority voting provisions; and
to transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Your Board of Directors unanimously recommends that you vote FOR all twelve nominees listed on the enclosed GOLD proxy card or voting instruction form and FOR all other Company proposals.

Please note that Standard General L.P. and certain of its affiliates (collectively, “Standard General”) have notified us that they intend to nominate four persons for election as directors to the Board at the Annual Meeting. You may receive solicitation materials from Standard General, including a proxy statement and White proxy card. We are not responsible for the accuracy of any information provided by or relating to Standard General or its nominees contained in solicitation materials filed or disseminated by or on behalf of Standard General or any other statements that Standard General may make. Standard General chooses which shareholders receive its proxy solicitation materials.

The Board does not endorse any Standard General nominee and unanimously recommends that you vote “FOR” the election of all twelve nominees proposed by the Board using the GOLD proxy card or voting instruction form. Our Board strongly urges you not to vote using any White proxy card sent to you by Standard General. Please note that voting to “withhold” with respect to any Standard General nominee on a White proxy card sent to you by Standard General is not the same as voting for your Board’s nominees, because a vote to “withhold” with respect to a Standard General nominee on its White proxy card will revoke any GOLD proxy you may have previously submitted. To support the Board’s nominees, you should vote FOR the Board’s nominees on the GOLD proxy card and disregard, and not return, any White proxy card sent to you by Standard General. If you have previously submitted a White proxy card sent to you by Standard General, you can revoke that proxy and vote for our Board’s nominees by using the enclosed GOLD proxy card or voting instruction card which will automatically revoke your prior proxy. Only the latest validly executed proxy that you submit will be counted.

We have enclosed the annual report, proxy statement (together with the notice of Annual Meeting), and proxy card or voting instruction form. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card or voting instruction form to vote by Internet, telephone, or by mail. Due to ongoing delays in the postal system, we are encouraging shareholders to submit their proxies electronically – by telephone or by Internet – whenever possible.

The Board of Directors has set the close of business on March 12, 2021 as the record date to determine the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Action of the Board of Directors,

Akin S. Harrison

Senior Vice President, General Counsel and Secretary

Tysons, Virginia

March 26, 2021

Notice of Annual Meeting of Shareholders

Your Vote Is Important. Please vote by proxy TODAY to ensure that your shares are represented at the Annual Meeting whether or not you currently plan to attend. You do not need to attend the meeting to vote if you vote your shares before the meeting. If you are a record holder, you may vote your shares by mail, telephone or the Internet. If you later decide to attend the meeting, your vote will revoke any proxy previously submitted. If your shares are held by a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee to vote your shares and you may not vote your shares by ballot at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the meeting. Please review “Questions and Answers about the Proxy Materials and the Annual Meeting” beginning on page x of the Proxy Statement for information about attending and voting at the Annual Meeting.

If you hold your shares through a broker, bank, or other nominee and that nominee has also provided you with Standard General’s proxy materials, the nominee will only be able to vote your shares with respect to any proposals at the Annual Meeting if you have instructed them how to vote. Please instruct your broker, bank, or other nominee how to vote your shares using the enclosed GOLD voting instruction card form. Please promptly mark, sign, date and return the GOLD voting instruction form to your broker, bank, or other nominee. Many brokers, banks, or other nominees also permit voting via the Internet or by telephone – please follow the simple directions on the enclosed GOLD voting instruction form.

PLEASE NOTE: Due to continuing delays in the postal system, we encourage all shareholders to vote electronically – by Internet or telephone – whenever possible.

As part of our precautions regarding COVID-19, the Annual Meeting will be held online via a live webcast, at 8:00 a.m. Eastern Time, on May 7, 2021, at www.cesonlineservices.com/tgna21_vm. To participate in the Annual Meeting, you must pre-register at www.cesonlineservices.com/tgna21_vm by 5:00 p.m. Eastern Time, on May 6, 2021.

INTERNET	TELEPHONE	MAIL	ONLINE

Access the website indicated on the enclosed GOLD proxy card or voting instruction form.	Call the number indicated on the enclosed GOLD proxy card or voting instruction form.	Sign, date and return the enclosed GOLD proxy card or voting instruction form in the postage-paid envelope provided.	Attend the virtual meeting via live webcast at www.cesonlineservices.com/ tgna21_vm and vote by ballot online.

If you have questions about how to vote your shares or need additional copies of the proxy materials, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call:

1(877) 687-1865 (toll-free from the U.S. and Canada), or

+1(412) 232-3651 (from other countries)

Banks & Brokers may call:

(212) 750-5833 (collect)

This Notice of Annual Meeting and Proxy Statement is first being delivered to shareholders on or about March 26, 2021.

Responding to COVID-19		i

Proxy Statement Summary		iii

Questions and Answers about the Proxy Materials and Annual Meeting		x

PROPOSAL 1 – ELECTION OF DIRECTORS

Page

___________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

1	Your Board of Directors

1	Board Leadership Structure

2	The TEGNA Nominees

9	Committees of the Board of Directors

11	Committee Charters

11	Corporate Governance

12	Shareholder Engagement

13	The Board’s Role in Risk Oversight

14	The Board’s Role in the Oversight of Cybersecurity and Data Privacy

15	The Board’s Role in Corporate Strategy

15	Board Oversight of Corporate Social Responsibility

16	Board Oversight of Diversity, Equity and Inclusion

17	Corporate Social Responsibility

21	Annual Board Performance Evaluation

21	Ethics Policy

21	Related Transactions
22	Report of the Audit Committee

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Page

___________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

23	Ratification of Appointment of Independent Registered Public Accounting Firm

EXECUTIVE COMPENSATION

Page

___________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

24	Compensation Discussion and Analysis

25	Executive Summary

29	Overview of Executive Compensation Program

29	How the Committee Determines NEO Compensation

48	Leadership Development and Compensation Committee Report

49	Summary Compensation Table

50	Grants of Plan-Based Awards

51	Outstanding Equity Awards at Fiscal Year-End

52	Option Exercises and Stock Vested

52	Pension Benefits

53	Non-Qualified Deferred Compensation
54	Other Potential Post-Employment Payments
61	CEO Pay Ratio

PROPOSAL 3 – APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

___________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Page

62	Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

PROPOSAL 4 – COMPANY PROPOSAL REGARDING ELIMINATION OF SUPERMAJORITY VOTING PROVISIONS

___________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Page

63	Company Proposal regarding Elimination of Supermajority Voting Provisions

DIRECTOR COMPENSATION		65

OUTSTANDING DIRECTOR EQUITY AWARDS AT FISCAL YEAR-END		67

EQUITY COMPENSATION PLAN INFORMATION		68

SECURITIES BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS		69

INVESTMENT IN TEGNA STOCK BY DIRECTORS AND EXECUTIVE OFFICERS		71

COST OF SOLICITING PROXIES		72

ADDITIONAL INFORMATION

___________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Page

73	Other Matters
73	Incorporation by Reference
73	Websites

APPENDIX A—SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS		74
APPENDIX B—FOURTH RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY		85

Responding to COVID-19

Actions We Took in 2020 To Protect Our Business and Our Stakeholders

Actions Related To Employee Safety

Invested in Initiatives to Enhance Safety At Work

The Company prioritized the health and safety of our employees during COVID-19 by quickly moving employees to remote work and implementing safety and other guidelines for news production employees. For employees who were required to be at our television stations, we invested in modifications to the buildings and other offices based on the Centers for Disease Control and Prevention’s workplace guidelines, including improved HVAC filtration systems, touchless restrooms, additional signage, and many other modifications to continue operating in a safe and sustainable way. We also:

•	Moved quickly to protect our employees and newsrooms by transitioning to a majority remote environment;

•	Maintained our focus on effective and engaging reporting;

•	Found innovative ways to deliver trusted news and inspirational content that both informed and brought hope to our audiences in response to the changing COVID-19 environment; and

•	Utilized a measured approach to thoughtfully allow a limited return to stations.

Expanded Employee Benefits to Facilitate Work-from-Home Shift

To enable and improve the work-from-home experience, we deployed more than 1,100 laptops, expanded our video conferencing and VPN capabilities, added IP-based intercoms for production staff, and provided equipment for at home studios. To help employees manage stress and receive support for family care needs while balancing time at work, we made additional mental health and back-up care resources available to employees and their families. We:

•	Enhanced and communicated the availability of employee mental health benefits, including the ability to consult with medical providers remotely;

•	Provided each Company employee with access to Care.com; and

•	Paid each non-bonus eligible employee a one-time special bonus of $1,000 prior to Thanksgiving.

Actions Related to Executive and Director Compensation

Implemented Salary Reduction Plan to Avoid Layoffs during 2020

During the second quarter of 2020, the Company implemented several temporary compensation actions, including

•	a 25% temporary salary reduction for our CEO, Mr. Lougee, and a 25% fee reduction for each of the Company’s directors; and

•	a 20% temporary salary reduction for senior executives, including each of our NEOs other than Mr. Lougee; and

Coupled with the Company’s decision to limit non-essential expenses, these temporary salary actions taken in the second quarter of 2020 enabled the Company to finish 2020 without making any COVID-related layoffs.

Adopted Performance Scorecard to Measure “Resiliency”

With respect to performance measurement, the Leadership Development and Compensation Committee created a performance scorecard that focused on measuring “resiliency” in order to evaluate how the Company and the management team handled the many challenges created by the pandemic. The scorecard highlighted the Company’s 2020 performance in four key areas: Content, Employees, Community and Business/Strategic. The scorecard is discussed in more detail in our Compensation Discussion & Analysis section beginning on page 24 of this Proxy Statement.

2021 PROXY STATEMENT	|	i

Responding to COVID-19

Actions Related To Our Communities

Partnered with Local Nonprofits to Raise Funds for COVID-19 Relief Efforts

TEGNA stations, through virtual telethons, benefit concerts, fundraising drives and awareness campaigns, helped raise more than $66 million for local relief efforts, from supporting frontline healthcare workers to helping ensure families impacted by COVID-19 do not go hungry. In 2020, 36 percent of TEGNA Foundation’s Community Grants directly supported COVID-19 relief efforts.

Doubled Employee Match for Charitable Contributions

In response to the unprecedented impacts of COVID-19 and the social justice movement of 2020, in June, the TEGNA Foundation doubled its employee matching gift program, offering employees a 2:1 match for their donations to the causes and nonprofits most meaningful to them. More than 1,000 unique charities were reached through employee giving, and employee donations combined with the TEGNA Foundation’s matches totaled more than $1.9 million.

ii	|	2021 PROXY STATEMENT

TEGNA Inc.

2021 Proxy Statement Summary

This summary highlights information about TEGNA Inc. (“TEGNA” or the “Company”) and the upcoming 2021 annual meeting of shareholders (the “Annual Meeting”). Please review the complete Proxy Statement and TEGNA’s annual report for the fiscal year ended December 31, 2020 (the “2020 Annual Report”) before you vote. The Proxy Statement and the 2020 Annual Report will first be mailed or released to shareholders on or about March 26, 2021.

ANNUAL MEETING OF SHAREHOLDERS

• Time and Date: • Record Date: • Admission:

8:00 a.m. ET on May 7, 2021

March 12, 2021

You are entitled to attend the Annual Meeting if you were a TEGNA shareholder as of the close of business on the record date. If you plan to attend the meeting, you must register in advance by following the procedures described in “Questions and Answers about the Proxy Materials and the Annual Meeting” beginning on page x and abide by the agenda and procedures for the Annual Meeting (which will be available on the virtual Annual Meeting site). If your shares are held by a broker, bank or other holder of record in “street name” (including shares held in certain TEGNA employee benefit plans), you must also provide proof of your ownership of the shares as of the record date in order to attend the meeting. See “Questions and Answers About the Proxy Materials and Annual Meeting – What must I do if I want to attend the Annual Meeting?” on page xi of this Proxy Statement for additional information and instructions.

Company Strategy

TEGNA’s commitment to financial discipline, superior execution and innovative content and marketing solutions creates a compelling long term value proposition.

2021 PROXY STATEMENT	|	iii

2021 Proxy Statement Summary: Performance Highlights

Performance Highlights

TEGNA achieved record financial results in 2020, creating substantial value for shareholders, and is well positioned for growth into the future.

Highlights of our 2020 performance included:

Total revenues. Total company revenue was $2.9 billion, up 28 percent year-over-year and up 33% relative to the full year 2018.

Record political advertising revenues. The company generated record political advertising revenue of $446 million, up 91 percent relative to full year 2018.

Strong subscription revenue growth. Subscription revenue of $1.3 billion was up 28% year-over-year.

GAAP net income. Our GAAP Net Income was $483 million, up 69 percent year-over-year, with 19% growth compared to 2018.

Adjusted EBITDA. Company Adjusted EBITDA totaled a record $1 billion (representing net income attributable to TEGNA before income taxes, interest expense, equity income, other non-operating items, special items, depreciation and amortization).

Distribution agreement renewals. The company repriced approximately 35 percent of its paid subscribers.

Debt refinancing and paydown. Executed nearly $1.6 billion in refinancings to lower interest expense, extend maturities and increase capital flexibility; reduced net leverage to 3.95x.

Reconciliations of the following non-GAAP financial measures to the Company’s results as reported under accounting principles generally accepted in the United States may be found in the Company’s Form 10-K, filed March 1, 2021: adjusted EBITDA – page 33.

iv	|	2021 PROXY STATEMENT

2021 Proxy Statement Summary: Voting Matters and Board Recommendations

Voting Matters and Board Recommendations

Voting Matter		Voting Standard	Board Vote Recommendation	See Page

Proposal 1	Election of Directors	Twelve nominees receiving greatest number of votes cast	FOR ALL NOMINEES LISTED ON THE GOLD PROXY CARD	1

Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of the shares of common stock present in person or represented by proxy.	FOR	23

Proposal 3	Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers	Majority of the votes that could be cast by the shareholders present in person or represented by proxy.	FOR	62

Proposal 4	Approval of a Company proposal regarding Elimination of Supermajority Voting Provisions	80% of the voting power of the Company’s outstanding shares of capital stock entitled to vote generally in the election of directors.	FOR	63

You may receive solicitation materials from Standard General, including a White proxy card. Our Board of Directors does not endorse any of the Standard General nominees and unanimously recommends that you not sign or return the White proxy card sent to you by Standard General. If you previously have signed a White proxy card sent to you by Standard General, you can revoke it by using the enclosed GOLD proxy card to vote by Internet or by telephone, or by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided. Only your last dated proxy will count.

2021 PROXY STATEMENT	|	v

2021 Proxy Statement Summary: Snapshot of 2021 Director Nominees

Snapshot of 2021 Director Nominees

Director Nominees

The Board of Directors has nominated the director candidates below. All director nominees have stated that they are willing to serve if elected. Personal information about each director nominee is available beginning on page 2 of this Proxy Statement.

Name & Principal Occupation	Age	Director Since	Diversity[1] Identifier	Status	Committee Memberships

Gina L. Bianchini Founder and CEO, Mighty Networks	48	2018	W	Independent	Nominating and Governance

Howard D. Elias Chair of TEGNA; President, Services and Digital, Dell Technologies	63	2008	W	Independent	Executive (Chair); Leadership Development and Compensation

Stuart J. Epstein Chief Financial Officer, DAZN Group	58	2018	W	Independent	Audit (financial expert)

Lidia Fonseca EVP and Chief Digital and Technology Officer, Pfizer Inc.	52	2014	L	Independent	Audit; Leadership Development and Compensation

Karen H. Grimes Retired Partner, Senior Managing Director and Equity Portfolio Manager, Wellington Management Company	64	2020	W	Independent	Audit (financial expert)

David T. Lougee President and CEO, TEGNA Inc.	62	2017	W	Executive	Executive

Scott K. McCune Founder, MS&E Ventures; Former Vice President of Global Media and Integrated Marketing, The Coca-Cola Company	64	2008	W	Independent	Audit; Executive; Leadership Development and Compensation (Chair)

Henry W. McGee Senior Lecturer, Harvard Business School; Former President, HBO Home Entertainment	68	2015	B	Independent	Executive; Nominating and Governance (Chair); Public Policy and Regulation

Susan Ness Principal, Susan Ness Strategies; Former FCC Commissioner	72	2011	W	Independent	Executive; Nominating and Governance; Public Policy and Regulation (Chair)

Bruce P. Nolop Retired CFO, E*Trade Financial Corporation	70	2015	W	Independent	Audit (financial expert) (Chair); Executive

Neal Shapiro President and CEO, public television company WNET	63	2007	W	Independent	Nominating and Governance; Public Policy and Regulation

Melinda C. Witmer Founder, LookLeft Media; Former Executive Vice President, Chief Video & Content Officer; Time Warner Cable	59	2017	W	Independent	Leadership Development and Compensation; Public Policy and Regulation

[1]	B – Black or African American; L – Latino; W – White or Caucasian.

vi	|	2021 PROXY STATEMENT

2021 Proxy Statement Summary: Information About Directors

Information About Directors

Our Board members have a diverse set of qualifications, skills and experiences and also reflect diversity of age, tenure, gender and race/ethnicity. The Board regularly evaluates its composition to ensure that the skills and experience of the directors as a whole enhance the ability of the Board to provide independent oversight of management as they execute on strategic initiatives to create sustainable stockholder value.

Since 2017, the Company has undergone a Board refreshment process to ensure our directors’ expertise aligns with TEGNA’s strategic evolution. During this period, we added four independent directors with deep expertise in media, technology, social/digital, and capital markets and transactional experience, supplementing the existing skills and experience of our Board. In late 2020, the Nominating and Governance Committee also retained an executive search firm to assist it in building a diverse pipeline of potential Board members.

Gender Diversity	Racial & Ethnic Diversity

Age	Tenure

2021 PROXY STATEMENT	|	vii

2021 Proxy Statement Summary: Information About Directors

Director Skills Matrix

See the director nominee biographies beginning on Page 2 of this Proxy Statement for further detail. The absence of a “●” for a particular skill does not mean that the director does not possess that qualification, skill, or experience. We look to each director to be knowledgeable in these areas; however, the mark indicates that the item is a particularly prominent qualification, skill or experience that the director brings to the Board.

viii	|	2021 PROXY STATEMENT

2021 Proxy Statement Summary: Corporate Governance Highlights

Corporate Governance Highlights

Board and Governance Practices

▶ 11 of 12 directors are independent

▶ Board gender diversity – 5 female directors (42% of Board)

▶ All Standing Board Committees are fully independent: Audit, Leadership Development and Compensation, Nominating and Governance, Public Policy and Regulation

▶ Independent Board Chair enhances oversight of management

▶ All directors stand for election annually

▶  One-vote-per-share capital structure with all shareholders entitled to vote for director nominees

▶ Majority voting standard for uncontested director elections with a director resignation policy

▶ No shareholder rights plan (poison pill) in place

▶ Annual review by the Board of TEGNA’s major risks with certain oversight delegated to Board committees

▶ Clear CEO and executive officer succession plan

Board Refreshment and Evaluation

▶ Ongoing board refreshment process that has resulted in our Board adding 4 independent directors since 2017, the transition of the Board Chair role in 2018 and a low average tenure of our existing directors

▶  Robust director nominee selection process

▶  Annual board performance evaluation

Social Responsibility Practices

▶ Public Policy and Regulation Committee provides independent oversight of sustainability, environmental matters and social responsibility

▶ Enhanced reporting of environmental, social and governance (“ESG”) disclosures, including adoption of the SASB Media and Entertainment framework

▶ Announced that we will be conducting a Task Force on Climate Related Financial Disclosures (TCFD) gap analysis in order to develop goals and set action plans for Scope 1 and Scope 2 greenhouse gas emissions

▶ Focus on diversity and inclusion initiatives, including appointing a new Chief Diversity Officer

▶ The Board adopted specific areas of oversight for each Board committee regarding how the Company approaches diversity

▶ We have established multi-year goals to increase Black, Indigenous and People of Color representation in content teams, news leadership and management roles

Executive Compensation Practices

▶ A significant percentage of the compensation we provide to our NEOs is performance-based.

▶ Maximum annual bonus payouts and performance share payouts are capped at 200% of target.

▶ Compensation recoupment (“clawback”) policy covering restatements and misconduct applicable to all current and former executive officers

▶ Hedging and pledging of TEGNA securities by TEGNA employees and directors is prohibited

▶ All new change-in-control arrangements are “double trigger”

Shareholder Engagement

▶ TEGNA maintains a long-standing shareholder engagement program, involving year-round active dialogue and the participation of its independent directors; shareholder feedback is shared with the full Board

▶ During 2020 and early 2021, the Company actively reached out to shareholders representing, in the aggregate, approximately 54% of our outstanding shares in order to understand their viewpoints concerning a variety of topics

▶ Several changes implemented in response to feedback gathered during shareholder engagement in recent years, including adoption of proxy access, changes to executive compensation program and enhancements to ESG reporting

Director Engagement

▶ 8 full Board meetings in 2020; overall attendance at all of the meetings of the Board and Board committees was 95%

▶ Frequent meetings of non-management directors in executive session without any TEGNA officer present (5 in 2020)

▶ Directors prohibited from serving on more than 3 other public company boards

2021 PROXY STATEMENT	|	ix

2021 Proxy Statement Summary: Questions and Answers about the Proxy Materials and Annual Meeting

Questions and Answers about the

Proxy Materials and Annual Meeting

Why am I receiving these proxy materials?

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2021 Annual Meeting of Shareholders to be held virtually on May 7, 2021 at 8:00 a.m. ET. This Proxy Statement furnishes you with the information you need to vote, whether or not you attend the Annual Meeting.

What items will be voted on at the annual meeting?

Shareholders will vote on the following items if each is properly presented at the Annual Meeting.

		TEGNA Board’s Recommendation	More Information (Page No.)

Proposal 1	Election of Directors	FOR ALL NOMINEES LISTED ON THE GOLD PROXY CARD	1

Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	23

Proposal 3	Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers	FOR	62

Proposal 4	Approval of a Company proposal regarding Elimination of Supermajority Voting Provisions	FOR	63

What are the Board’s voting recommendations on each item?

Your Board of Directors recommends that you vote FOR ALL the nominees listed in Proposal 1 and FOR Proposals 2 through 4 using the enclosed GOLD proxy card or voting instruction form. Due to ongoing delays in the postal system, we are encouraging all shareholders to vote electronically—by Internet or by telephone—whenever possible. The Board of Directors urges you not to sign, return or vote any WHITE proxy card that may be sent to you by Standard General, even as a protest vote, as only your latest-dated proxy card will be counted. If you have previously voted using a proxy card sent to you by Standard General, you can revoke it at any time prior to the annual meeting by voting using the enclosed GOLD proxy card.

Have other candidates been nominated for election as directors at the Annual Meeting in opposition to the Board’s nominees?

Yes. Standard General, a Company shareholder, has notified us that it intends to nominate four persons for election as directors to the Board at the Annual Meeting. You may receive solicitation materials from Standard General, including a proxy statement and a WHITE proxy card. The Board does not endorse any Standard General nominee and unanimously recommends that you vote “FOR” the election of all twelve nominees proposed by the Board using the GOLD proxy card or voting instruction form. The Board strongly urges you not to sign or return any WHITE proxy card sent to you by Standard General. If you have previously submitted a WHITE proxy card sent to you by Standard General, you can vote for our Board’s nominees by using the enclosed GOLD proxy card or voting instruction form which will automatically revoke your prior proxy. Any later-dated WHITE proxy card that you may send to Standard General will revoke your proxy, including GOLD proxies that

x	|	2021 PROXY STATEMENT

2021 Proxy Statement Summary: Questions and Answers about the Proxy Materials and Annual Meeting you have voted FOR our Board’s nominees, and we strongly urge you not to vote using any WHITE proxy cards sent to you by Standard General. Only the latest-dated, validly executed proxy that you submit will be counted.

What must I do if I want to attend the Annual Meeting?

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to shareholders of the Company as of the close of business March 12, 2021, which is the record date for the Annual Meeting (the “Record Date”), and guests of the Company. You will not be able to attend the Annual Meeting in person at a physical location. In order to attend the virtual meeting, you will need to pre-register by 5:00 p.m. Eastern Time on May 6, 2021. To pre-register for the meeting, please follow these instructions:

•

Shareholders of Record. Shareholders of record as of the Record Date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/tgna21_vm. Please have your proxy card, or Notice, containing your control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 5:00 p.m., Eastern Time, on May 6, 2021.

•

Beneficial Owner of Shares Held in Street Name. Shareholders whose shares are held through a broker, bank or other nominee as of the Record Date may register to participate in the Annual Meeting remotely by visiting the website: www.cesonlineservices.com/tgna21_vm. Please have your Voting Instruction Form, Notice, or other communication containing your control number available and follow the instructions to complete your registration request. After registering, stockholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 5:00 p.m., Eastern Time, on May 6, 2021.

Who may vote at the Annual Meeting?

If you owned Company stock at the close of business on the Record Date, then you may attend and vote online during the virtual Annual Meeting. You will need to follow the instructions set forth above in order to register for the Annual Meeting.

If you hold shares through a bank, broker, or other intermediary, you must provide a valid legal proxy, executed in your favor, from the holder of record if you wish to vote those shares at the Annual Meeting. Otherwise, as a beneficial shareholder, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the proxy materials you receive from your broker, bank, or other nominee in order for your shares to be voted by such nominee on your behalf. A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. In uncontested situations, under NYSE rules, brokers are permitted to exercise discretionary voting authority on “routine” matters, but beneficial shareholders must provide voting instructions with respect to non-routine matters. However, the rules of the NYSE governing brokers’ discretionary authority do not permit brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting, whether “routine” or not, in contested elections where brokers provide competing proxy materials. Therefore, and subject to brokers providing such competing materials to beneficial owners, your broker would not have the authority to vote on any item considered at the Annual Meeting without your instruction.

Participants in the TEGNA 401(k) Saving Plan may not vote their plan shares by ballot at the Annual Meeting. For additional information on voting of plan shares held in the TEGNA 401(k) Savings Plan, see the question entitled “How do I vote my shares in the Company’s Dividend Reinvestment and 401(k) Plans?” on page xiii below.

At the close of business on the Record Date, we had approximately 220,626,646 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each proposal.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum to conduct business. Shares held by an intermediary, such as a banker or a broker, that are

2021 PROXY STATEMENT	|	xi

2021 Proxy Statement Summary: Questions and Answers about the Proxy Materials and Annual Meeting voted by the intermediary on any or all matters will be treated as shares present for purposes of determining the presence of a quorum. Abstentions and any broker non-votes (defined above) will be counted for the purpose of determining the existence of a quorum.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

•

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and the proxy materials are being sent directly to you by the Company.

•

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your bank, broker or other intermediary. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Company shares, how do I vote?

If you are a shareholder of record, you may vote by proxy via the Internet or by telephone by following the instructions provided in the enclosed proxy card. You may also vote by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. However, due to ongoing delays in the postal system, we are encouraging shareholders to vote electronically—by telephone or by Internet—whenever possible.

Shareholders of record may also attend the Annual Meeting and vote in person by ballot.

Even if you currently plan to attend the Annual Meeting, we encourage you to vote by proxy TODAY to ensure that your shares are represented at the Annual Meeting. Your vote by ballot at the Annual Meeting will revoke any proxies previously submitted.

If I am a beneficial owner of shares held in street name, how do I vote?

As described above, as a beneficial shareholder, you may vote by proxy by following the instructions provided to you by your bank, broker or other intermediary on the voting instruction form. You must provide your voting instructions to your broker, bank, or other nominee by the deadline provided in the proxy materials you receive from your broker, bank, or other nominee in order for your shares to be voted. Due to ongoing delays in the postal system, we are encouraging shareholders to vote electronically—by telephone or by Internet—whenever possible.

If you are a beneficial owner of shares held in street name and you wish to attend the Annual Meeting and vote by ballot, you will need to provide a legal proxy, in PDF or Image file format, from the organization that holds your shares giving you the right to vote your shares.

Will I be able to ask questions at the Annual Meeting?

Questions submitted during the Annual Meeting pertinent to meeting matters will be answered during the meeting, subject to time constraints. Additional information regarding the ability of shareholders to ask questions during the Annual Meeting will be included in the rules of conduct that will be available on the virtual Annual Meeting website.

Can I change or revoke my vote?

Yes. If you deliver a proxy by mail, by telephone or via the Internet, you have the right to revoke your proxy in writing (by mailing another proxy bearing a later date), by phone (by another call at a later time), via the Internet (by voting online at a later time), by attending the virtual Annual Meeting and voting by ballot, or by notifying the Company before the Annual Meeting that you want to revoke your proxy. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote by ballot if you decide to attend the Annual Meeting.

xii	|	2021 PROXY STATEMENT

2021 Proxy Statement Summary: Questions and Answers about the Proxy Materials and Annual Meeting

In addition, if you have already voted using the White proxy card, you can revoke that proxy and vote for our Board’s nominees by using the enclosed GOLD proxy card or voting instruction form. Only the latest-dated, validly executed proxy that you submit will be counted.

What are the votes required to adopt the proposals?

Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the director nominees and one vote on each other matter. The director nominees will be elected by the vote of a plurality of the votes cast at the Annual Meeting. The “plurality of votes cast” means that the twelve director nominees receiving the greatest number of “FOR” votes cast will be elected. Ratification of the selection of our independent registered public accounting firm and the non-binding advisory vote to adopt the resolution to approve the Company’s executive compensation program described in this Proxy Statement requires the affirmative vote of the majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting. Approval of the binding Company proposal to eliminate supermajority voting provisions requires the affirmative vote of the holders of eighty percent (80%) of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors. Abstentions, if any, will have no effect on the election of any director, but will have the same effect as votes “against” each of the other three proposals.

How do I vote my shares in the Company’s Dividend Reinvestment and 401(k) Plans?

If you participate in the Company’s Dividend Reinvestment Plan, your shares of stock in that plan can be voted in the same manner as shares held of record. If you do not give instructions, your shares held in the Dividend Reinvestment Plan will not be voted. If you participate in the TEGNA 401(k) Savings Plan (the “401(k) Plan”), only the trustee for the 401(k) Plan may vote the shares on your behalf. Please direct the trustee(s) how to vote your shares by using the enclosed voting instruction form. All shares in the 401(k) Plan for which no instructions are received will be voted in the same proportion as instructions provided to the trustee by other 401(k) Plan participants.

How do I submit a shareholder proposal or nominate a director for election at the 2022 Annual Meeting?

To be eligible for inclusion in the proxy materials for the Company’s 2022 Annual Meeting, a shareholder proposal must be submitted in writing to TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, Attn: Secretary and must be received by November 26, 2021. A shareholder who wishes to present a proposal or nomination at the Company’s 2022 Annual Meeting, but who does not request that the Company solicit proxies for the proposal or nomination, must submit the proposal or nomination to the Company at the same address no earlier than January 7, 2022 and no later than January 27, 2022. The Company’s By-laws require that any proposal or nomination must contain specific information in order to be validly submitted for consideration.

Can shareholders and other interested parties communicate directly with our Board?

Yes. The Company invites shareholders and other interested parties to communicate directly and confidentially with the full Board of Directors, the Chair of the Board or the non-management directors as a group by writing to the Board of Directors, the Chair or the Non-Management Directors, TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

How can I obtain a shareholder list?

We will make available a list of shareholders of record as of the Record Date for inspection by shareholders for any purpose germane to the 2021 Annual Meeting from April 27 through May 7, 2021 at our headquarters located at 8350 Broad Street, Tysons, VA 22102. Due to the fact that the normal business hours of our headquarters have been affected due to the

2021 PROXY STATEMENT	|	xiii

2021 Proxy Statement Summary: Questions and Answers about the Proxy Materials and Annual Meeting

COVID-19 pandemic, if you wish to inspect the list, please submit your request, along with proof of ownership, by email to shareholderlist@tegna.com. The list will also be available electronically on the meeting website during the live webcast of the 2021 Annual Meeting.

How can I obtain a copy of the Company’s 2020 Annual Report?

A copy of our 2020 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, accompanies this Proxy Statement. If you need additional copies, please contact the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated TOLL-FREE at 1(877) 687-1865 (from the U.S. and Canada), or +1(412) 232-3651 (from other countries).

You may also obtain a copy without charge by writing to: TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, Attn: Secretary. Our 2020 Annual Report and 2020 Form 10-K are also available through the Company’s website at www.tegna.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

How can I obtain an additional proxy card or voting instruction form?

If you lose, misplace, or otherwise need to obtain a proxy card or voting instruction form:

•

If you are a shareholder of record, please contact Innisfree M&A Incorporated, the Company’s proxy solicitor, toll free at (877) 687-1865 (from the U.S. and Canada) or +1(412) 232-3651 (from other countries); or

•	If you are the beneficial owner of shares held indirectly through a broker, bank, or other nominee, contact your account representative at that organization.

What happens if the meeting is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted. See “Can I change or revoke my vote?” above.

Who pays for the cost of proxy preparation and solicitation?

Our Board is responsible for the solicitation of proxies for the Annual Meeting. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders.

In addition, our directors, officers, and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation. Appendix A sets forth information relating to certain of our directors, officers and employees who are considered “participants” in this proxy solicitation under the rules of the SEC by reason of their positions or because they may be soliciting proxies on our behalf.

If you have questions about how to vote your shares or need

additional copies of the proxy materials, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call:

1(877) 687-1865 (toll-free from the U.S. and Canada), or

+1(412) 232-3651 (from other countries)

Banks & Brokers may call:

(212) 750-5833 (collect)

xiv	|	2021 PROXY STATEMENT

2021 Proxy Statement Summary: Background of the Solicitation

Background of the Solicitation

During the 2020 proxy season, Standard General engaged in an unsuccessful campaign to replace five members of the Board and have shareholders elect five Standard General-selected nominees—including Soohyung Kim, Standard General’s managing partner, and Colleen B. Brown—to the Board of Directors, the background for which is presented in our proxy statement for the Company’s 2020 annual meeting of shareholders (the “2020 Annual Meeting”). Standard General’s 2020 slate of nominees also included Mr. Lawrence Wert, whose nomination was subsequently withdrawn due to conflicts of interest caused by a publicly available non-compete covenant in his existing employment agreement with Tribune Media Company that would have restricted his service on the Board, which Standard General failed to diligence prior to his nomination.

Immediately after the conclusion of the 2020 Annual Meeting, Howard D. Elias, the Chair of the Board, reached out to Mr. Kim to emphasize the Company’s desire to have a constructive relationship with Standard General as it seeks to have with all its shareholders. Shortly thereafter, Dave Lougee, the President and Chief Executive Officer of the Company, and Mr. Elias had a call with Mr. Kim to reiterate this desire.

On June 4, 2020, Standard General filed with the SEC Amendment No. 6 to the beneficial ownership report on Schedule 13D (the “Schedule 13D”) relating to its interest in the Company, reporting beneficial ownership of 9.9% of the Company’s outstanding common stock, a reduction from the 11.8% beneficial ownership previously reported on April 24, 2020. The reduction resulted from Standard General’s irrevocable waiver and cancellation of its rights with respect to swap transactions covering an aggregate of 4,000,000 shares of the Company’s outstanding common stock, pursuant to which Standard General elected to have the swap counterparty deliver to Standard General shares of the Company’s common stock upon settlement or exercise of such swap transaction. On June 11, 2020, Standard General filed with the SEC Amendment No. 7 to the Schedule 13D, reporting a further decrease in its beneficial ownership of the Company’s outstanding common stock to 8.1% as a result of sales of the Company’s common stock and cash settlement of certain cash swap transactions.

Following the 2020 Annual Meeting, the Company continued to engage with shareholders on its business, corporate strategies and initiatives, corporate performance and prospects and various governance enhancements, including soliciting shareholder input on ESG matters, human capital management, diversity and inclusion and executive compensation. The Company’s initiatives with respect to such matters are discussed in more depth elsewhere in this Proxy Statement. In 2020, the Company appointed a Chief Diversity Officer to partner with organizational leaders to develop and execute the Company’s diversity strategy, launched a Diversity & Inclusion Working Group and established multi-year diversity and inclusion goals. In addition, the Board adopted specific areas of oversight to strengthen accountability on diversity for each of the Leadership Development and Compensation, Nominating and Governance, Public Policy and Regulatory and Audit Committees of the Board. The Company also decided to submit for shareholder approval a Board-recommended proposal to eliminate the supermajority voting provisions in the Company’s organizational documents. The Company continued to focus on its operations and delivering substantial value to shareholders, achieving record total revenue, political advertising revenue, subscription revenue and net income in 2020, which exceeded full-year 2020 guidance provided prior to the COVID-19 pandemic for all key financial metrics.

As part of its shareholder engagement efforts, representatives of the Company made several attempts to engage with Standard General, including seeking to schedule individual meetings with Standard General to solicit suggestions and feedback on the Company’s operations and strategic plan, given that Standard General remained a significant shareholder of the Company. Aside from a telephonic meeting in August 2020 regarding the Company’s earnings for the second quarter ended June 30, 2020, where Mr. Kim stated that the Company should consider making a large acquisition in an adjacent business, Standard General did not elect to engage with the Company on these meetings. In fact, in early January 2021, Mr. Elias and Mr. Lougee sent a year-end shareholder letter to all of the Company’s large shareholders, including Mr. Kim. Mr. Kim responded to the letter, indicating that he would contact Mr. Lougee the following week, but never did.

On January 19, 2021, two days before the expiration of the advance notice period for shareholder nominations in connection with the 2021 Annual Meeting under the Company’s by-laws (the “Nomination Period”), a representative of Fried, Frank, Harris, Shriver & Jacobson LLP, Standard General’s outside counsel (“Fried Frank”), contacted Akin S. Harrison, Senior Vice President, General Counsel and Secretary of the Company, and asked for various shareholder nominee materials, including a directors’ and officers’ questionnaire and representation agreement, noting that Standard General had not yet decided whether to nominate candidates but wanted the materials in case it chose to do so. In sending these nomination documents to

2021 PROXY STATEMENT	|	xv

2021 Proxy Statement Summary: Background of the Solicitation

Standard General’s counsel, Mr. Harrison reiterated that the Company had previously invited Standard General to meet with the Company and that the Company was still willing to do so.

On January 20, 2021, the last day of the Nomination Period, Standard General submitted a notice of nomination of four nominees—Ms. Brown, Adonis Hoffman, Carlos Salas and Elizabeth Tumulty—for election to the Board at the 2021 Annual Meeting. As noted above, prior to its notice of nomination, Standard General never indicated it would be nominating director candidates at the 2021 Annual Meeting, and none of these nominees were previously identified to the Company.

On January 21, 2021, Standard General filed with the SEC Amendment No. 8 to the Schedule 13D, reporting beneficial ownership of 7.6% of the Company’s outstanding common stock and the submission of its notice of nomination to the Company.

Immediately after, and in light of, the receipt of Standard General’s notice of nomination and the filing of Amendment No. 8, Mr. Elias sent an email to Mr. Kim requesting a telephonic meeting, which request was not answered. The Company continued to follow up on such request, and after repeated attempts, Mr. Kim responded two weeks after Mr. Elias’ invitation to meet, indicating that he would not be available for a meeting, but Amit Thakrar, an analyst who was “running point” on Standard General’s investment in the Company, would attend such meeting.

On February 11, 2021, Mr. Elias and Mr. Lougee met telephonically with Mr. Thakrar to discuss Standard General’s investment thesis for the Company, its rationale for nominating directors to the Board and the selection process for such nominees. Aside from a comment that the Company improve its shareholder nominee interview and evaluation process, Mr. Thakrar was unable to provide further information regarding the purpose of the nomination notice or Standard General’s plans with respect to the 2021 Annual Meeting. Mr. Thakrar did not articulate concerns or make any suggestions with respect to the Company’s operations or strategic plans.

Following receipt of the notice of nominations, the Board and the Nominating and Governance Committee of the Board (the “Committee”) determined to consider and review each of the proposed nominees and conduct interviews of each candidate. The Committee also determined to request that Russell Reynolds Associates (“Russell Reynolds”), who had previously been engaged in connection with Board development efforts, also review and interview each candidate directly to further enhance the Committee’s assessment of the nominations.

Beginning on February 25, 2021, at the request of the Board and the Committee, Russell Reynolds sought to perform background checks on each of Standard General’s nominees. In addition, Russell Reynolds also interviewed Standard General’s candidates and, where available, their references.

Between February 23 and March 1, 2021, members of the Committee and the Board interviewed and evaluated each of Standard General’s nominees except Mr. Hoffman, whose scheduled interview was subsequently postponed at Mr. Hoffman’s request. Mr. Hoffman asked that his interview and background check be postponed while he considered whether he had actual or potential conflicts that could interfere with service on the Board and whether he wished to move forward with his nomination.

On March 2, 2021, Standard General filed with the SEC Amendment No. 9 to the Schedule 13D, reporting an increase in its beneficial ownership of the Company’s outstanding common stock to 9.2% as a result of purchases of the Company’s common stock in connection with the settlement of certain swap agreements in respect of the Company’s common stock in cash and common stock.

On March 4, 2021, Standard General filed with the SEC Amendment No. 10 to the Schedule 13D, reporting that Mr. Hoffman informed Standard General that he had chosen to withdraw from consideration as a nominee. Mr. Hoffman also sent a letter to the Board on the same day, apprising the Board that he was withdrawing his candidacy due to conflicts of interest as well as discomfort in working with Mr. Lougee due to an incident in 2014 in which he said Mr. Lougee mistook him for a hotel car valet after an industry event that they had both attended.

Also on March 4, 2021, the Board and the Committee each concluded that none of the Standard General nominees would provide the Board with experience or industry expertise that it didn’t already possess. The Board of Directors determined, upon the recommendation of the Committee, that the appointment of each of Standard General’s nominees would not be in the best interest of the Company’s shareholders. Mr. Elias notified Standard General of the Board’s conclusion on March 10, 2021.

xvi	|	2021 PROXY STATEMENT

2021 Proxy Statement Summary: Background of the Solicitation

Immediately after receipt of Mr. Hoffman’s letter, the Board commenced an inquiry into the 2014 incident and Mr. Lougee’s conduct, including through meetings and interviews between Mr. Lougee and Mr. Harrison, Mr. Elias, the full Board and representatives of Ropes & Gray LLP, who was engaged by the Company to conduct such inquiry. In addition, Jeffery Newman, the Chief Human Resources Officer of the Company, completed a full review of Mr. Lougee’s personnel file. The Board did not uncover any further allegations or evidence of similar conduct by Mr. Lougee.

On March 8, 2021, Standard General sent a letter to the Board, stating that Mr. Hoffman had shared with them an account of the 2014 incident, which purported to reveal “Mr. Lougee’s deeply-ingrained racial biases,” and asking that the Board promptly engage in an investigation into Mr. Lougee’s conduct and his behavior towards other members of minority groups. Also on March 8, 2021, the Company issued a letter to its stakeholders from the Chairman of the Board and the Chairman of the Committee, on behalf of the Board, and an e-mail communication to its employees from Mr. Lougee regarding these matters.

On March 9, 2021, Standard General filed with the SEC Amendment No. 11 to the Schedule 13D, reporting a decrease in its beneficial ownership of the Company’s outstanding common stock to 7.9% as a result of sales of the Company’s common stock.

On March 16, 2021, the Company received a demand from Standard General to inspect its shareholder list materials pursuant to Section 220 of the Delaware General Corporation Law, as amended (the “220 Demand”). On March 19, 2021, the Company provided Standard General with its response to the 220 Demand.

On March 17, 2021, Standard General filed with the SEC Amendment No. 12 to the Schedule 13D, reporting a decrease in its beneficial ownership of the Company’s outstanding common stock to 7.0% as a result of sales of the Company’s common stock.

Also on March 17, 2021, Standard General filed its preliminary proxy statement for the 2021 Annual Meeting.

Subsequently, Standard General sent further communications to the Company, including a letter to the Board, which it also issued as a press release and filed as soliciting material with the SEC, relating to diversity, equity and inclusion-related matters and the 2014 incident concerning Mr. Hoffman.

2021 PROXY STATEMENT	|	xvii

Proposal 1—Election of Directors

(Proposal 1 on the proxy card)

Your Board of Directors

The Board of Directors is currently composed of twelve directors. The Board of Directors held eight meetings during 2020. Each director attended at least 95% of the meetings of the Board and its committees on which he or she served that were held during the period for which he or she served as a director or committee member, as applicable, during 2020. All directors then serving on the Board virtually attended the 2020 Annual Meeting in accordance with the Company’s policy that all directors attend the Annual Meeting, except for Ms. Bianchini, due to a scheduling error. Ms. Bianchini has attended all other annual meetings since joining the Board in 2018.

Nominees elected to our Board at the 2021 Annual Meeting will serve one-year terms expiring at the Company’s 2022 Annual Meeting of Shareholders. The Board, upon the recommendation of its Nominating and Governance Committee, has nominated the following individuals: Gina L. Bianchini, Howard D. Elias, Stuart J. Epstein, Lidia Fonseca, Karen H. Grimes, David T. Lougee, Scott K. McCune, Henry W. McGee, Susan Ness, Bruce P. Nolop, Neal Shapiro and Melinda C. Witmer. The Board believes that each of the nominees will be available and able to serve as a director. Each of the nominees has consented to being named in this Proxy Statement and to serve on the Board, if elected. If any nominee becomes unable or unwilling to serve, the Board may do one of three things: recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

Under the Company’s By-laws, the 2021 director nominees will be elected by the vote of a plurality of the votes cast at the Annual Meeting. The “plurality of votes cast” means that the twelve director nominees receiving the greatest number of “FOR” votes cast will be elected.

The Company’s Board of Directors unanimously recommends that you use the GOLD proxy card to vote “FOR” the election of each of the Board’s nominees to serve as directors of the Company until the Company’s 2022 Annual Meeting and until their successors are elected and qualified. The Board does not endorse any Standard General nominee.

The Board strongly urges you not to sign or return any White proxy card sent to you by Standard General. If you have previously submitted a White proxy card sent to you by Standard General, you can vote for the Board’s nominees and on the other matters to be voted on at the Annual Meeting by using the enclosed GOLD proxy card or voting instruction form, which will automatically revoke your prior proxy.

In addition to the information set forth below, Appendix A sets forth information relating to the Company’s directors, the Board’s nominees for election as directors and certain of the Company’s officers who are considered “participants” in our solicitation under the rules of the SEC by reason of their positions as directors, nominees or because they will be soliciting proxies on our behalf.

Board Leadership Structure

Our Board regularly reviews the Company’s Board leadership structure, how the structure is functioning and whether the structure continues to be in the best interest of our shareholders. Our Board has determined that having an independent director serve as the Chair of the Board is currently the best leadership structure for the Company. Separating the positions of Chair and CEO allows the CEO to focus on executing the Company’s strategic plan and managing the Company’s operations and performance and permits improved communications between the Board, the CEO and other senior leaders of the Company.

2021 PROXY STATEMENT	|	1

Proposal 1—Election of Directors: Information about the TEGNA Nominees

The duties of the Chair of the Board include:

•	presiding over all meetings of the Board and all executive sessions of non-management directors;

•

serving as liaison on Board-wide issues between the CEO and the non-management directors, although Company policy also provides that all directors shall have direct and complete access to the CEO at any time as they deem necessary or appropriate, and vice versa;

•	in consultation with the CEO, reviewing and approving Board meeting schedules, agendas and materials;

•	calling meetings of the non-management directors, if desired; and

•	being available when appropriate for consultation and direct communication if requested by shareholders.

The TEGNA Nominees

The following director nominees are currently serving on the Board and have been nominated by the Board on the unanimous recommendation of the Nominating and Governance Committee to stand for re-election at the Company’s 2021 Annual Meeting for a one-year term. The principal occupation and business experience of each TEGNA nominee, including the reasons the Board believes each of them should be re-elected to serve another term on the Board, are described below.

The Board of Directors recommends that shareholders “FOR” each of the TEGNA nominees by following the voting instructions contained on the enclosed GOLD proxy card.

Gina L. Bianchini Founder and CEO, Mighty Networks Age: 48 Director since: 2018	TEGNA Committees: • Nominating and Governance Other Public Company Directorships: • Empower Limited

Professional Experience:

Ms. Bianchini is Founder and Chief Executive Officer of Mighty Networks, a position she has held since September 2010. She served as Chief Executive Officer of Ning, Inc. from 2004 to March 2010 and Co-founder and President of Harmonic Networks from March 2000 to July 2003. Ms. Bianchini also served as a director of Scripps Networks Interactive, Inc. through 2018.

Qualifications and Strategy-Related Experience:

•	Expertise, vision and creativity in the rapidly evolving world of digital media
•	Deep knowledge of social media and community building technology platforms
•	Experience with oversight of acquisitions, equity investments, and investor relations
•	Significant digital and start-up experience

2	|	2021 PROXY STATEMENT

Proposal 1—Election of Directors: Information about the TEGNA Nominees

Howard D. Elias Chair of TEGNA; Chief Customer Officer and President, Services and Digital, Dell Technologies Age: 63 Director since: 2008	TEGNA Committees: • Executive (Chair) • Leadership Development and Compensation

Professional Experience:

Mr. Elias was named the Chair of TEGNA in April 2018 and is President, Services and Digital, of Dell Technologies, a position he has held since September 2016. Prior to that, he served as President and Chief Operating Officer, EMC Global Enterprise Services from January 2013 to September 2016 and was President and Chief Operating Officer, EMC Information Infrastructure and Cloud Services from September 2009 to January 2013. From October 2015 through September 2016, Mr. Elias was also responsible for leading the development of EMC Corporation’s integration plans in connection with its transaction with Dell Inc. Previously, Mr. Elias served as President, EMC Global Services and Resource Management Software Group; Executive Vice President, EMC Corporation from September 2007 to September 2009; and Executive Vice President, Global Marketing and Corporate Development, at EMC Corporation from October 2003 to September 2007.

Qualifications and Strategy-Related Experience:

•	Extensive operational, managerial, and leadership experience in cloud computing, supply chain management, marketing, corporate development and global customer support
•	Experience overseeing M&A, new business development and incubation, and integration of acquisitions
•	Comprehensive global business and management experience in information technology

Stuart J. Epstein Chief Financial Officer, DAZN Group Age: 58 Director since: 2018	TEGNA Committees: • Audit

Professional Experience:

Mr. Epstein is Chief Financial Officer of DAZN Group, a position he has held since September 2018. Previously, he was Senior Advisor, Evolution Media, from October 2017 to January 2018. He served as Co-Managing Partner of Evolution Media from September 2015 to September 2017 and Executive Vice President and Chief Financial Officer of NBCUniversal from September 2011 to April 2014. Prior to that, Mr. Epstein held various senior positions during his 23 years at Morgan Stanley, including Managing Director and Global Head of the Media & Communications Group within the investment banking division.

Qualifications and Strategy-Related Experience:

•	Extensive knowledge of media, technology and capital markets
•	Deep transactional experience with complex deals involving a range of constituencies
•	Experience in overseeing local broadcast television stations
•	Significant expertise in overseeing strategic business initiatives

2021 PROXY STATEMENT	|	3

Proposal 1—Election of Directors: Information about the TEGNA Nominees

Lidia Fonseca EVP and Chief Digital and Technology Officer, Pfizer Inc. Age: 52 Director since: 2014	TEGNA Committees: • Audit • Leadership Development and Compensation

Professional Experience:

Ms. Fonseca is Executive Vice President and Chief Digital and Technology Officer of Pfizer Inc., a position she has held since January 2019. Prior to that she served as Chief Information Officer and Senior Vice President of Quest Diagnostics from April 2014 to December 2018. Previously, Ms. Fonseca served as Chief Information Officer and Senior Vice President of Laboratory Corporation of America (LabCorp) from 2008 to 2013. She was named a Healthcare Transformer by Medical, Marketing & Media in 2019 and in 2017 she received the Forbes CIO Innovation Award recognizing CIOs who lead revenue enhancing innovation efforts.

Qualifications and Strategy-Related Experience:

•	Significant expertise in overseeing strategic transformations
•	Experience leading information technology operations
•	Deep knowledge of data analytics, automation, supply chain management and information technology
•	Experience developing and implementing digital strategies across organizations

Karen H. Grimes Retired Partner, Senior Managing Director and Equity Portfolio Manager, Wellington Management Company Age: 64 Director since: 2020	TEGNA Committees: • Audit Other Public Company Directorships: • Toll Brothers, Inc.

Professional Experience:

Ms. Grimes held the position of Senior Managing Director, Partner, and Equity Portfolio Manager at Wellington Management Company LLP, an investment management firm, from January 2008 through December 2018. Prior to joining Wellington Management Company in 1995, she held the position of Director of Research and Equity Analyst at Wilmington Trust Company, a financial investment and banking services firm, from 1988 to 1995. Before that, Ms. Grimes was a Portfolio Manager and Equity Analyst at First Atlanta Corporation from 1983 to 1986 and at Butcher and Singer from 1986 to 1988. Ms. Grimes is a member of the Financial Analysts Society of Philadelphia and holds the Chartered Financial Analyst designation.

Qualifications and Strategy-Related Experience:

•	Financial acumen, investment expertise and a returns-focused mindset, including in media and advertising
•	Extensive executive-level experience and leadership abilities
•	Deep understanding of financial accounting and internal financial controls
•	Significant risk management experience
•	Provides a valuable investor-oriented perspective

4	|	2021 PROXY STATEMENT

Proposal 1—Election of Directors: Information about the TEGNA Nominees

David T. Lougee President and CEO, TEGNA Inc. Age: 62 Director since: 2017	TEGNA Committees: • Executive

Professional Experience:

Mr. Lougee became President and Chief Executive Officer and a director of TEGNA in June 2017. He previously served as the President of TEGNA Media from July 2007 to May 2017. Prior to joining TEGNA, he served as Executive Vice President, Media Operations for Belo Corp. from 2005 to 2007. Mr. Lougee also serves as a director of Broadcast Music, Inc. and the Broadcasters Foundation of America. Mr. Lougee previously served as chairman of the NBC Affiliates Board. He also is the former joint board chairman of the National Association of Broadcasters (NAB) and past chair of the Television Bureau of Advertising (TVB) Board of Directors.

Qualifications and Strategy-Related Experience:

•	Extensive expertise in management and operations
•	Experience in oversight of strategic acquisitions
•	Deep and intimate knowledge of the media industry
•	25 years of experience in a variety of senior leadership roles

Scott K. McCune Founder, MS&E Ventures; Former VP, Global Media and Integrated Marketing, The Coca Cola Company Age: 64 Director since: 2008	TEGNA Committees: • Audit • Executive • Leadership Development and Compensation (Chair)

Professional Experience:

Mr. McCune is the Founder of MS&E Ventures, a firm focused on creating new business value for brands through media, sports and entertainment. Prior to his retirement in March 2014, Mr. McCune spent 20 years at The Coca-Cola Company serving in a variety of roles, including Vice President, Global Partnerships & Experiential Marketing from 2011-2014, Vice President Global Media and Integrated Marketing from 2005-2011, and Vice President, Global Media, Sports & Entertainment Marketing and Licensing from 1994-2004. He also spent 10 years at Anheuser-Busch Inc. where he held a variety of positions in marketing and media. Mr. McCune also serves as a director of First Tee of Atlanta and the College Football Hall of Fame.

Qualifications and Strategy-Related Experience:

•	Significant experience as a marketing executive, with an outstanding record of creating value, developing people and building organizational capabilities
•	Deep knowledge of multiple aspects of marketing, including integrated marketing media, advertising, digital, licensing, sports & entertainment and experiential
•	Experience building global brands, leading and inspiring diverse organizations, planning and executing complex operations innovating new approaches to business, driving productivity and managing P&L

2021 PROXY STATEMENT	|	5

Proposal 1—Election of Directors: Information about the TEGNA Nominees

Henry W. McGee Senior Lecturer, Harvard Business School Age: 68 Director since: 2015	TEGNA Committees: • Executive • Nominating and Governance (Chair) • Public Policy and Regulation Other Public Company Directorships: • AmerisourceBergen Corporation

Professional Experience:

Mr. McGee has been a Senior Lecturer at Harvard Business School since July 2013. Previously, he served as a consultant to HBO Home Entertainment from April 2013 to August 2013 after serving as President of HBO Home Entertainment from 1995 until his retirement in March 2013. Mr. McGee held the position of Senior Vice President, Programming, HBO Video, from 1988 to 1995 and prior to that, Mr. McGee served in leadership positions in various divisions of HBO. Mr. McGee also serves as a director of the Pew Research Center and The Black Filmmaker Foundation. He is also a former President of the Alvin Ailey Dance Theater Foundation and the Film Society of Lincoln Center. He was recognized by Savoy Magazine in 2016 and 2017 as one of the Most Influential Black Corporate Directors and in 2018 the National Association of Corporate Directors named Mr. McGee to the Directorship 100 as one of the country’s most influential boardroom members.

Qualifications and Strategy-Related Experience:

•	Significant business, leadership and management experience in media industry
•	Expertise in new business planning, operations, marketing and wholesale distribution
•	Deep understanding of the use of technology in and all aspects of wholesale distribution and international market
•	Extensive knowledge of leadership, corporate governance and corporate accountability

Susan Ness Principal, Susan Ness Strategies; Former FCC Commissioner Age: 72 Director since: 2011	TEGNA Committees: • Executive • Nominating and Governance • Public Policy and Regulation (Chair)

Professional Experience:

Ms. Ness is a principal of Susan Ness Strategies, a communications policy consulting firm, which she founded in 2002. She is also a Distinguished Fellow at The German Marshall Fund of the United States and at the Annenberg Public Policy Center of the University of Pennsylvania, positions she has held since 2018. She served as a commissioner of the Federal Communications Commission from 1994 to 2001. From 2005 to 2007, she was the founding president and CEO of GreenStone Media, LLC, which produced talk programming targeting female audiences. Previously, Ms. Ness held positions of increasing responsibility at American Security Bank, which she left in 1992 as a Corporate Vice President & Group Head with a broadcast and media portfolio. She has served on the Board of Vital Voices Global Partnership since 2011 (Audit Committee Chair from 2017 – present), and from 2011 to 2014 she served on the J. William Fulbright Foreign Scholarship Board (elected Vice Chair in 2012 and 2013). Ms. Ness previously served on the board of LCC International, Inc. from 2001 to 2008, and on the board of Adelphia Communications Corp. from 2003 to 2007, post-bankruptcy filing.

Qualifications and Strategy-Related Experience:

•	Deep knowledge of industry-specific matters including broadcast and spectrum management
•	Extensive experience and expertise in global and domestic communications and media policy
•	Deep regulatory expertise, particularly in the communications sector
•	Experience facilitating the deployment of new communications technologies and advising communications companies
•	Senior lender to broadcast companies

6	|	2021 PROXY STATEMENT

Proposal 1—Election of Directors: Information about the TEGNA Nominees

Bruce P. Nolop Retired CFO, E*Trade Financial Corporation Age: 70 Director since: 2015	TEGNA Committees: • Audit (Chair) • Executive Other Public Company Directorships: • Marsh & McLennan Companies, Inc.

Professional Experience:

Mr. Nolop retired in 2011 from E*Trade Financial Corporation, where he served as Executive Vice President and Chief Financial Officer from September 2008 through 2010. Mr. Nolop was Executive Vice President and Chief Financial Officer of Pitney Bowes Inc. from 2000 to 2008 and Managing Director of Wasserstein Perella & Co. from 1993 to 2000. Previously, he held positions with Goldman, Sachs & Co., Kimberly-Clark Corporation and Morgan Stanley & Co. Mr. Nolop also served as a director of On Deck Capital, Inc. through October 2020.

Qualifications and Strategy-Related Experience:

•	Experience in financial, marketing and shared services operations, expense management, and recapitalizations
•	Deep understanding of financial accounting, corporate finance, and internal financial controls
•	Experience in strategic transactions and restructurings

Neal Shapiro President and CEO, public television company WNET Age: 63 Director since: 2007	TEGNA Committees: • Nominating and Governance • Public Policy and Regulation

Professional Experience:

Mr. Shapiro is President and CEO of the public television company WNET which operates three public television stations in the largest market in the country: Thirteen/WNET, WLIW and NJTV. He is an award-winning producer and media executive with a 35-year career spanning print, broadcast, cable and online media. Before joining WNET in February 2007, Mr. Shapiro served in various executive capacities with the National Broadcasting Company beginning in 1993 and was president of NBC News from May 2001 to September 2005. During his career, Mr. Shapiro has won numerous journalism awards, including 32 Emmys, 31 Edward R. Murrow Awards and 3 Columbia DuPont awards. He also serves on the Board of Trustees at Tufts University. Mr. Shapiro also serves as a director of the Institute for Non-profit News.

Qualifications and Strategy-Related Experience:

•	Strong broadcast industry experience
•	Expertise in overseeing operations and strategy of news networks
•	Expertise in news production and reporting, journalism and First Amendment issues
•	Deep experience in programming and content sharing

2021 PROXY STATEMENT	|	7

Proposal 1—Election of Directors: Information about the TEGNA Nominees

Melinda C. Witmer Founder, LookLeft Media; Former Executive Vice President, Chief Video & Content Officer, Time Warner Cable Age: 59 Director since: 2017	TEGNA Committees: • Leadership Development and Compensation • Public Policy and Regulation

Experience:

Ms. Witmer is the Founder of LookLeft Media, a startup company focused on the development of new real estate technology and media products, a position she has held since March 2018. Prior to starting LookLeft Media, Ms. Witmer was Executive Vice President, Chief Video & Content Officer of Time Warner Cable, a position she held from January 2012 until May 2016 when Time Warner Cable was acquired by Charter Communications. Prior to that, she served as Time Warner Cable’s Executive Vice President and Chief Programming Officer from January 2007, after holding multiple senior roles with Time Warner Cable beginning in 2001. Prior to joining Time Warner Cable, Ms. Witmer was Vice President and Senior Counsel at Home Box Office, Inc.

Qualifications and Strategy-Related Experience:

•	Significant experience in the industry including media operations, telecommunications programming and content
•	Expert in the negotiation of content distribution agreements, including retransmission consent agreements with local broadcaster groups
•	Deep understanding of the changing media landscape
•	Experience in capitalizing on market opportunities, new technologies and emerging platforms in the media space, including innovative consumer experiences

8	|	2021 PROXY STATEMENT

Proposal 1—Election of Directors: Committees of the Board of Directors

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and its four standing committees: the Audit Committee, Leadership Development and Compensation Committee, Nominating and Governance Committee and Public Policy and Regulation Committee. The Board also has an Executive Committee (not shown on the chart below) made up of the Board Chair, the CEO and each of the Board committee chairs, that may exercise the authority of the Board between meetings, as required. The chart below shows the current membership and chairperson of each of the standing Board committees and the number of committee meetings held during 2020. Each member of the Audit, Leadership Development and Compensation, Nominating and Governance, and Public Policy and Regulation Committee meets the applicable independence requirements of the SEC and NYSE for service on the Board and each committee on which she or he serves.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee appoints and is responsible for setting the compensation of the Company’s independent registered public accounting firm. The Audit Committee reviews the Company’s independent registered public accounting firm’s qualification, performance and independence on an annual basis.

The Audit Committee also provides oversight of the Company’s internal audit function and oversees the adequacy and effectiveness of the Company’s accounting and financial controls and the guidelines and policies that govern the process by which the Company undertakes financial, accounting and audit risk assessment and risk management. In connection with the Ethics Policy, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any accounting or auditing concerns. In addition, the Committee monitors the Company’s finance- and investment-related diversity and inclusion efforts, including the Company’s investment, procurement and purchasing involving minority-owned businesses.

The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules.

The Board has determined that each of Bruce P. Nolop, Stuart J. Epstein and Karen H. Grimes is an audit committee financial expert, as that term is defined under SEC rules.

Executive Committee

The Executive Committee may exercise the authority of the Board between Board meetings, except as limited by Delaware law. In 2020, the full board was able to review all items requiring Board oversight or approval, and did not require the Executive Committee to act in its stead.

2021 PROXY STATEMENT	|	9

Proposal 1—Election of Directors: Committees of the Board of Directors

Leadership Development and Compensation Committee

As further described in the “Compensation Discussion and Analysis” (CD&A) section of this Proxy Statement, the Leadership Development and Compensation Committee discharges the Board’s responsibilities relating to the compensation of the Company’s directors and executives and has overall responsibility for the Company’s compensation plans, principles and programs. The Committee also monitors the Company’s human resources practices, including its performance in diversity, inclusion and equal employment opportunity, and supports the Company’s commitment to diversity and inclusion and the continuation of the Company’s successful efforts to gain and maintain diversity among its employees and management.

Under its charter, the Committee may, in its sole discretion, engage, retain and compensate any compensation consultant, independent legal counsel or other adviser it deems necessary. In selecting a consultant, counsel or adviser, the Committee evaluates its independence by considering the independence factors set forth in applicable SEC and NYSE rules and any other factors the Committee deems relevant to the adviser’s independence from management.

The Committee retains Meridian Compensation Partners, LLC (Meridian) as its consultant to advise it on executive compensation matters. The Committee has determined that Meridian is an independent compensation consultant based on a review of the independence factors reviewed by the Committee.

Meridian participates in Committee meetings as requested by the chair of the Committee and communicates directly with the chair and other members of the Committee outside of meetings. Meridian specifically has provided the following services to the Committee:

•	Consulted on various compensation plans, policies and practices;

•	Participated in Committee executive sessions without management present;

•	Assisted in analyzing executive compensation practices and trends and other compensation-related matters;

•	Consulted with management and the Committee regarding market data used as a reference for pay decisions;

•	Consulted on the structure of the equity award program; and

•	Reviewed the CD&A and other compensation related disclosures contained in this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee regularly monitors the composition of the Board to ensure that it has the necessary mix of skills and experience to support the Company’s strategic focus, including diversity of thought, age, experience and racial, ethnic, and gender diversity. The Committee is charged with identifying individuals qualified to become Board members, recommending to the Board candidates for election or re-election to the Board, and considering from time to time the Board committee structure and makeup. The Committee also monitors and takes a leadership role with respect to the Company’s corporate governance practices.

The Nominating and Governance Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the Committee considers whether director candidates have relevant experience and skills to assure that the Board has the necessary breadth and depth to perform its oversight function effectively. The charter also encourages the Committee to work to maintain a board that reflects the diversity, in terms of gender, age, race, ethnicity and other self-identified diversity attributes of the communities the Company serves, and to support that goal through appropriate board-level self-assessment, nomination and recruitment processes. The Committee evaluates potential candidates against these requirements and objectives. For those director candidates who appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy.

The Nominating and Governance Committee periodically retains search firms to assist in the identification of potential director nominee candidates based on criteria specified by the Committee and in evaluating and pursuing individual candidates at the direction of the Committee. The Committee will also consider timely written suggestions from shareholders. Shareholders wishing to suggest a candidate for director nomination for the 2022 Annual Meeting should mail their suggestions to TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, Attn: Secretary. Suggestions must be received by the Secretary of the Company no earlier than January 7, 2022 and no later than January 27, 2022. The manner in which the Committee

10	|	2021 PROXY STATEMENT

Proposal 1—Election of Directors: Committee Charters

evaluates director nominee candidates suggested by shareholders will be consistent with the manner in which the Committee evaluates candidates recommended by other sources. See the “Background of the Solicitation” section beginning at page xv of this Proxy Statement for a discussion of how Standard General notified us that it intends to nominate four persons for election as directors to the Board at the Annual Meeting.

The By-laws of the Company establish a mandatory retirement age of 73 for directors who have not been executives of the Company and 65 for directors who have served as executives, except that the Board of Directors may extend the retirement age beyond 65 for directors who are or have been the CEO of the Company. The Company’s Principles of Corporate Governance also provide that a director who retires from, or has a material change in responsibility or position with, the primary entity by which that director was employed at the time of his or her election to the Board of Directors shall offer to submit a letter of resignation to the Nominating and Governance Committee for its consideration. The Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.

Public Policy and Regulation Committee

The Public Policy and Regulation Committee assists the Board in its oversight of risks relating to legal, regulatory, compliance, public policy and corporate social responsibility matters that may impact the Company’s operations, performance or reputation. The Committee’s duties and responsibilities include reviewing and providing guidance to the Board about legal, regulatory and compliance matters concerning media, antitrust and data privacy and monitoring legislative and regulatory trends and public policy developments that may affect the Company’s operations, strategy, performance or reputation. The Public Policy and Regulation Committee also is responsible for reviewing compliance with the Company’s Ethics Policy and assuring appropriate disclosure of any waiver of or change in the Ethics Policy for executive officers, and for reviewing the Ethics Policy on a regular basis and proposing or adopting additions or amendments to the Ethics Policy as appropriate. In addition, the Committee monitors the Company’s policies and programs relating to corporate social responsibility, sustainability, and ESG-related matters within its purview, and periodically discusses with management the Company’s initiatives for promoting racial and ethnic diversity in its news and other content.

Committee Charters

The written charters governing the Audit Committee, the Leadership Development and Compensation Committee, the Nominating and Governance Committee and the Public Policy and Regulation Committee, as well as the Company’s Principles of Corporate Governance, are posted on the Corporate Governance page of the Company’s website at www.tegna.com under the “Investors” menu. You may also obtain a copy of any of these documents without charge by writing to: TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, Attn: Secretary.

Corporate Governance

The Board and the Company have instituted strong corporate governance practices to ensure that the Company operates in ways that support the long-term interests of our shareholders. Important corporate governance practices of the Company include the following:

✓ All of our directors are elected annually.

✓ Eleven of the twelve TEGNA nominees are independent.

✓ We have a robust shareholder engagement program pursuant to which our independent directors and senior management regularly engage with investors.

✓ We have an independent Board chair.

✓ We maintain an ongoing board refreshment process, which has resulted in our adding four independent directors since 2017 and the transition of the Board chair role during 2018.

✓ Our directors and senior executives are subject to stock ownership guidelines.

✓ We do not have a shareholder rights plan (poison pill) in place.

✓ We have a majority vote standard for uncontested director elections and a director resignation policy.

✓ Our Board has adopted a proxy access by-law provision.

✓ Mergers and other business combinations involving the Company generally may be approved by a simple majority vote.

2021 PROXY STATEMENT	|	11

Proposal 1—Election of Directors: Shareholder Engagement

Additional information regarding the Company’s corporate governance practices is included in the Company’s Principles of Corporate Governance posted on the Corporate Governance page under the “Investors” menu of the Company’s website at www.tegna.com. See the “Compensation Discussion and Analysis” section of this Proxy Statement for a discussion of the Company’s compensation-related governance practices.

Shareholder Engagement

The Company is committed to acting in the best interests of its shareholders, and views ongoing dialogue with shareholders as a critical component of the Company’s corporate governance program. Typically, members of management and the Board actively engage with the Company’s shareholders through in person and telephonic meetings throughout the year in order to fully understand their viewpoints concerning the Company, to garner feedback on areas for improvement, and to help our shareholders better understand our performance and long-term strategic plan. As a result of the pandemic, during 2020 this engagement took place primarily through telephonic meetings. Company management provides the Board with regular updates regarding its shareholder outreach efforts as well as feedback received from shareholders, which helps to influence our policies and practices. We believe our regular engagement with shareholders fosters an open exchange of ideas and perspectives for both the Company and its shareholders.

During 2020, the Company conducted extensive engagement with investors leading up to its 2020 Annual Meeting and also maintained a robust “off-season” engagement program with shareholders from November 2020 through February 2021. Prior to the 2020 Annual Meeting, we contacted each of the Company’s top 50 shareholders, with the Board of Directors and management engaging with shareholders representing approximately 43% of the Company’s outstanding shares, as well as with proxy advisors ISS and Glass Lewis. During our “off-season” engagement following the 2020 Annual Meeting, we reached out to shareholders representing, in the aggregate, approximately 54% of our outstanding shares, including Standard General on multiple occasions.

Our “off-season” engagement has allowed our Board of Directors and management to continue to strengthen our relationships with our shareholders and to ensure that we are able to understand their viewpoints and address any concerns regarding a variety of topics, including the following:

•	The Company’s strategic direction, including our growth, diversification and capital allocation strategies, as well as our progress in paying down debt;

•	The Company’s response to COVID-19, including our efforts to keep our employees safe and to provide timely and accurate information to our audiences;

•	The Company’s diversity and inclusion efforts and human capital management strategy;

•	The media environment and the Company’s M&A strategy;

•	The Company’s position and opportunities to capitalize on the changing media landscape;

•	The Company’s sustainability and corporate social responsibility programs and disclosures;

•

The Company’s executive compensation programs and policies, including any impacts on such programs and policies resulting from COVID-19, during which investors indicated support for our overall compensation program; and

•	The Company’s corporate governance profile.

In response to shareholder feedback, (1) we have adopted the Sustainability Accounting Standards Board (SASB) disclosure framework for the Media & Entertainment industry, (2) we have announced that we will be conducting a Task Force on Climate Related Financial Disclosures (TCFD) gap analysis in order to develop goals and set action plans for Scope 1 and Scope 2 greenhouse gas emissions, (3) we have established five-year goals for diversity, equity and inclusion, and (4) the Leadership Development and Compensation Committee has developed and disclosed the performance scorecard assessment it used to determine the CEO’s annual bonus.

For those who are unable to attend any of our investor meetings, transcripts of all management presentations are available on our website at www.tegna.com. Any shareholder who has an inquiry or meeting request is invited to contact Doug Kuckelman, Head of Investor Relations, at (703) 873-6764.

12	|	2021 PROXY STATEMENT

Proposal 1—Election of Directors: The Board’s Role in Risk Oversight

The Board’s Role in Risk Oversight

The Board is primarily responsible for overseeing the Company’s approach to major risks and the Company’s risk management function in the context of the Company’s strategic plan and operations. In addition, the Company has implemented an enterprise risk management (ERM) program to enhance the Board’s and management’s ability to identify, assess, manage and respond to enterprise-wide strategic, market, operational and compliance risks facing the Company.

Company management has day-to-day responsibility for (1) identifying risks and assessing them in relation to Company strategies and objectives, (2) implementing suitable risk mitigation plans, processes and controls, and (3) appropriately managing risks in a manner that serves the best interests of the Company, its shareholders and other stakeholders. Management regularly reports to the Board on its risk assessments and risk mitigation strategies for the major risks of our business. Senior management and other employees also report to the Board and its committees from time to time on risk-related issues. As part of our ERM program, our Board communicates to management its expectations for evaluating Company strategy and the risks inherent in that strategy, while management provides the Board with the information necessary to evaluate risk. Our ERM program is updated on a regular basis in order to identify potential risk exposures.

Further, each committee of the Board also considers risk within its area of responsibility, with committee chairs reporting regularly to the entire Board on their committees’ efforts and findings, as noted in the following:

Responsibilities
Full Board

Primary responsibility for overseeing the Company’s risk management function and reviewing the steps management has taken to monitor and control the Company’s significant business risks, including potential financial, operational, privacy, cybersecurity, business continuity, legal and regulatory, and reputational exposures.

Audit Committee

Reviews and discusses with management the guidelines and policies developed and implemented by management to assess and manage the Company’s exposure to risk. Also reviews financial, accounting and audit risks, including risks relating to accounting and financial controls, and oversees the Company’s ERM program generally.

Leadership Development and Compensation Committee

Oversees and evaluates risks associated with the compensation and development of the Company’s executives and succession planning, including review of the Company’s compensation plans, policies and programs to confirm they are not structured to encourage unnecessary risk taking by executives.

Nominating and Governance Committee	Oversees and monitors the Company’s risks related to Board structure and composition, and corporate governance.
Public Policy and Regulation Committee

Oversees the Company’s risk exposure associated with media, antitrust and data privacy laws, rules and regulations, compliance with the Company’s ethics policy and public policy and corporate social responsibility, sustainability and “ESG”-related matters, in coordination with the other Committees of the Board.

With respect to risks relating to compensation matters, the Leadership Development and Compensation Committee, with the assistance of its independent compensation consultant, has reviewed the Company’s executive compensation program and has concluded that the program does not create risks that are reasonably likely to have a material adverse effect on the Company.

2021 PROXY STATEMENT	|	13

Proposal 1—Election of Directors: The Board’s Role in the Oversight of Cybersecurity and Data Privacy

The Board’s Role in the Oversight of Cybersecurity and Data Privacy

Protecting the Company’s systems and our data from cyberattacks and unintentional or malicious breaches is a priority for the Company’s leadership and the Board. The Board provides oversight and receives regular updates and reports about the Company’s cybersecurity programs and policies. IT leaders also provide quarterly and annual cybersecurity updates to the Board.

Cybersecurity Highlights:

•	The Company uses the NIST Cybersecurity Framework and has clearly defined policies and standards for all employees and technical systems.

•	We also have an internal Cybersecurity Council that conducts quarterly meetings to discuss cybersecurity risks, processes and controls, and strategy.

•

Following the NIST Cybersecurity Framework, the Company utilizes policies, software, training programs and hardware solutions to protect and monitor our environment, including multifactor authentication on all critical systems, firewalls, intrusion and detection and prevention systems, vulnerability and penetration testing and identity management systems.

•	The Company has an extensive patching and software update program, and performance metrics are reported to our Board on a regular basis.

•	We conduct annual security awareness training for all employees, and regularly conduct internal email phishing tests to validate training.

•	The Company has documented and tested incident response plans, which are updated annually and verified by an outside law firm specializing in cybersecurity.

The Board, through its Public Policy and Regulation Committee (the “PPRC”), also oversees the Company’s compliance with data privacy laws and regulations. Our Chief Privacy Officer works closely with our technology department and other business units to address privacy issues when they arise. The PPRC reviews TEGNA’s privacy policy with the Chief Privacy Officer on at least an annual basis to ensure our standards reflect applicable legal requirements and our current data practices. Our Chief Privacy Officer also provides regular reports to the PPRC.

Data Privacy Highlights:

•

The Company’s employee data, including human resources and payroll data, is generally maintained by outside vendors under long-term contracts. These vendors’ data security programs are thoroughly vetted by Company IT personnel, and contracts include strict protection requirements, including assurances that data is encrypted while at rest. The Company also requires access to annual SOC-1 and/or SOC-2 compliance reports whenever available.

•

All of the Company’s digital properties have a privacy policy that clearly discloses how we collect, maintain and use consumer information and describes in clear language the ways in which our audience can limit and/or opt out of our collection and use of their data. The Company has taken measures to ensure it is compliant with the California Consumer Privacy Act, most notably by integrating the OneTrust preference center into our television station websites to facilitate users’ ability to opt-out of the sale of personal information in connection with ad targeting.

•

The Company is compliant with the Payment Card Industry Data Security Standards (PCI DSS) and completes an annual PCI attestation. To help ensure that it remains compliant, the Company uses a third-party vendor to process all credit card transactions with our advertising customers. As a result, the Company does not intentionally collect or otherwise have access to its customers’ payment card data, allowing us to significantly limit the risk of exposing such data in the event of a security incident.

14	|	2021 PROXY STATEMENT

Proposal 1—Election of Directors: The Board’s Role in Corporate Strategy

The Board’s Role in Corporate Strategy

The Board of Directors is actively involved in overseeing, reviewing and guiding the Company’s corporate strategy. Strategic business issues, including developments in our industry and industry positioning, opportunities for growth, multiyear strategic plans, investments and capital allocation, including M&A-related decisions, are discussed as a matter of regular course at our Board meetings. The Board also discusses corporate strategy throughout the year with management, both formally and informally, and during executive sessions of the Board, as appropriate.

The Board regularly discusses the Company’s performance and results relative to our operating plan and expectations periodically throughout the year. At most Board meetings, senior Company management makes presentations to the Board to facilitate a further in-depth and comprehensive discussion and review of the Company’s strategic and operational plans, initiatives and goals over the long, medium and short-term, as well as paths, options and alternatives to achieving such goals.

Board and committee-level discussions are also regularly infused with strategic and business themes. For example, the Public Policy and Regulation Committee regularly discusses the potential impact of regulatory developments on the Company’s strategy and operations and the Leadership Development and Compensation Committee seeks to ensure that the Company’s human capital management policies and programs are designed to maximize the Company’s ability to recruit, develop and retain the talent necessary to support its strategic and operational priorities.

Board Oversight of Corporate Social Responsibility

The Board has oversight of the Company’s corporate social responsibility initiatives and practices. In particular, the PPRC monitors, in coordination with the Board and other Board committees regarding matters within their purview, the Company’s policies and programs relating to corporate social responsibility, sustainability and “ESG”—related matters, including:

•	TEGNA’s strategy and initiatives to serve the greater good of the local communities we serve; and

•	TEGNA’s policies and commitment to managing our environmental impact responsibly and sustainably, and educating the public on these issues through our journalism.

As a result of the Board’s ongoing oversight of TEGNA’s corporate social responsibility strategy and outreach to our shareholders, we have made a number of enhancements to our corporate social responsibility disclosures, including:

•

Enhancing our 2020 Social Responsibility Report, including adding a robust human capital management section, expanding on key sections where investors have focused in the past and enhancing discussion of diversity and inclusion leadership, oversight, and initiatives.

•

Aligning our reporting with the Sustainability Accounting Standards Board (SASB) guidelines for the Media & Entertainment industry, in response to investor feedback. We believe we are making meaningful progress within the SASB material topics and have included them in our 2020 Social Responsibility Highlights report and on our Social Responsibility website, which can be found at https://www.tegna.com/corporate-social-responsibility/.

•

Announcing that we will be conducting a Task Force on Climate Related Financial Disclosures (TCFD) gap analysis in order to develop goals and set action plans for Scope 1 and Scope 2 greenhouse gas emissions and establishment of science based emissions reduction targets as part of this process.

•	Establishing five-year goals for diversity, equity, and inclusion.

2021 PROXY STATEMENT	|	15

Proposal 1—Election of Directors: Board Oversight of Diversity, Equity and Inclusion

Board Oversight of Diversity, Equity and Inclusion

The Board and management are committed to ensuring our company reflects the diversity of the communities we serve. To promote employee engagement and cross-functional diversity and inclusion initiatives, in 2020 we established a Diversity & Inclusion Working Group, which is responsible for proposing and monitoring diversity and inclusion initiatives. The Diversity & Inclusion Working Group is sponsored by our newly appointed Chief Diversity Officer, Grady Tripp, Senior Vice President, Media Operations and President and General Manager, WUSA, Richard Dyer, and Senior Vice President, General Counsel and Secretary, Akin Harrison. Mr. Tripp makes regular reports to the Board.

To further strengthen accountability on diversity in the governance of the Company, in 2020 the Board adopted specific areas of oversight for each Board committee regarding how TEGNA approaches diversity:

•

The Leadership Development & Compensation Committee is responsible for monitoring the Company’s performance in diversity, inclusion and equal employment opportunity, supporting our commitment to these principles and the continuation of our efforts to gain and maintain diversity among our employees and management.

•	The Nominating & Governance Committee is responsible for overseeing the racial, ethnic and gender diversity of the Board.

•

The Public Policy and Regulatory Committee reviews with management the Company’s approach to, and initiatives and support for, promoting racial and ethnic diversity in our news and other content, through inclusive journalism and racial and ethnic diversity in our editorial decision-making and leadership.

•

The Audit Committee is responsible for monitoring the Company’s finance and asset management-related diversity and inclusion efforts, including our investment and purchasing involving minority-owned businesses.

16	|	2021 PROXY STATEMENT

Proposal 1—Election of Directors: Corporate Social Responsibility

Corporate Social Responsibility

Our corporate social responsibility practices are designed to strengthen our business while protecting and enhancing TEGNA’s long-term value for all our stakeholders—our communities, our employees, and our shareholders.

2021 PROXY STATEMENT	|	17

Proposal 1—Election of Directors: Corporate Social Responsibility

Social Impact

TEGNA seeks to create positive societal change and impact through our reporting and our commitment to community service. Highlights from 2020 include:

Principles of Ethical Journalism: As a company that focuses on producing and distributing the highest-quality news and information content, journalistic integrity is critical to ensure TEGNA’s stations are the most trusted news sources in their communities. The Board’s Public Policy and Regulation Committee oversees our Ethics Policies, including our Principles of Ethical Journalism, which define our guiding principles of truth, independence, public interest, fair play and integrity. All employees who gather, report, produce and distribute news and information on any platform review our code of conduct annually and attend annual training sessions on ethical journalism. Our Chief Ethics Officer also conducts libel, privacy and fairness training for all journalists.

COVID-19 Relief: TEGNA stations partnered with local nonprofit organizations to address urgent needs during the COVID-19 pandemic. Through virtual telethons, benefit concerts, fundraising drives and awareness campaigns, stations helped raise more than $66 million for local relief efforts, from supporting frontline healthcare workers to helping ensure families impacted by COVID-19 do not go hungry. In 2020, 36 percent of TEGNA Foundation’s Community Grants directly supported COVID-19 relief efforts.

Community Grants: In partnership with stations, the TEGNA Foundation made 260 Community Grants totaling $1.85 million. Grants are distributed within the United National Sustainable Development Goal framework, with the majority of 2020 grants supporting four major categories: Good Health and Well-Being, Quality Education, Zero Hunger, and No Poverty.

Media Grants: TEGNA and the TEGNA Foundation are committed to the sustained success of the news media and broadcast industry. In 2020, TEGNA Foundation made 11 grants to protect First Amendment freedoms, grow the public’s trust by strengthening journalistic ethics, and help the next generation of diverse journalists develop and hone career skills.

Station Fundraising: TEGNA stations help raise more than $100 million each year in support of diverse local causes that address specific needs in our communities. While much of our stations’ efforts were focused on providing relief for those impacted by COVID-19, helping to raise more than $66 million, stations also continued to address other areas of need in their communities.

Employee Giving & Volunteerism: In response to the unprecedented impacts of COVID-19 and the social justice movement of 2020, in June, the TEGNA Foundation doubled its employee matching gift program, offering employees a 2:1 match for their donations to the causes and nonprofits most meaningful to them. More than 1,000 unique charities were reached through employee giving, and employee donations combined with the TEGNA Foundation’s matches totaled more than $1.9 million.

Special Grants: To support the movement for racial and social justice and equality, the TEGNA Foundation made special grants to the NAACP Legal Defense Fund ($100,000) and to the Reporters Committee for Freedom of the Press ($75,000). The grant to the Reporters Committee supported programs aimed at creating greater awareness for the safety of journalists.

18	|	2021 PROXY STATEMENT

Proposal 1—Election of Directors: Corporate Social Responsibility

Human Capital and Diversity and Inclusion

Our people play an important role in our success in today’s rapidly evolving media landscape. The Board’s Leadership Development and Compensation Committee oversees our human capital management objectives to attract, retain and develop the highest caliber talent in our industry. Our human resources programs are designed to support these objectives by offering competitive pay, industry-leading benefits and development and growth opportunities. We strive to foster diversity, inclusion and innovation in our culture through our human resources, diversity and journalism programs and policies.

In order to better inform our human resources strategies and help drive positive change from within, in 2019 and 2020 we conducted companywide employee engagement surveys to better understand our employees’ perspectives about working at TEGNA. Our 2020 employee survey covered a wide range of topics, including compensation and benefits, career growth and development, company leadership, diversity and inclusion, and our response to the COVID-19 pandemic. Feedback from these surveys provides our management team with valuable information about our workplace culture. Results are reviewed with our Board and used to develop and refine aspects of our overall human capital management strategy, including our diversity and inclusion initiatives and employee benefits plans.

Supporting Employees During COVID-19: The Company prioritized the health and safety of our employees during COVID-19 by quickly moving employees to remote work and implementing safety and other guidelines for news production employees. For employees who were required to be at our television stations, we invested in modifications to the buildings and other offices based on the Centers for Disease Control and Prevention’s workplace guidelines, including improved HVAC filtration systems, touchless restrooms, additional signage, and many other modifications to continue operating in a safe and sustainable way. To enable and improve the work from home experience, we deployed more than 1,100 laptops and expanded our video conferencing capabilities. To help employees manage stress and receive support for family care needs while balancing time at work, we made additional mental health and back-up care resources available to employees and their families.

Employee Well-Being: Based on feedback from our companywide employee engagement survey, we continued to invest in our employees’ health and well-being, including adding new benefits: expanded parental leave, improved infertility coverage, coverage for Applied Behavioral Analysis (ABA) Therapy and Juneteenth as a paid company holiday.

Talent and Development: In 2020, TEGNA focused its efforts on ensuring we have a consistent, formal and robust mechanism to identify, track and develop our internal talent. Our talent and development initiatives include:

•	Maintaining a robust annual performance management process across the organization, pursuant to which employees identify annual goals, provide self-assessments as to goal achievement and job performance and have one-on-one sessions with their managers to review the results of their annual assessment.

•	Merging our talent development and talent acquisition functions as part of a broader effort to build an integrated talent organization in order to ensure our talent strategy is aligned with our business strategy, and that our talent systems, programs, and processes are integrated more effectively to deliver results.

•	Implementing key performance indicators to help hold our leaders accountable for growing and developing our talent to ensure we have the pipeline and capabilities to meet current and future business needs.

•	In 2020, TEGNA accelerated its ongoing efforts to ensure recruitment, retention and promotion of diverse talent, investing further in development opportunities and increasing diversity in key leadership roles at our stations and throughout TEGNA. This includes a new learning series to help accelerate the development of our diverse, high-potential talent to ensure they are prepared for future roles as news directors and digital directors.

Workforce Demographics:

Representation of U.S. Employees

Gender

	Female	Male

Management	41.6%	58.4%

Professionals	47.2%	52.8%

All Other Employees	49.2%	50.8%

Racial/Ethnic Group

	Asian	Black or African American	Hispanic or Latino	White	Other	N/A*

Management[1]	2.5%	6.8%	5.0%	81.6%	1.5%	2.6%

Professionals	3.1%	12.5%	9.8%	68.8%	2.6%	3.2%

All Other Employees	1.6%	11.5%	8.6%	73.8%	2.0%	2.5%

*N/A = not available or not disclosed

[1]

Defined as “Executive/Senior Level Officials and Managers” and “First/Mid-Level Officials and Managers” in our demographic representation data, or EEO-1 information, which is submitted annually to the U.S. Equal Employment Opportunity Commission.

2021 PROXY STATEMENT	|	19

Proposal 1—Election of Directors: Corporate Social Responsibility

Diversity, Equity and Inclusion (DE&I) Highlights: The events of 2020 have made clear that we must do more to ensure that our company is truly representative of the diverse communities we serve. We have undertaken a number of initiatives to drive meaningful and sustainable progress toward becoming a more inclusive and racially diverse company:

•	Chief Diversity Officer: In September 2020, the Company appointed its first Chief Diversity Officer to drive focus and develop an action plan to ensure our long-standing inclusive values resonate in all areas of our business.

•	Diversity & Inclusion Working Group: In June 2020, we launched a Diversity & Inclusion Working Group comprised of employees from across the Company to: increase the Company’s racial diversity in key leadership and influential positions; ensure racially diverse perspectives are respectfully valued, sought after, and embraced and identify and combat inherent unconscious bias through education and training. The Diversity & Inclusion Working Group is sponsored by three senior executives who report on a regular basis to the Board.

•	Diversity and Inclusion Goals: With input from our Diversity & Inclusive Working Group and oversight by Board, we have established multi-year goals to increase Black, Indigenous and People of Color representation in content teams, news leadership and management roles.

•	CEO Action for Diversity & Inclusion Pledge: Signed by TEGNA CEO Dave Lougee, the CEO Action for Diversity & Inclusion Pledge is the largest CEO-driven business commitment to advance diversity and inclusion in the workplace.

•	Employee Training: TEGNA newsrooms completed training throughout 2020 to promote media pluralism in both representation and quality of content.

•	Inclusive Journalism Program: To better represent and serve the communities in which we operate, the Company has developed a customized, multi-year inclusive journalism program working with external partners in which all journalists and marketers will participate.

•	Unconscious Bias Training: All Company employees will take part in unconscious and implicit bias training.

•	Championing LGBTQ Equality: For the fourth consecutive year, TEGNA was named as a Best Place to Work for LGBTQ Equality by the Human Rights Campaign. TEGNA received a perfect score of 100 in HRC’s Corporate Equality Index. TEGNA is also a member of the Human Right’s Campaigns Business Coalition for the Equality Act.

Environment

Under the oversight of the Public Policy and Regulation Committee, the Company’s environmental policy is focused on environmentally responsible business operations, management of our carbon footprint and energy conservation. Recognizing that climate change is an ongoing risk to U.S. commerce, we are taking steps to identify environmental goals and timeframes for drawn down emissions and fortifying our operations to be resilient in the face of future climate impacts. In 2021, we plan to incorporate the Task Force on Climate-Related Financial Disclosures (“TCFD”) framework into our business risk assessment and expand our voluntary reporting to include Scope 1 and Scope 2 greenhouse gas emissions (“GHG”). As a part of this process, we will incorporate science-based emissions reduction targets into goal setting that align with international consensus on limiting global temperature increases.

Our Work Locations: Before the pandemic, with the support of the Board, the Company committed to reducing unnecessary business travel by utilizing video conferencing technology across the Company and will continue that strategy even after the pandemic abates. In 2020, we continued our practices of:

•	Recycling and responsibly disposing of technology products and equipment and reducing the waste we generate at our corporate offices and in production processes; and

•	Implementing thoughtful energy efficiency strategies, including upgrading stations’ studio lighting to LED; replacing inefficient HVAC systems, and replacing roofs with energy efficient alternatives.

Moving forward, we will build on the lessons learned from the COVID-19 pandemic, and continue to review our real estate portfolio to optimize and consolidate where possible to drive efficiencies and further reduce our carbon footprint.

Reporting on Environmental & Sustainability Issues: Our stations regularly report on local, national and global environmental and sustainability issues impacting our communities. WFAA, TEGNA’s ABC affiliate in Dallas, received a 2021 Alfred I. duPont-Columbia University Award for VERIFY Road Trip: Climate Truth. In the one-hour documentary, WFAA employees led a climate change skeptic across Texas to interview leading scientists about carbon emissions and, after meeting with experts in Texas, they traveled to Alaska to explore melting glaciers and witness firsthand the evidence of the effects of climate change on our planet.

TEGNA Foundation Sustainability Grants: Through the TEGNA Foundation, several stations identified grants to support sustainability efforts within their communities, including grants to support providing underserved youth a place to experience nature, creating outdoor recreation activities to military members, veterans, and gold star families and providing youth with a clean and safe play area that is conducive to the restrictions of COVID-19.

20	|	2021 PROXY STATEMENT

Proposal 1—Election of Directors: Annual Board Performance Evaluation

Annual Board Performance Evaluation

The Company conducts an annual Board performance evaluation process in which the Board either retains an independent consultant experienced in corporate governance matters to conduct an in-depth study of the Board’s effectiveness and to assist it with the annual performance process or conducts Board and committee self-evaluations using written questionnaires. In addition, our independent Board Chair regularly speaks with other Board members and receives feedback regarding Board and committee practices and management oversight.

In 2020, the Board and each committee performed a confidential assessment of their effectiveness using written questionnaires developed with the assistance of an independent consultant experienced in corporate governance matters retained by the Nominating and Governance Committee. Each director also met separately with our Chair to discuss the Board’s effectiveness and his or her performance on the Board. The results of the evaluation process were reported to the Board and are being applied to enhance the overall operation and effectiveness of the Board and its committees.

Ethics Policy

The Company has long maintained a code of conduct and ethics (the “Ethics Policy”) that sets forth the Company’s policies and expectations. The Ethics Policy, which applies to every Company director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, the appearance of impropriety, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Ethics Policy meets the NYSE’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has ever granted a waiver of the Ethics Policy.

The Ethics Policy is available on the Corporate Governance page of the Company’s website at www.tegna.com under the “Investors” menu. You may also obtain a copy of the Ethics Policy without charge by writing to: TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, Attn: Secretary. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page under the “Investors” menu of the Company’s website and similarly provided to you without charge upon written request to this address.

The Company has a telephone hotline staffed by an independent third party for employees and others to submit their concerns regarding violations or suspected violations of the Company’s Ethics Policy or violations of law and for reporting any concerns regarding accounting or auditing matters on a confidential anonymous basis. Employees and others can report concerns by calling 1-800-695-1704 or by emailing or writing to the addresses provided in the Company’s Whistleblower Protection & Ethics Violations Reporting Policy found on the Corporate Governance page of the Company’s website at www.tegna.com under the “Investors” menu. Any concerns regarding accounting or auditing matters so reported will be communicated to the Company’s Audit Committee.

Related Transactions; Compensation Committee Interlocks and Insider Participation

Our Company has not had compensation committee interlocks with any other company, nor has our Company engaged in any material related transactions since January 1, 2020, the first day of our last fiscal year. Although no such related transactions have occurred or are anticipated, the Board has adopted a related person transaction policy that outlines the procedures that the Board will follow in connection with reviewing any future transactions involving the Company and related persons. The policy takes into account the categories of transactions that the Board has determined are not material in making determinations regarding independence and requires directors and executive officers to notify the Company’s general counsel of any potential related person transactions.

2021 PROXY STATEMENT	|	21

Proposal 1—Election of Directors: Report of the Audit Committee

Report of the Audit Committee

During fiscal years 2019 and 2020, the Company’s independent registered public accounting firm for each of those years, PricewaterhouseCoopers LLP (“PwC”) billed the Company the following fees and expenses:

	2019	2020
Audit Fees
Audit Fees—TEGNA(1)	$2,377,000	$2,825,000
Audit Fees—Acquisitions(2)	$515,000	$200,000
Audit Fees—Total	$2,892,000	$3,025,000
Audit-Related Fees(3)	$200,153	$530,018
Tax Fees(4)	$32,500	$50,934
All Other Fees(5)	$900	$900

Total	$3,125,553	$3,606,852

(1)

Audit Fees—TEGNA include professional services rendered in connection with the annual integrated audit of the Company’s consolidated financial statements, internal control over financial reporting, and the review of quarterly reports on Form 10-Q. In 2020, Audit Fees include payments to PwC of $200,000 related to debt comfort letters issued in relation to the Company’s 2026 and 2028 bond issuances. The 2020 Audit Fees also include payments to PwC ($120,000) for additional SOX work required due to the Company’s implementation of the Oracle enterprise resource planning (ERP) system, as well as fees related to analysis requested by the Audit Committee ($270,000). All of these services were pre-approved by the Audit Committee as described below. The totals above do not include payments made in 2020 to Ernst & Young (EY) ($135,000) related to the debt comfort letters referenced above that would be considered Audit Fees if EY were the Company’s independent registered accounting firm.

(2)

Audit Fees—Acquisitions for 2020 include professional services rendered in connection with the acquisition of television station KTBU-TV (Houston, TX) and KMPX-TV (Dallas, TX). Audit Fees for 2019 relate to the acquisition of television stations from Gray Television, Dispatch Media Group and Nexstar Media Group. All of these services were pre-approved by the Audit Committee as described below.

(3)

Audit-Related Fees include professional services rendered in connection with the audit of employee benefit plans and the Company’s implementation of the Oracle ERP system. In 2020, the Company paid employee benefit plan audit fees of $180,000 and ERP-related fees of $350,000. All of these services were pre-approved by the Audit Committee as described below.

(4)	Tax Fees principally relate to tax planning services and advice in the U.S. All of these services were pre-approved by the Audit Committee as described below.
(5)	All Other Fees relate to the Company’s use of PwC’s disclosure checklist tool.

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under that policy, particular services or categories of services have been pre-approved, subject to a specific budget. Periodically, but at least annually, the Audit Committee reviews and approves the list of pre-approved services and the maximum threshold cost of performance of each. The Audit Committee is provided with a status update on all services performed by the Company’s independent registered accounting firm periodically throughout the year and discusses such services with management and the independent registered accounting firm. Pursuant to its pre-approval policy, the Audit Committee has delegated pre-approval authority for services provided by the Company’s independent registered accounting firm to its Chair, Bruce P. Nolop. Mr. Nolop may pre-approve up to $100,000 in services provided by the independent registered accounting firm, in the aggregate at any one time, without consultation with the full Audit Committee, provided that he reports such approved items to the Audit Committee at its next scheduled meeting. In determining whether a service may be provided pursuant to the pre-approval policy, the primary consideration is whether the proposed service would impair the independence of the independent registered public accounting firm.

In connection with its review of the Company’s 2020 audited financial statements, the Audit Committee received from PwC written disclosures and a letter regarding PwC’s independence in accordance with applicable requirements of the Public Company Accounting Oversight Board (PCAOB), including a detailed statement of any relationships between PwC and the Company that might bear on PwC’s independence, and has discussed with PwC its independence. The Audit Committee considered whether the provision of non-audit services by PwC is compatible with maintaining PwC’s independence. PwC stated that it believes it is in full compliance with all of the independence standards established by the various regulatory bodies. The Audit Committee also discussed with PwC various matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Audit Committee met with management, the Company’s internal auditors and representatives of PwC to review and discuss the Company’s audited financial statements for the fiscal year ended December 31, 2020. Based on such review and discussion as well as the Committee’s reviews and discussions with PwC regarding the various matters mentioned in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the 2020 fiscal year. The Board has approved that recommendation.

Audit Committee

Bruce P. Nolop, Chair

Stuart J. Epstein

Lidia Fonseca

Karen H. Grimes

Scott K. McCune

22	|	2021 PROXY STATEMENT

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm

(Proposal 2 on the proxy card)

The Audit Committee of the Board of Directors is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

The Audit Committee has appointed PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2021. We believe that the appointment of PwC is in the best interests of the Company and its shareholders. Upon the recommendation of the Audit Committee, the Board of Directors is submitting the appointment of PwC as the Company’s independent registered public accounting firm for shareholder ratification at the 2021 Annual Meeting.

The Company’s Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the current year.

Our By-laws do not require that the shareholders ratify the appointment of PwC as our independent registered public accounting firm. We are seeking ratification because we value our shareholders’ views on the Company’s independent registered accounting firm and believe it is a good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PwC, but in its discretion may choose to retain PwC as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

A representative of PwC is expected to attend the 2021 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

2021 PROXY STATEMENT	|	23

Executive Compensation

Compensation Discussion and Analysis

As 2020 unfolded, it became clear that the prudent business and strategic decisions the Board and Company management made during the past few years and the Company’s execution on its five-pillar strategy has positioned the Company for success despite the broader economic backdrop. The Company ended 2020 with record total company and political advertising revenue, Adjusted EBITDA, and free cash flow, and exceeded full-year 2020 guidance provided prior to the COVID-19 pandemic for all key financial metrics. The Company’s 2020 financial and operational performance reflects the strength and resilience of our underlying business and our long-term strategy.

The Leadership Development and Compensation Committee of the Board of Directors (the “Committee”) believes that the 2020 compensation of our Named Executive Officers appropriately reflects and rewards their significant contributions to the Company’s strong performance in a year that tested the strength and resiliency of all of our employees.

The Committee continuously reviews the structure of our executive compensation program and, based on shareholder feedback over recent years, has further strengthened the link between pay and performance and enhanced disclosure of executive compensation structure and practices. In 2020, the Committee agreed upon and implemented the following key changes:

No Changes to Performance Targets: Following the onset of COVID-19, the Committee followed a thoughtful process throughout 2020 and focused on the best interests of all shareholders in considering whether to adjust our internal goals and metrics given the significant uncertainty in the marketplace. Ultimately, the Committee determined that changing any of the metrics and goals would diminish the performance linkage it has diligently worked to strengthen.

Incorporated Pandemic-Related “Resiliency” Factors into Annual Bonus Determinations: The Committee created a performance scorecard that focused on measuring “resiliency” in order to evaluate how the Company and the management team handled the many challenges created by the pandemic. The scorecard highlighted the Company’s 2020 performance in four key areas: Content, Employees, Community and Business/Strategic.

Increased Disclosure of Annual Bonus Determination: Additionally, in response to shareholder feedback for additional insight into the annual bonus, the Committee enhanced and provided additional disclosure of the performance scorecard assessment it used to determine the CEO’s annual bonus, discussed in more detail on page 31 of this Compensation Discussion and Analysis (CD&A). The CEO performance scorecard further illustrates the Committee’s approach to measure individual performance against the 2020 goals set for each Key Performance Indicator (KPI).

Awarded Annual Bonuses Below Target and 2019 Bonuses: The Committee awarded 2020 annual bonuses to our NEOs that were slightly below target and lower than the 2019 bonuses despite the strong performance of the Company and the NEOs, including the Company’s record financial results and strong performance navigating the impact of the pandemic as reflected in the resiliency scorecard.

Increased Performance-Based Compensation: The Committee increased the percentage of the CEO’s equity grants allocated to Performance Shares from 65% to 70% for annual equity awards granted beginning on March 1, 2021, further aligning pay and performance.

Adopted a Salary Reduction Plan to Avoid Layoffs in 2020: The Committee oversaw the roll-out of a temporary salary reduction and one-week employee furlough program during the second quarter of 2020, pursuant to which Mr. Lougee received a 25% temporary salary reduction; each of our directors received a 25% temporary fee reduction; senior Company executives, including each of the NEOs other than Mr. Lougee, received a 20% temporary salary reduction; and most other Company employees were required to take a one week furlough or received a commensurate 8% temporary salary reduction. These temporary pay actions, in addition to the Company’s execution of the plan to limit non-essential expenses, permitted the Company to finish 2020 without making any COVID-related layoffs.

Furthermore, in February 2021, the Committee accepted Mr. Lougee’s recommendation that the Company’s senior leadership team, including each of the NEOs, would not receive base salary increases in 2021.

24	|	2021 PROXY STATEMENT

Executive Compensation: Executive Summary

This CD&A explains the guiding principles and practices upon which our executive compensation program is based and the 2020 compensation paid to our Named Executive Officers (also referred to as “NEOs”), who for the 2020 fiscal year were:

•	David T. Lougee, President and Chief Executive Officer,

•	Victoria D. Harker, Executive Vice President and Chief Financial Officer,
•	Lynn Beall (Trelstad)*, Executive Vice President and Chief Operating Officer—Media Operations, and

•	Akin S. Harrison, Senior Vice President, General Counsel and Secretary.

*	“Beall” is Ms. Trelstad’s maiden name and the name she uses for business purposes. “Trelstad” is her married and legal name.

Executive Summary

PERFORMANCE HIGHLIGHTS

Highlights of the Company’s 2020 performance included:

Total revenues. Total company revenue was $2.9 billion, up 28 percent year-over-year and up 33% relative to the full year 2018.

Record political advertising revenues. The company generated record political advertising revenue of $446 million, up 91 percent relative to full year 2018.

Strong subscription revenue growth. Subscription revenue of $1.3 billion was up 28% year-over-year.

GAAP net income. Our GAAP Net Income was $483 million, up 69 percent year-over-year, with 19% growth compared to 2018.

Adjusted EBITDA. Company Adjusted EBITDA totaled a record $1 billion (representing net income from continuing operations before income taxes, interest expense, equity income, other non-operating items, special items, depreciation and amortization).

Distribution agreement renewals. The company repriced approximately 35 percent of its paid subscribers.

Debt refinancing and paydown. Executed nearly $1.6 billion in refinancings to lower interest expense, extend maturities and increase capital flexibility; reached a net leverage of 3.95x and have no upcoming debt maturities until 2024.

Reconciliation of the following non-GAAP financial measure to the Company’s results as reported under accounting principles generally accepted in the United States may be found in the Company’s Form 10-K, filed March 1, 2021: adjusted EBITDA—page 33.

2021 PROXY STATEMENT	|	25

Executive Compensation: Executive Summary

PAY FOR PERFORMANCE

The Committee supports compensation policies that place a heavy emphasis on pay for performance. Having our NEOs receive a higher proportion of their long-term awards as performance shares that may be earned, if at all, based on the Company’s achievement of performance goals established by the Committee rather than restricted stock units (which are service-based) strengthens the pay for performance aspect of the Company’s long-term incentive program. The percentage of NEO annual equity awards granted on March 1, 2020 (based on grant date value) that were performance-based were 70% for our CEO (increased from 65% in 2020) and 55% for each of the other NEOs.

A MAJORITY OF OUR CEO’S 2020 TARGET PAY WAS PERFORMANCE-BASED

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE RESPONSIBILITIES

The Committee oversees the Company’s executive compensation program and is responsible for:

•	Evaluating and approving the Company’s executive compensation plans, principles and programs;

•	Administering the Company’s equity incentive plans and granting bonuses and equity awards to our senior executives;
•	Reviewing and approving on an annual basis corporate goals and objectives relevant to the compensation of the Company’s President and CEO and its other senior executives; and

•	Reviewing risks relating to the Company’s executive compensation plans, principles and programs.

The Committee also regularly reviews other components of executive compensation, including benefits, perquisites and post-termination pay. The Board has historically delegated to the Company’s President and CEO the authority for approving equity grants to employees other than our senior executives within the parameters of a pool of shares approved by the Board.

26	|	2021 PROXY STATEMENT

Executive Compensation: Executive Summary

GUIDING PRINCIPLES

In making its NEO compensation decisions, the Committee is guided by the following principles:

•	Pay for performance—Compensation should place a heavy emphasis on pay for performance and substantial portions of total compensation should be “at risk.”

•	Attract, retain and motivate—We are committed to attracting and retaining superior executive talent by offering a competitive compensation structure that motivates key employees to ensure our overall success and long-term strength.

•	Fairness and Alignment—Compensation should be fair to both executives and shareholders, and should align the interests of our executives with those of our shareholders.

•	Pay competitively—We provide compensation opportunities generally in line with those afforded to executives holding similar positions at comparable companies.

•	Promote stock ownership—As a key part of our shareholder alignment efforts, we expect each of our senior executives to acquire and maintain a meaningful level of investment in Company common stock. Minimum levels of senior executive stock ownership are regularly reviewed by the Committee and approved by the full Board.

The following table reflects the minimum stock ownership guideline for each NEO. As of the date of this Proxy Statement, all of the NEOs significantly exceed their minimum ownership guideline.

Minimum Guideline Multiple of Base Salary
MR. LOUGEE	5X
MS. HARKER	3X
MS. BEALL	2X
MR. HARRISON	1X

The Company’s stock ownership guidelines require that executives hold all after-tax shares they receive from the Company as compensation until they have met the stock ownership guidelines detailed above.

COMPENSATION-RELATED GOVERNANCE PRACTICES

The Board’s commitment to strong corporate governance practices extends to the compensation plans, principles, programs and policies established by the Committee. The Company’s compensation-related governance practices and policies of note include the following:

✓	Performance-based pay. A significant percentage of the compensation we provide to our NEOs is performance-based.

✓

Outcome alignment. Each year we review the Company’s compensation and financial performance against internal budgets, financial results from prior years and Peer Group market data to make sure that executive compensation outcomes are aligned with the absolute and relative performance of the Company.

✓	Cap on incentive payouts. Under the annual bonus plan maximum payouts for executives are capped at 200% of target. Performance share payouts are also capped at 200% of target.

✓

Double-trigger equity vesting upon a change in control. A change in control of the Company will not accelerate the vesting of equity awards unless the recipient has a qualifying termination of employment within two years following the date of the change in control (or the awards are not continued or assumed in connection with the change in control).

✓	Clawback. We have a recoupment policy which provides:

•	That fraud or intentional misconduct by any employee that results in an accounting restatement due to material non-compliance with the securities laws would trigger a recoupment of certain incentive compensation from the responsible employee, as determined by the Committee; and

•	That the Committee may recoup up to 3 years of an employee’s incentive compensation if that employee’s gross negligence or intentional misconduct caused the Company material harm (financial, competitive, reputational or otherwise).

2021 PROXY STATEMENT	|	27

Executive Compensation: Executive Summary

✓	No guaranteed bonuses. The Company’s executive officers are not entitled to receive guaranteed bonuses.

✓	No unearned dividends. We do not pay dividends or dividend equivalents on unearned performance shares or unpaid restricted stock unit awards granted to employees.

✓

All new change-in-control arrangements are double trigger without excise tax gross-ups. Severance for executives who became eligible to participate in a change in control severance plan after April 15, 2010 is double trigger and those executives are not eligible for an excise tax gross-up.

✓	Risk evaluation. We regularly evaluate the risks associated with the Company’s compensation plans and programs and consider the potential relationship between compensation and risk taking.

✓	No income tax gross-ups. We do not offer income tax gross-ups except in our relocation program.

✓	Anti-hedging. We maintain a policy that prohibits the Company’s employees and directors from hedging or short-selling the Company’s shares.

✓	Anti-pledging. We maintain a policy that prohibits the Company’s executive officers and directors from pledging the Company’s shares.

✓

Multi-dimensional performance assessment. Between the Company’s annual bonus and the performance share component of annual equity grants, NEO performance is assessed in variety of ways, covering the income and cash-flow statements as well as a variety of key KPIs, including both quantitative and qualitative assessments.

✓	No excessive perquisites. We do not provide significant perquisites to our named executive officers under our executive compensation program.

SAY ON PAY

79.3% of our shareholders supported our executive compensation program at the Company’s 2020 annual meeting of shareholders. This level of support was inconsistent with the results of the Company’s Say-on-Pay votes for the prior three years, each of which reflected shareholder support in excess of 90%. The Committee reviews and thoughtfully considers the results of Say on Pay votes when evaluating our executive compensation program. Additionally, as mentioned under “Shareholder Engagement” beginning on page 12 of this Proxy Statement, it is our practice to actively engage our shareholders throughout the year to garner feedback, including with respect to our executive compensation programs and policies. In 2020 and early 2021, management and directors met with investors owning approximately 40% of our outstanding common shares and, at the majority of these meetings, discussed the Company’s response to COVID-19, human capital management, executive compensation program and other compensation-related matters. During these discussions, investors indicated support for our overall compensation program. As a result, we believe that the lower level of support of our executive compensation program in 2020 as compared to prior years was attributable to the Company’s 2020 proxy contest with Standard General, in which Standard General solicited votes against this proposal as well as for a dissident slate of directors. In fact, excluding Standard General’s vote, 89.1% of our shareholders supported our executive compensation programs.

28	|	2021 PROXY STATEMENT

Executive Compensation: Overview of Executive Compensation Program

Overview of Executive Compensation Program

Key Components of Annual Compensation Decisions

The Company has designed an executive compensation program that is currently comprised of several components, as more fully discussed in the pages that follow. The key components of the Company’s annual compensation decisions are described in the following table. Based on the feedback and support the Company received during its shareholder engagement efforts following the 2020 Annual Meeting, no significant changes to the Company’s executive compensation program were implemented for 2020 or 2021.

Component	Description	Performance Considerations	Pay Objective
BASE SALARY	Pay for service in executive role.	Based on the nature and responsibility of the position, achievement of key performance indicators, internal pay equity among positions and competitive market data.	Attraction and retention. Base salary adjustments also allow the Committee to reflect an individual’s performance, scope of the position, and/or changed responsibilities.
ANNUAL BONUS	Short-term program providing NEOs with an annual cash bonus payment.	Based on the Committee’s assessment of each NEO’s achievement of annual key performance indicators as well as contributions to Company-wide performance.	Reward performance in attaining Company and individual performance goals based on the Company’s financial and strategic goals on an annual basis.
PERFORMANCE SHARES	Long-term equity grants which vest based on the Company’s Adjusted EBITDA and Free Cash Flow as a % of Revenue performance over a two-year period compared to preset targets set by the Committee.

Based on the measurement of the Company’s performance against two important financial metrics on which the Company focuses from a strategic growth perspective. The value of awards is also tied to the Company’s share price performance during the 3-year vesting period.

Reward longer-term performance in attaining Company performance goals, which in turn drives shareholder value creation; align the interests of executives with those of shareholders; and promote retention and foster stock ownership.

RESTRICTED STOCK UNITS (RSUs)	Long-term equity grants which provide for the delivery of shares of common stock subject to continued employment.	Alignment with shareholders through Company share price performance and the creation of shareholder value.	Align the interests of executives with those of shareholders, promote retention and foster stock ownership.

How the Committee Determines NEO Compensation

The Committee determines NEO compensation in its sole discretion based on its business judgment, informed by the experience of the Committee members, input from Meridian (the Committee’s independent compensation consultant), market data, the Committee’s and the CEO’s assessment of the NEO, achievement of key performance indicators, the Company’s performance and progress towards achievement of its strategic plan and the challenges confronting our business. However, no NEO participates in the determination of his or her own compensation.

The Committee does not focus on any one particular objective, formula or financial metric, but rather on performance relative to what it considers to be value-added quantitative and qualitative goals in furtherance of our compensation guiding principles described in the Executive Summary of this Compensation Discussion and Analysis.

2021 PROXY STATEMENT	|	29

Executive Compensation: How the Committee Determines NEO Compensation

Key Performance Indicators

The Committee assesses the degree and extent of achievement of key performance indicators (KPIs) as a principal tool for making NEO compensation decisions. KPIs, set annually for each of our executive officers, consist of individually designed qualitative and quantitative goals organized in three areas:

•

Profit and Revenue Goals, which include, as appropriate, revenue, adjusted EBITDA, operating income, free cash flow, digital revenue and other financial goals for the Company and the respective businesses and/or functions over which each NEO has operational or overall responsibility;

•

People Goals, intended to help the Committee measure the NEO’s contributions through, as appropriate, measures of leadership, achievement of diversity initiatives, First Amendment activities, and other significant qualitative objectives such as promoting an ethical Company work environment and diverse workforce and maintaining our reputation as a good corporate citizen of the communities in which we do business; and

•	Strategic and Business Goals, which include specific areas in which the NEO is asked to innovate and collaborate to adopt and implement new products and programs in support of the strategic plan.

Each NEO’s KPIs include multiple items in each of the three areas. The KPIs are intended to be challenging but realistic, with a high degree of difficulty in achieving all of the goals set for each NEO. Except for the CEO, whose enhanced performance scorecard has been enhanced with specific weightings in response to shareholder feedback, the Committee’s assessment of NEO performance versus KPIs is holistic, with no particular weighting ascribed to achievement of any particular item in any area. This allows for the Committee to assess each of our other NEOs’ performance against the goals and metrics that are most pertinent to the area of focus for each NEO and most appropriately measure his or her performance, with the ultimate goal of aligning pay and performance for each executive.

While the Committee takes into consideration the degree of achievement of each NEO’s KPIs and the Company performance goals and financial measures set forth above in making compensation decisions, the Committee exercises its business judgment, in its sole discretion, to set NEO compensation.

Comparative Market Data

•

To assist the Committee in making decisions affecting NEO compensation opportunities, the Committee reviewed a report from Company management providing, among other things, executive compensation market data. The report included data from the Willis Towers Watson Media Compensation Survey, the Willis Towers Watson General Industry Executive Compensation Survey, the Croner Digital Content and Technology Survey, the Radford Global Technology Survey and data from Equilar, a source of detailed executive compensation information (collectively, “Comparative Market Data”).

•

Through use of this data, the Committee compares NEO salaries, bonus opportunities and equity compensation opportunities to those of companies in the media sector and other companies with comparable revenues to confirm that the elements of our compensation program and the compensation opportunities we afford our executives are appropriately competitive. The Committee does not, however, target elements of compensation to a certain range, percentage or percentile within the Comparative Market Data.

BASE SALARY

We pay our NEOs base salaries to compensate them for service in their executive role. Salaries for NEOs take into account:

•	the nature and responsibility of the position;

•	the achievement of KPIs, both historically and in the immediately prior year;

•	internal pay equity among positions; and

•	Comparative Market Data as described above.

As noted above, senior Company executives, including each of the NEOs, accepted temporary salary reductions pursuant to which Mr. Lougee received a 25% salary reduction and senior Company executives, including each of the NEOs other than Mr. Lougee, received a 20% temporary salary reduction during the second quarter of 2020. The Board of Directors also accepted a 25% reduction of their second quarter 2020 retainer fees.

30	|	2021 PROXY STATEMENT

Executive Compensation: How the Committee Determines NEO Compensation

As a result of these temporary salary reductions, the NEO base salaries set by the Committee and reported in the table below were reduced accordingly for the second quarter. Furthermore, in February 2021, the Committee accepted Mr. Lougee’s recommendation that the Company’s senior leadership team, including each of the NEOs, would not receive base salary increases in 2021.

The table below shows the 2020 NEO base salaries set by the Committee based on the foregoing factors as well as the base salaries actually received by each NEO in 2020 as a result of the temporary salary reductions:

EXECUTIVE	2020 Base Salary	2020 Base Salary Actually Received

Mr. Lougee	$975,000	$915,986

Ms. Harker	$700,000	$670,385

Ms. Beall	$620,000	$587,077

Mr. Harrison	$450,000	$425,385

ANNUAL BONUSES

ANNUAL BONUS OPPORTUNITY

Our NEOs participate in an annual bonus program designed to reward each NEO’s contribution to overall Company results and attainment of strategic business objectives during the year. Annual bonuses therefore can vary in amount from year to year.

Beginning in late 2019 and continuing into early 2020, the Committee, in consultation with Meridian, its independent compensation consultant, determined the target bonus opportunities for each NEO. The Committee established these amounts, which are based on a target percentage of each NEO’s base salary, after thorough consideration of:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•	Comparative Market Data.

Based on these factors, the Committee approved the following 2020 bonus guideline opportunities for our NEOs, using the original 2020 base salary determined by the Committee for each NEO:

Executive	Base Salary	Target Percentage of Base Salary	Bonus Guideline Amount

Mr. Lougee	$975,000	120%	$1,170,000

Ms. Harker	$700,000	100%	$700,000

Ms. Beall	$620,000	100%	$620,000

Mr. Harrison	$450,000	70%	$315,000

ANNUAL BONUS PAYOUT FOR 2020

The extent to which a bonus is earned by an NEO is determined by the Committee, informed by attainment of the Company’s annual financial and qualitative performance goals, individual contributions made by the NEO during the year and each NEO’s KPIs set at the beginning of the year.

Additionally, the Committee also considers the financial performance of the Company across a variety of financial measures which, for 2020, included total revenues, operating income, net income, earnings per share, Adjusted EBITDA, EBITDA margins, political advertising revenue, subscription revenue and free cash flow as a percentage of revenue. The Committee selected these financial measures for 2020 because it considers them to be broad enough to capture the most significant financial aspects of an organization as large as ours yet also focused enough to represent the financial measures that we believe drive our financial success as a pure-play media company.

2021 PROXY STATEMENT	|	31

Executive Compensation: How the Committee Determines NEO Compensation

In assessing Company achievement of these financial performance measures, the Committee compares them to management budgets approved by the Board at the beginning of the year and financial results from prior years and takes into account the Company’s financial performance relative to its peer companies, as well as industry and market conditions. Highlights of the financial results reviewed by the Committee are provided above under “Performance Highlights.”

In addition to the factors discussed above, during 2020 the Committee established a “resiliency” scorecard in order to evaluate how the Company and the management team navigated through the many challenges created by the pandemic. The scorecard focused on the Company’s 2020 performance in four key areas: Content, Employees, Community and Business/Strategic. Given the significant impact of the COVID-19 pandemic on the economy, our employees and the communities we serve, the Committee believed it was important to consider these factors when assessing the Company’s 2020 performance and determining annual bonus payouts. Performance highlights under the “resiliency” scorecard include the following:

Content

The Company continued to deliver high quality journalism in a COVID-19 impacted environment, while keeping the safety of its employees a priority. The Company:

•	Moved quickly to protect its employees and newsrooms by transitioning to a majority remote environment, when appropriate;

•	Maintained its focus on effective and engaging reporting;

•

Embraced a “Facts Not Fear” approach to our reporting on the pandemic, leveraging our emerging VERIFY brand which we use to fight misinformation and disinformation and to help viewers and users distinguish between true and false information.

•	Found innovative ways to deliver trusted news and inspirational content that both informed and brought hope to our audiences in response to the changing COVID-19 environment;

•	Accelerated our adjacency efforts, including VERIFY, local OTT apps on Roku and Amazon Fire, and a True Crime initiative to combine video and podcast under one organization; and

•	Utilized a measured approach to thoughtfully allow a limited return of employees to their stations;

Employees

Senior Company executives, including each of the NEOs, accepted a temporary salary reduction during the second quarter of 2020, pursuant to which Mr. Lougee received a 25% pay reduction and senior Company executives, including each of the NEOs other than Mr. Lougee, received a 20% temporary salary reduction. Most other Company employees were required to take a one week furlough or receive a commensurate 8% temporary salary reduction. These temporary salary actions, in addition to the Company’s decision to limit non-essential expenses, permitted the Company to finish 2020 without making any COVID-related layoffs.

The Company focused on improving its internal communication and increasing employee engagement to keep its employees informed and connected as the management team implemented its response to the pandemic. We also supported our employees by taking the following actions:

•	Deploying more than 1,100 laptops, expanding our video conferencing and VPN capabilities, adding IP-based intercoms for production staff, and providing equipment for home studios;

•	Enhancing and communicating the availability of employee mental health benefits, including the ability to consult with medical providers remotely;

•	Providing each Company employee with access to backup home care;

•	Paying each non-bonus eligible employee a one-time special bonus of $1,000 prior to Thanksgiving;

•	Investing in modifications to buildings and offices to keep employees safe; and

•	Improving HVAC filtration systems.

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Executive Compensation: How the Committee Determines NEO Compensation

Community

Understanding the critical role that its stations play in the communities they serve, during 2020 the Company:

•

Embraced a “Facts Not Fear” approach to our reporting on the pandemic, leveraging our emerging VERIFY brand which we use to fight misinformation and disinformation and to help viewers and users distinguish between true and false information;

•	Entered into local fundraising partnerships pursuant to which the Company’s stations collectively raised over $66 million in COVID-19 relief efforts to support its local communities;

•

Enhanced social justice initiatives with the Company having stations in many cities that experienced significant protests, including Atlanta, Denver, Houston, Louisville, Minneapolis, Portland, Seattle and Washington, DC; and

•	Focused on education and reporting on the 2020 election, including by educating viewers on key facts about voting, local debates, issue reporting and expanded coverage.

Business and Strategic

In addition to the Company’s performance highlights referenced on page 25 of this Proxy Statement, other business and strategic highlights included:

•	EBITDA finished at 98% of plan despite advertising revenue shortfalls resulting from the pandemic;

•	EBITDA margin exceeded plan as a result of successful expense reductions of $88M from plan (over $50M are permanent / on-going cost reductions);

•	Grew the revenue of the Premion business by 44% year-over-year during pandemic, achieving 99% of Premion’s local/station revenue plan;

•

Streamlined sales operations by executing the TEGNA Sales One Team initiative, which included successfully integrating our in-house national sales team while growing revenue share and realizing $20M in expense reductions in our costs relating to the sale of political advertising;

•	Successfully completed retransmission consent negotiations at leading rates and an affiliation agreement with NBC, which combined to improve the Company’s short term financial prospects;

•	Identified and successfully negotiated the acquisition of sports podcasting business LockedOn Podcast Network; and

•	Enhanced B2B marketing through a restructured TEGNA Marketing Solutions unit.

Finally, the Committee evaluated the performance of our executives and the roles played by each of them in achieving critically important strategic transactions and the operational and financial results described in the “Executive Summary” above. Other factors considered by the Committee for the 2020 bonus awarded to each NEO are described below.

2021 PROXY STATEMENT	|	33

Executive Compensation: How the Committee Determines NEO Compensation

David T. Lougee, President and Chief Executive Officer

2020 Goals:

Based on shareholder feedback and the Committee’s desire to provide an understanding of how Mr. Lougee’s annual bonus is determined, with the assistance of Meridian, the Committee’s independent compensation consultant, the Committee enhanced the scorecard to evaluate Mr. Lougee’s 2020 performance. The scorecard measures Mr. Lougee’s results against financial and non-financial KPIs, with the financial and non-financial KPIs each assigned an overall 50% weighting by the Committee. Mr. Lougee’s financial KPIs included EBITDA and revenue targets, with the EBITDA target weighted at 35% and the revenue target weighted at 15%. In assessing Mr. Lougee’s financial goals, the Committee also took into account the Company’s EBITDA margin, advertising and marketing services revenue and political advertising revenue for the year.

Mr. Lougee’s non-financial goals included strategic goals relating to driving long-term growth for the Company (taking into account anticipated market forces and dynamics), the Company’s 2020 business priorities (key business initiatives critical to the Company during 2020), and the Company’s 2020 people goals (building the organization with capabilities and a culture for the future, including diversity and inclusion goals). These non-financial goals were weighted as follows: strategic (25%), business priorities (15%) and people (10%).

2020 Performance Highlights and Accomplishment of 2020 Goals:

During 2020, Mr. Lougee led the Company to record financial results, successfully navigated the Company through the disruptions and challenges caused by the COVID-19 pandemic, drove the successful negotiation of network affiliate and retransmission agreements, refinanced and paid down the Company’s debt, strengthened the Company’s commitment to diversity, equity and inclusion and continued to refine and communicate the Company’s strategy and investment thesis to its investors. Mr. Lougee’s annual bonus for 2020 reflected these accomplishments as well as the Committee’s assessment of the performance of his duties and his achievement of the following KPIs:

Financial KPIs

•  Achieved record Adjusted EBITDA* of $1.0 billion for the year, up 45 percent year-over-year and slightly below his EBITDA KPI.

•  Increased total company revenue 28% to $2.9 billion, slightly below his revenue KPI.

•  Generated record political advertising revenue of $446 million, up 91% relative to 2018.

•  Continued to manage ongoing operational efficiencies and expense savings: in conjunction with the pandemic response, identified and executed $88M in cost savings of which $50M are expected to be permanent.

Non-financial KPIs: Strategic and Business

•  Successfully led the Company’s efforts to reach a multi-year affiliation agreement with NBC covering 20 markets nationwide and repriced approximately 35 percent of its paid subscribers.

•  Executed nearly $1.6 billion in refinancings to lower interest expense, extend maturities and increase capital flexibility. As a result, the Company has no upcoming debt maturities until 2024.

•  Restructured the Company’s entire sales organization to become “OneTeam TEGNA” with a focus on multi-market clients and agencies, growing the Company’s total core share in the process.

•  Oversaw Premion finishing the year with revenues of more than $145 million, reflecting growth greater than 40 percent relative to 2019.

•  Successfully engaged with investors and proxy advisory firms to navigate a contested director election, all the while maintaining focus on the business and our employees during the heart of the pandemic disruption.

Non-financial KPIs: People

•  Spearheaded initiatives to improve the Company’s ethnic and gender diversity, including launching a diversity & inclusion working group, appointing a chief diversity officer and developing a focused strategy to improve the Company’s ethnic diversity with specific five-year goals.

•  Continued to build a purpose-driven culture and oversee improvements in Company culture as reflected in improved year-over-year employee survey results; defined critical skills for leadership and content roles which laid the groundwork to align and integrate the Company’ talent processes and the implementation of a new recruitment approach.

•  Continued to make progress on key leadership succession and development plans.

*

Reconciliation of the following non-GAAP financial measure to the Company’s results as reported under accounting principles generally accepted in the United States may be found in the Company’s Form 10-K, filed March 1, 2021: adjusted EBITDA – page 33.

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Executive Compensation: How the Committee Determines NEO Compensation

Victoria D. Harker, Executive Vice President and Chief Financial Officer

2020 Goals:

The Committee evaluated Ms. Harker’s 2020 performance using financial and non-financial KPIs it developed in consultation with Mr. Lougee. Ms. Harker’s financial KPIs included, among other things, budget targets, Adjusted EBITDA, effective tax rate, earnings per share and external audit fees.

Ms. Harker’s non-financial goals included, without limitation, the continued transformation of the Company’s finance function, capital allocation, strategic transactions, cost restructuring, and people goals relating to hiring and promotion, racial and gender diversity and succession planning.

2020 Performance Highlights and Key Accomplishments:

Ms. Harker delivered a strong performance in 2020 during which she and her finance team led the refinancing of almost $1.6 billion of the Company’s debt, assisted in the successful negotiation of retransmission agreements and identified new areas of investment opportunity. Her annual bonus for 2020 reflected the Committee’s assessment of her performance, including her achievement of the following KPIs:

Financial KPIs

•  Supported the achievement of the Company’s 2020 financial results through continued enhancement of our capital structure.

•  Supported the Company’s cost control programs and initiatives, resulting in achieving her 2020 budget KPI.

•  Met her KPI relating to external audit fees and nearly met budget with respect to Adjusted EBITDA in spite of the challenges caused by the pandemic.

Non-financial KPIs: Strategic and Business Goals

•  Executed nearly $1.6 billion in refinancings to lower interest expense, extend maturities and increase capital flexibility. As a result, the Company has no upcoming debt maturities until 2024.

•  Accelerated debt paydown to reach a net leverage of 3.95x by the end of 2020, allowing for board approval of renewal of $300m three-year share repurchase program.

•  Successfully implemented a company-wide enterprise resource planning (ERP) system.

•  Negotiated an increase in the Company’s debt leverage cap to 5.5x to provide the Company with additional financial flexibility.

•  Continued successful investor outreach efforts as she continued to refine the Company’s investor relations approach and tailored our messaging in response to feedback received from investors.

Non-financial KPIs: People Goals

•  Achieved succession planning and development goals, successfully managing the promotion and continued development of key members of the finance team in the areas of investor relations, treasury and tax.

•  Oversaw the hiring of racially and gender diverse candidates in the Company’s finance department at rates higher than the current populations.

2021 PROXY STATEMENT	|	35

Executive Compensation: How the Committee Determines NEO Compensation

Lynn Beall, Executive Vice President and Chief Operating Officer – Media Operations

2020 Goals:

The Committee evaluated Ms. Beall’s 2020 performance using financial and non-financial KPIs it developed in consultation with Mr. Lougee. Ms. Beall’s financial KPIs included, among other things, goals relating to net income before taxes and revenue, including digital and Premion revenue.

Ms. Beall’s non-financial goals included, without limitation, audience growth, content transformation, retransmission and network affiliation agreement negotiations, optimization of the Company’s sale organization, and people goals relating to talent and culture, racial and gender diversity and succession planning.

2020 Performance Highlights and Key Accomplishments:

In 2020, Ms. Beall continued to demonstrate leadership in overseeing one of the most geographically diverse broadcast groups in the United States through a historic news cycle that included a global pandemic, protests, unprecedented weather coverage, a contentious presidential race, and demonstrations for racial justice. Ms. Beall’s annual bonus for 2020 reflected the Committee’s assessment of her performance including her achievement of the following KPIs:

Financial KPIs

•  Drove the Company’s Media revenue and net income for the Company’s media properties, meeting her budget goal with respect to Media Operations net income and nearly meeting her goals with respect to Media Operations revenue and Premion local revenue.

Non-financial KPIs: Strategic and Business Goals

•  Successfully led the Company’s efforts to reach a multi-year affiliation agreement with NBC covering 20 markets nationwide and repriced approximately 35 percent of its paid subscribers.

•  Oversaw a company-wide sales reorganization under the umbrella of the OneTeam TEGNA initiative and completed the transition to the Company’s in-house national sales organization.

•  Led the growth of audience across all of the Company’s platforms.

•  Continued to lead the Company’s efforts to embed a digital orientation within the Company’s content organization.

Non-financial KPIs: People Goals

•  Achieved succession planning KPI by expanding the Media Operations leadership team and creating development opportunities for identified talent.

•  Took steps to recruit and retain the next generation of innovative leaders by expanding the Company’s producers-in-residence program, including strong participation from female and racially diverse employees.

•  Oversaw the hiring of racially and gender diverse candidates in Media Operations at rates higher than the current populations and increased the number of female managers in her organization.

36	|	2021 PROXY STATEMENT

Executive Compensation: How the Committee Determines NEO Compensation

Akin S. Harrison, Senior Vice President, General Counsel and Secretary

2020 Goals:

The Committee evaluated Mr. Harrison’s 2020 performance using financial and non-financial KPIs it developed in consultation with Mr. Lougee. Mr. Harrison’s financial KPIs included managing the law department’s budget and total Company outside legal fees.

Mr. Harrison’s non-financial goals included providing legal counsel and leadership in support of the Company’s purpose, strategic transactions, negotiations and compliance efforts, leadership for the Company’s ethics standards and initiatives, legal support in connection with the Company’s contested director election, and people goals relating to diversity and inclusion and leadership development.

2020 Performance Highlights and Key Accomplishments:

In 2020, Mr. Harrison continued to effectively manage the law department and provided legal counsel and support in connection with a number of projects, including acquisitions, debt financings, and regulatory and corporate governance matters. Mr. Harrison’s annual bonus for 2020 reflected the Committee’s assessment of his performance, including his achievement of the following KPIs:

Financial KPIs	• Successfully managed the legal department’s budget, enabling him to exceed his internal department and Company-wide outside counsel fee KPIs for the year.

Non-financial KPIs: Strategic and Business Goals

•  Successfully supported the Company’s retransmission consent and network affiliation negotiations and debt refinancing efforts.

•  Oversaw the Company’s legal compliance program, including training sessions relating to antitrust, ethics and the sponsorship ID rules.

•  Participated in the Company’s successful investor outreach efforts.

•  Continued to partner with internal clients to help them achieve their business goals.

Non-financial KPIs: People Goals

•  Supported company-wide diversity and inclusion initiatives, by acting as an executive sponsor of the Company’s diversity and inclusion working group.

•  Continued to take steps to move forward the development of the legal team, preparing them for increased responsibilities.

In determining the annual bonus payouts for each NEO, the Committee considered the above individual and Company performance results, including the Company’s record financial results and strong performance navigating the impact of the pandemic as reflected in the resiliency scorecard. The Committee also considered the overall impact of the pandemic on the Company’s results and the challenges of the business environment. Based on its comprehensive review of these considerations, the Committee exercised its business judgment, in its sole discretion, to award 2020 annual bonuses to our NEOs that were slightly below target:

Executive	Bonus

Mr. Lougee	$1,146,500

Ms. Harker	$695,000

Ms. Beall	$605,000

Mr. Harrison	$312,500

LONG-TERM INCENTIVES

The Company’s long-term incentive program (the “LTI Program”) consists of awards of Performance Shares and Restricted Stock Units. The Performance Shares are based on the Company’s adjusted EBITDA and Free Cash Flow metrics which the Committee views as critical to measuring our success in creating value for shareholders.

2021 PROXY STATEMENT	|	37

Executive Compensation: How the Committee Determines NEO Compensation

The Committee uses a 2-year performance cycle for the Performance Shares in order to address the significant cyclical revenue increase the Company experiences in even-numbered years due to political spending during mid-term and presidential election years as a result of the Company’s strong political footprint.

Under the Performance Share program, grants are made, and a new two-year performance cycle begins, each year. At the end of each two-year performance cycle, the number of shares of Company common stock earned will be determined based upon the Company’s level of achievement versus the aggregate financial performance target or targets set by the Committee for that cycle. Any earned shares of Company common stock will not be distributed to executives until after the completion of the three-year service period. If the Company fails to meet threshold performance against a financial performance metric at the end of any performance cycle, no Performance Shares will be earned and no payout of shares of Company common stock will be made with respect to that financial performance metric. The current LTI Program has been used for awards made since 2018.

Long-Term Equity Awards under the 2020 LTI Program

For the March 1, 2020 grants, the Committee determined total long-term equity award target values for the NEOs taking into account market data and, for executives other than Mr. Lougee, the recommendations of Mr. Lougee and our Senior Vice President and Chief Human Resources Officer. These target values were calculated by multiplying the NEO’s base salary by a target percentage, which target percentage took into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•	comparative market data.

Following an assessment of the market data and recommendations made with the assistance of Meridian, the Committee approved 2020 total long-term award target values for each of our NEOs in February 2020. The Committee determined that these long-term equity award values were appropriate given the individual performance of each NEO against his or her KPIs, the financial performance of the Company and the operations for which they are responsible, the Company’s progress towards the goals of its strategic plan and the Committee’s assessment of market pay levels. For the CEO in particular, the Committee had previously positioned his long-term incentive value lower relative to market data given his shorter tenure in the role. For 2020, the Committee believed it was important to increase his long-term incentive value to be more closely aligned with market median levels in recognition of his strong leadership and performance, the Company’s several key acquisitions in 2019, and to ensure a greater percentage of his pay was directly linked to our stock price. Additionally, the Committee also increased the percentage of the CEO’s equity grants that would be provided as Performance Shares from 65% to 70%.

Executive	2020 Base Salary	Long Term- Award Target Percentage	Total Long- Term Award Target Value

Mr. Lougee	$975,000	450%	$4,387,500

Ms. Harker	$700,000	200%	$1,400,000

Ms. Beall	$620,000	185%	$1,147,000

Mr. Harrison	$450,000	175%	$ 787,500

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Executive Compensation: How the Committee Determines NEO Compensation

On March 1, 2020, the long-term equity award value for each NEO was translated into a target award of Performance Shares and an award of RSUs based upon the Company’s closing stock price on February 28, 2020 (taking into account that dividends would not be paid on the Performance Shares or RSUs during the respective vesting periods), as follows:

Executive	Performance Shares (Target #)	RSUs

Mr. Lougee	227,669	96,641

Ms. Harker	57,079	46,256

Ms. Beall	46,764	37,896

Mr. Harrison	32,107	26,019

2020 Performance Share Awards

For the 2020 Performance Share grants, the Committee determined to maintain the same performance metrics that will be measured over the applicable performance cycle, as follows:

Performance Metric	Weighting(1)	Description

Adjusted EBITDA	2/3	Compares, in percentage form, (1) the sum of the actual Adjusted EBITDA generated by the Company in each of the two applicable fiscal years, to (2) the sum of the target budgeted amounts of Adjusted EBITDA set by the Committee in connection with its annual budget review process for such fiscal years.

Free Cash Flow as a Percentage of Revenue	1/3	Compares, in percentage form, (1) the aggregate amount of Free Cash Flow generated by the Company in the two applicable fiscal years measured as a percentage of the aggregate total Company revenues generated by the Company in such fiscal years, to (2) the weighted average of the targeted level of Free Cash Flow as a percentage of total Company revenues set by the Committee in connection with its annual budget review process for such fiscal years.

(1)	The Performance Shares place a higher weighting on Adjusted EBITDA given the importance of meeting our profitability expectations.

For purposes of the 2020 Performance Share grants:

•

“Adjusted EBITDA” means net income from continuing operations before (1) interest expense, (2) income taxes, (3) equity income (losses) in unconsolidated investments, net, (4) other non-operating items, (5) severance expense, (6) facility consolidation charges, (7) impairment charges, (8) depreciation, (9) amortization, and (10) expense related to performance share long-term incentive awards. Net income from continuing operations may be further adjusted to exclude unusual or non-recurring charges or credits to the extent and in the amount such items are separately reported or discussed in the financial statements and notes thereto or in management’s discussion and analysis of the financial statements in a periodic report filed by the Company under the Securities Exchange Act of 1934, as amended.

•

“Free Cash Flow” means “net cash flow from operating activities” less “purchase of property and equipment”, each as reported in the Company’s consolidated statements of cash flows, and adjusted to exclude (1) voluntary pension contributions, (2) capital expenditures required either by government regulators or due to natural disasters offset by any reimbursements of such expenditures (e.g., from the U.S. Government or an insurance company), and (3) the same adjustments made to Adjusted EBITDA, other than income taxes and interest to the extent of their impact on Free Cash Flow. When calculating Free Cash Flow in respect of the 2020 Performance Shares, actual changes in working capital for the year will be disregarded to the extent they are greater than or less than the $20 million collars specified by the Committee from the target change in working capital. The “collar” limits the effect of volatility in working capital that can impact the Company’s Free Cash Flow.

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Executive Compensation: How the Committee Determines NEO Compensation

The Committee reserves the right to modify the calculations to adjust for impacts it deems appropriate.

The following table illustrates the ranges of potential payouts based on threshold, target and maximum performance levels for each financial performance metric adopted by the Committee for the applicable performance cycle:

	Actual versus Target	Applicable Payout Percentage*

Below Threshold (80%)	<80%	0

Threshold	80%	65%

Target	100%	100%

Maximum	110%	200%

Above Maximum	>110%	200%

*	The Applicable Payout Percentage is calculated using straight line interpolation for points between Threshold and Target and for points between Target and Maximum.

The Company does not publicly disclose its expectations of how it will perform on a prospective basis in future periods or specific long-term incentive plan targets applicable under its compensation programs due to potential competitive harm. The target performance goals for Adjusted EBITDA and Free Cash Flow for each two-year performance cycle are designed to be appropriately challenging based on internal forecasts and the Company’s historical results, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount.

With certain exceptions for terminations due to death, disability, retirement (defined as 65 years of age or at least 55 years of age with at least 5 years of service) or a change in control of the Company, Performance Shares generally vest on the expiration of the three-year vesting service period (the Incentive Period) only if the executive continues to be employed by the Company through the last day of the vesting service period.

Following the end of the vesting service period, each executive who has earned Performance Shares will receive the number of shares of Company common stock earned for the performance cycle, less withholding taxes. Dividends are not paid or accrued on Performance Shares.

The vesting of the Performance Share grants will not accelerate in connection with a change in control, unless the executive has a qualifying termination of employment within two years following the date of the change in control or the grants are not continued or assumed (e.g., the grants are not equitably converted or substituted for awards of the successor company) following the change in control. In the event a change in control occurs prior to the expiration of the applicable performance period, the executive will receive (if the vesting requirements are satisfied) the target number of Performance Shares set forth in the executive award agreement for that Performance Share grant. In the event a change in control occurs after the expiration of the applicable performance period but prior to the expiration of the applicable vesting service period, the executive will receive (if the vesting requirements are satisfied) the number of Performance Shares earned during the applicable performance cycle.

2020 RSU Awards

An RSU generally represents the right to receive a share of Company stock at a specified date, provided that certain service requirements are satisfied. The RSUs granted to our NEOs in 2020 generally vest and are paid in four annual installments, a longer cycle than the three-year vesting period often used by companies for RSU grants. Executives are also entitled to receive a prorated portion of their RSUs upon retirement, disability or death. The vesting of the RSUs will not accelerate in connection with a change-in-control, unless the executive has a qualifying termination of employment within two years following the date of the change-in-control or the grants are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) following the change-in-control.

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Executive Compensation: How the Committee Determines NEO Compensation

Results for 2019 Performance Share Awards

In 2019, the NEOs received Performance Share awards with a two-year performance cycle of January 1, 2019 through December 31, 2020, contingent on the Company achieving its two-year Adjusted EBITDA and Free Cash Flow as a Percentage of Revenue performance targets. The performance metric targets established by the Committee were designed to be challenging.

Performance Metric Targets for the 2019 Performance Shares

	Adjusted EBITDA	Cash Flow as a Percentage of Revenue

2019-2020 Total:	$1,684,530,000	19.6%[1]

[1]	Based on a Free Cash Flow target of $1,022,196,000 and a Revenue target of $5,227,679,000.

In February 2021, the Committee determined that the 2019-2020 Adjusted EBITDA and Cash Flow as a Percentage of Revenue performance metrics were achieved at $1,696,875,000 and 21.5%, respectively, which resulted in a payout percentage of 136.7% of the target number of 2019 Performance Shares, resulting in each NEO earning the following number of Performance Shares:

Executive	2019 Performance Shares

Mr. Lougee	239,031

Ms. Harker	85,161

Ms. Beall	53,834

Mr. Harrison	32,316

The earned 2019 Performance Shares remain subject to service vesting requirements; they generally will be paid out shortly after February 28, 2022 to the extent the executive has satisfied the vesting requirements for such awards as of such date.

Benefits and Perquisites

The Company’s NEOs are provided a limited number of personal benefits and perquisites (described in footnote 6 to the Summary Compensation Table). The Committee’s objectives in providing these benefits are to provide insurance protection for our NEOs and their families, to enable the Company to attract and retain superior management talent in a competitive marketplace, to complement other compensation components, and to help minimize distractions from our executives’ attention to important Company initiatives.

The personal benefits and perquisites the Company provides to our NEOs, including medical, life insurance and disability plans, are generally the same as those offered to other similarly situated senior executives. For additional information about these and other post-employment benefits, see the “Other Potential Post-Employment Payments” section of this Proxy Statement.

Post-Termination Pay

The Company sponsors post-termination pay plans which assist the Company in recruiting and retaining employees and in providing leadership stability and long-term commitment.

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Executive Compensation: How the Committee Determines NEO Compensation

TEGNA Retirement Plan (TRP)

Prior to the spin-off of Gannett in June 2015 (the “Gannett Spin-off”), eligible Company employees generally had earned benefits under the Gannett Retirement Plan (GRP). In connection with the Gannett Spin-off, the Company adopted the TEGNA Retirement Plan (TRP), a tax-qualified defined benefit retirement plan which assumed the GRP pension liabilities relating to Company employees. Accordingly, the TRP generally provides retirement income to certain of the Company’s U.S.-based employees who were employed before their benefits were frozen on August 1, 2008, at which time participants, including each of the NEOs (other than Ms. Harker, who did not participate in the GRP and does not participate in the TRP), ceased to earn additional benefits for compensation or service earned on or after that date. The TRP provides benefits for employees based upon years of credited service, and the highest consecutive five-year average of an employee’s compensation out of the final ten years of credited service, referred to as final average earnings, or FAE. Subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans other than the TEGNA Deferred Compensation Plan (DCP). Until benefits commence, participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index (i.e., the consumer price index for all urban consumers published by the U.S. Department of Labor Bureau of Statistics for U.S. all items less food and energy).

Effective January 1, 1998, the Company made a significant change to the GRP for service after that date. Certain employees who were either retirement-eligible or had a significant number of years of service with the Company were “grandfathered” in the plan provisions applicable to them prior to the change (pre-1998 plan provisions). Other employees were transitioned to the post-1997 plan provisions under the GRP.

The pre-1998 plan provisions provide for a benefit that is expressed as a monthly annuity at normal retirement equal to a gross benefit reduced by a portion of the participant’s Social Security benefit. Generally, a participant’s annual gross benefit is calculated by multiplying the participant’s years of credited service by specified percentages (generally 2% for each of a participant’s first 25 years of credited service and 0.7% for years of credited service in excess of 25) and multiplying such amount by the participant’s FAE. Benefits under the pre-1998 plan provisions are paid in the form of monthly annuity payments for the life of the participant and, if applicable, the participant’s designated beneficiary. The pre-1998 plan provisions provide for early retirement subsidies for participants who terminate employment after attaining age 55 and completing five years of service and elect to commence benefits before age 65. Under these provisions, a participant’s gross benefit that would otherwise be paid at age 65 is reduced by 4% for each year the participant retires before age 65. If a participant terminates employment after attaining age 60 with 25 years of service, the participant’s gross benefit that would otherwise be paid at age 65 is reduced by 2.5% for each year the participant retires before age 65.

The post-1997 plan provisions provide for a benefit under a pension equity formula, which generally expresses a participant’s benefit as a current lump sum value based on the sum of annual percentages credited to each participating employee. The percentages increase with years of service, and, in some circumstances, with age. Upon termination or retirement, the total percentages are applied to a participant’s FAE resulting in a lump sum benefit value. The pension equity benefit can be paid as either a lifetime annuity or a lump sum.

As noted above, in connection with the Gannett Spin-off, the TRP assumed the GRP pension liabilities of the NEOs who had accrued a benefit under the GRP. The TRP benefit for each of our participating NEOs is calculated under the post-1997 plan provisions. However, as noted below, the SERP benefit for Ms. Beall is calculated under the pre-1998 plan provisions. Each of the NEOs who participates in the TRP is fully vested in his or her TRP benefit.

In connection with its acquisition of Belo Corp. (Belo), the Company assumed the legacy Belo pension plan (the “Belo Plan”), which was merged into the TRP. Since Mr. Lougee earned a pension benefit while employed by Belo, the total TRP benefit for Mr. Lougee is calculated based on his accruals under both the post-1997 TRP plan provisions and the Belo Plan provisions, in which benefits he is also fully vested. Under the Belo Plan, which was frozen to new benefits as of March 31, 2007, Mr. Lougee will be entitled to monthly annuity payments for his life commencing at age 65 calculated by multiplying his Belo credited service (including any additional service credits provided when the plan was frozen) by his monthly FAE, in each case earned at Belo as of March 31, 2007, and further multiplied by specified percentages (generally 1.1% plus 0.35% for average earnings in excess of covered compensation). If Mr. Lougee were to terminate employment and elect to commence receiving benefits prior to age 65, his benefit that would otherwise be paid at age 65 would be reduced as follows: 3.33% per year for each year of such early retirement prior to age 61 and 6.67% per year for each year of such early retirement between ages 61 and 65.

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Executive Compensation: How the Committee Determines NEO Compensation

TEGNA Supplemental Retirement Plan (SERP)

The SERP is a nonqualified retirement plan that provides eligible employees with retirement benefits that cannot be provided under the TRP due to the Internal Revenue Code, which limits the compensation that can be recognized under qualified retirement plans and imposes limits on the amount of benefits which can be paid. For some participants, including Ms. Beall, the SERP also provides a benefit equal to the difference between the benefits calculated under the pre-1998 formula, without regard to the IRS-imposed limits on pay and benefits, and the amount they will receive from the TRP under the post-1997 formula. The SERP benefits for Mr. Lougee and Mr. Harrison are calculated under the post-1997 formula without regard to the IRS-imposed limits on pay and benefits. For all SERP participants, the benefit calculated under the applicable SERP formula is reduced by benefits payable from the TRP. Ms. Harker does not participate in the SERP.

In conjunction with the Company’s decision to freeze benefits under the GRP, the Company also decided to make changes to benefits under the SERP. Generally, until December 31, 2017, SERP participants whose SERP benefits were calculated under the pre-1998 formula continued to accrue benefits under the SERP. However, their benefits for credited service after August 1, 2008 were calculated at a rate that is one-third less than the pre-August 1, 2008 rate. Ms. Beall is the only NEO who was affected by this change. Ms. Beall is currently eligible for early retirement under the pre-1998 formula that applies to her under the SERP.

Effective December 31, 2017, SERP participants whose SERP benefits were calculated under the pre-1998 formula had their SERP benefits frozen such that they ceased to earn additional benefits for earnings, credited service, cost of living adjustments or any other factor or reason after that date. Ms. Beall is the only NEO who was affected by this change.

Effective August 1, 2008, SERP participants whose SERP benefits were not calculated under the pre-1998 formula had their SERP benefits frozen such that they ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, such participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index (i.e., the consumer price index for all urban consumers published by the U.S. Department of Labor Bureau of Statistics for U.S. all items less food and energy). Mr. Lougee and Mr. Harrison are the only NEOs who were affected by this change.

SERP benefits generally vest if the participant terminates employment after attaining age 55 and completing at least five years of service with the Company, although benefits become fully vested upon a change in control.

SERP benefits are generally paid in the form of a lump sum amount when a participant separates from service or, if later, the date the participant attains age 55, except that payment is accelerated in the event that the Company undergoes a change in control.

Mr. Lougee and Ms. Beall each are fully vested in his or her SERP benefits. Mr. Harrison is not vested in his SERP benefit but will become vested if he continues employment until age 55.

TEGNA 401(k) Savings Plan (401(k) Plan)

Most of the Company’s employees based in the United States are eligible to participate in the TEGNA 401(k) Savings Plan (“401(k) Plan”), which permits eligible participants to make pre-tax contributions and provides for matching and other employer contributions. Since 2018, the matching contribution rate for the 401(k) plan has been 100% of the employee’s elective deferrals up to the first 4% of the employee’s compensation. For purposes of the 401(k) Plan and subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans. Company contributions under the 401(k) Plan are immediately vested when they are made; therefore, as of the date of this Proxy Statement, Company contributions are 100% vested for each of the NEOs.

TEGNA Deferred Compensation Plan (DCP)

Each NEO who participates in the DCP, the Company’s nonqualified deferred compensation plan, may elect to defer all or a portion of his or her compensation under the DCP, provided that the minimum deferral must be $5,000 for each form of compensation (base salary and bonus) for the year of deferral. The amounts deferred by each NEO are vested and will be deemed invested in the fund or funds designated by such NEO from among a number of funds offered under the DCP.

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Executive Compensation: How the Committee Determines NEO Compensation

The DCP provides for Company contributions on behalf of certain employees whose benefits under the 401(k) Plan are capped by Internal Revenue Code rules that limit the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Generally, Company contributions to the DCP are calculated by applying the same formula that applies to an employee’s matching contributions under the 401(k) Plan to the employee’s compensation in excess of the Internal Revenue Code compensation limit. Participants are not required to make elective contributions to the DCP to receive an employer contribution under the DCP. The same vesting rules that apply under the 401(k) Plan apply to contributions under the DCP, except that amounts under the DCP become vested upon a change in control. Each NEO has been credited with Company contributions to the DCP and was immediately vested in his or her Company contribution when it was made.

Amounts that a participant elects to defer into the DCP are generally paid at the time and in the form elected by the participant, provided that if the participant terminates employment before attaining age 55 and completing five years of service, benefits are paid in a lump sum amount upon such termination (although for pre-2005 deferrals the Committee may pay such deferrals in five annual installments). The DCP permits participants to receive in-service withdrawals of participant contributions for unforeseeable emergencies and certain other circumstances. Prior to when the deferrals are made, a participant may make a special election as to the time and form of payment for benefits that become payable due to the participant’s death or disability if payments have not already commenced, and deferrals will be paid in accordance with such elections under those circumstances. Company contributions to the DCP are generally paid in the form of a lump sum amount when a participant separates from service. The payment of post-2004 Company and participant DCP contributions is accelerated in the event that the Company undergoes a change in control.

TEGNA 2015 Change in Control Severance Plan

The TEGNA 2015 Change in Control Severance Plan (CIC Severance Plan) provides severance pay for certain key executives upon a change in control of the Company in order to assure the Company that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives notwithstanding the possibility, threat or occurrence of a change in control. Mr. Lougee is the only NEO eligible to participate in the CIC Severance Plan. Ms. Harker, Ms. Beall and Mr. Harrison participate in the TEGNA Transitional Compensation Plan (TCP) rather than the CIC Severance Plan. The Board believes it is imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, in connection with any proposal relating to a change in control without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal. Change in control arrangements also facilitate the Company’s ability to attract and retain management as the Company competes for talented employees in a marketplace where such protections are common.

With those goals in mind, the CIC Severance Plan provides that a participant would be entitled to compensation if the participant is terminated prior to and in connection with a change in control or if within two years from the date of the change in control the participant’s employment is terminated by the Company other than for “cause,” or by the participant for “good reason”.

Following is a summary of several key terms of the CIC Severance Plan:

•

“change in control” means the first to occur of: (1) the acquisition of 20% or more of the Company’s outstanding shares of common stock or the combined voting power of the Company’s outstanding voting securities; (2) the Company’s incumbent directors ceasing to constitute at least a majority of the Board, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent Board; (3) consummation of a sale of the Company in a merger or similar transaction, or sale or other disposition of all or substantially all of the Company’s assets; or (4) approval by the Company’s shareholders of the Company’s complete liquidation or dissolution.

•

“cause” means (1) the participant’s material misappropriation of Company funds or property; (2) the participant’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied within 30 days following notice from the Company; or (3) the participant’s conviction, including a plea of guilty or of nolo contendere, of a securities law violation or a felony.

•

“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) a material diminution of the participant’s duties, authorities or responsibilities; (2) a reduction in the participant’s base salary or target bonus opportunity; (3) a failure to

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Executive Compensation: How the Committee Determines NEO Compensation

provide the participant with an annual long-term incentive opportunity whose grant date value is equivalent to or greater in value than participant’s regular annual long-term incentive opportunity in effect on the date of the change in control; (4) the relocation of the participant’s office from the location at which the participant is principally employed immediately prior to the date of the change in control to a location 35 or more miles farther from the participant’s residence immediately prior to the change in control, or the Company’s requiring the participant to be based anywhere other than the Company’s offices, except for required travel on the Company’s business to an extent substantially consistent with the participant’s business travel obligations prior to the change in control; (5) the failure by the Company to pay any compensation or benefits due to the participant; (6) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the CIC Severance Plan; or (7) any purported termination of the participant’s employment that is not effected pursuant to the CIC Severance Plan.

•

“multiplier” means 3.0 for the Company’s CEO as of the date of the change in control; 2.0 for a participant who on the date of the change in control is a member of the Company’s executive leadership team and reports directly to the Company’s CEO; and 1.0 for other participants. Mr. Lougee’s multiplier is 3.0.

A NEO entitled to compensation under the CIC Severance Plan would receive:

•

Payments. Upon a participant’s qualifying termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (1) any unpaid base salary or bonus through the date of termination; and (2) a prorated annual bonus for the portion of the fiscal year elapsed prior to the termination date in an amount equal to the average annual bonus the participant earned with respect to three fiscal years immediately prior to the fiscal year in which the termination date occurs prorated for the portion of the fiscal year elapsed prior to the termination date. Additionally, participants are paid a lump sum cash severance payment equal to a “multiplier” that is designated for the participant times the sum of (1) the participant’s annual base salary at the highest rate of salary during the 12-month period immediately prior to the termination date or, if higher, during the 12-month period immediately prior to the change in control (in each case, as determined without regard for any reduction for deferred compensation, 401(k) plan contributions and similar items), and (2) the greater of (A) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the change in control occurs; and (B) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the termination occurs.

•

COBRA Benefit. A participant will receive an amount equal to the monthly COBRA cost of the participant’s medical and dental coverage in effect as of the date of termination multiplied by the lesser of (1) 18; or (2) 24 minus the number of full months between the date of the change in control and the date of termination.

•

Excise Taxes. In the event benefits otherwise would be subject to Section 4999 of the Code, they will be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put the applicable participant in a better after-tax position.

Benefits are subject to the participant executing a release and agreeing to certain restrictive covenants.

TEGNA Transitional Compensation Plan (TCP)

The TCP is a legacy plan that provides severance pay for some of our NEOs and other key executives upon a change in control of the Company. Ms. Harker, Ms. Beall and Mr. Harrison participate in the TCP. Ms. Harker first participated in the TCP after April 15, 2010. Mr. Lougee participates in the CIC Severance Plan rather than the TCP.

On December 8, 2015, the Company, consistent with its practice of updating its plans and programs from time to time in light of evolving market trends, froze participation in the TCP and, effective December 15, 2016, additional service credit accruals for existing participants.

The TCP assures the Company that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives notwithstanding the possibility, threat or occurrence of a change in control. As a result, we believe the TCP helps promote the retention and continuity of certain key executives for at least one year after a change in control. The Board believes it is imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, in connection with any proposal relating to a change in control without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal. Change

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Executive Compensation: How the Committee Determines NEO Compensation

in control arrangements also facilitate the Company’s ability to attract and retain management as the Company competes for talented employees in a marketplace where such protections are common.

With those goals in mind, the TCP provides that participants would be entitled to compensation following a change in control if (1) within two years from the date of the change in control the participant’s employment is terminated by the Company other than for “cause,” or by the employee for “good reason”, or (2) in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), within a 30-day window period beginning on the first anniversary of the change in control, the executive terminates his or her employment voluntarily.

Following is a summary of several key terms of the TCP:

•

“change in control” means the first to occur of: (1) the acquisition of 20% or more of our then-outstanding shares of common stock or the combined voting power of our then-outstanding voting securities; (2) our incumbent directors cease to constitute at least a majority of the Board, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent Board; (3) consummation of our sale in a merger or similar transaction or sale or other disposition of all or substantially all of our assets; or (4) approval by our shareholders of the Company’s complete liquidation or dissolution.

•

“cause” means (1) any material misappropriation of Company funds or property; (2) the executive’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied in a reasonable period of time following notice from the Company; or (3) conviction of a felony involving moral turpitude.

•

“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) a material diminution of an executive’s duties or responsibilities; (2) a reduction in, or failure to pay timely, the executive’s compensation and/or other benefits or perquisites; (3) the relocation of the executive’s office outside the Washington, D.C. metropolitan area or away from the Company’s headquarters; (4) the failure of the Company or any successor to assume and agree to perform the TCP; or (5) any purported termination of the executive’s employment other than in accordance with the TCP. Any good faith determination of “good reason” made by the executive shall be conclusive.

•

“severance period” means a number of whole months equal to the participant’s months of continuous service with the Company or its affiliates divided by 3.33; provided, however, that in no event shall the participant’s severance period be less than 24 months or more than 36 months, regardless of the participant’s actual length of service. As of December 31, 2020, the severance periods for Ms. Harker, Ms. Beall and Mr. Harrison are 24, 36 and 36 months, respectively.

An NEO entitled to compensation under the TCP would receive:

•

Pension. In addition to their vested TRP and SERP benefits, upon their termination of employment, TCP participants are entitled to a lump sum payment equal to the difference between (1) the amount that would have been paid under the TRP and SERP had the executive remained in the employ of the Company for the severance period and received the same level of base salary and bonus which the executive received with respect to the fiscal year immediately preceding the date of the change in control or the termination date, whichever is higher, and (2) the amount payable under the TRP and SERP as of the later of the date of the change in control or the termination date, whichever is higher. Ms. Beall’s SERP benefit was subject to a service and pay freeze as of December 15, 2017. Mr. Harrison’s SERP benefit was subject to a service and pay freeze as of August 1, 2008. Ms. Beall is 100% vested in her SERP benefit and Mr. Harrison would become 100% vested in his SERP benefit in the event of a change in control. The TCP would provide each of Ms. Beall and Mr. Harrison with increases on her or his pension benefit through the end of her or his severance period. Ms. Harker does not participate in the TRP or the SERP.

•

Payments. Upon a TCP participant’s qualifying termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (i) any unpaid base salary through the date of termination at the higher of the base salary in effect immediately prior to change in control or on the termination date; and (ii) an amount equal to the highest annual bonus paid in the three preceding years which is prorated to reflect the portion of the fiscal year in which the participant was employed prior to termination. Additionally, TCP participants are paid a lump sum cash severance payment equal to the participant’s severance period divided by twelve multiplied by the sum of (1) the executive’s highest base salary during the 12-month period prior to the termination date or, if higher, during the 12-month period prior to the change in control (plus

46	|	2021 PROXY STATEMENT

Executive Compensation: How the Committee Determines NEO Compensation

certain other compensation items paid to the participant during the 12-month period prior to the date of termination), and (2) the greater of (a) the highest annual bonus earned by the executive in the three fiscal years immediately prior to the year of the change in control or (b) the highest annual bonus earned by the executive with respect to any fiscal year during the period between the change in control and the date of termination.

•

Excise Taxes. Executives participating in the TCP before April 15, 2010 (but not those who first participated in the TCP on or after that date) would be entitled to receive payment of an amount sufficient to make them whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company determined that excise tax reimbursement payments were appropriate for certain TCP participants. Executives, such as Ms. Harker, who first participated in the TCP on or after April 15, 2010, will not receive a Section 4999 excise tax reimbursement. The change of control benefits for executives who are not entitled to receive a Section 4999 excise tax reimbursement payment will be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put them in a better after-tax position.

•

Medical and Life Insurance. For purposes of determining a TCP participant’s eligibility for retiree life insurance and medical benefits, the participant is considered to have attained the age and service credit that the participant would have attained had the participant remained employed until the end of the severance period. Additionally, each TCP participant receives life and medical insurance benefits for the severance period in amounts no less than those that would have been provided had the participant not been terminated.

TEGNA Executive Severance Plan (TESP)

Each of the NEOs participates in the TEGNA Inc. Executive Severance Plan (TESP). The TESP provides severance payments to each of the NEOs and other executives of the Company approved by the Committee in the event of certain involuntary terminations of employment. Under the TESP, a participant who experiences an involuntary termination of employment without cause would receive a lump-sum cash severance payment equal to the product of (a) a severance multiple; and (b) the sum of the participant’s (1) annual base salary and (2) average annual bonus earned for the three fiscal years immediately preceding the termination. The severance multiple is 2.0 for a participant who is the Company’s Chief Executive Officer, 1.5 for a participant who is a member of the Company’s executive leadership team who reports directly to the Company’s Chief Executive Officer, and 1.0 for all other participating executives. In addition, participating executives would receive a lump sum amount equal to the sum of (1) any unpaid base salary or bonus through the date of termination; and (2) a prorated annual bonus for the portion of the fiscal year elapsed prior to the termination. The severance payment is contingent upon the participant’s execution of a separation agreement containing a release of claims in favor of the Company and its affiliates and covenants restricting the participant’s competition, solicitation of employees, disparagement of the Company and its affiliates, and disclosure of confidential information. The separation agreement also contains a release of claims by the Company and its affiliates in favor of the participant and a covenant restricting the Company’s disparagement of the participant. The severance multiples for Mr. Lougee, Ms. Harker, Ms. Beall and Mr. Harrison are 2.0, 1.5, 1.5 and 1.5, respectively.

In May 2017, in order to secure the retention of Ms. Harker following the Cars.com Spin-off, the Company entered into a letter agreement with Ms. Harker pursuant to which she was entitled to participate in the TESP or a plan that provides substantially similar benefits through February 28, 2018. Following that date, Ms. Harker is permitted to terminate her employment with the Company voluntarily and receive the benefits contemplated by the TESP or such other severance plan, subject to her compliance with certain notice requirements and the terms of such plan (including the execution of a release of claims) and provided that circumstances have not arisen entitling the Company to terminate her employment for cause.

Additional information regarding severance benefits for the Company’s NEOs is set forth in the section of this Proxy Statement entitled “Other Potential Post-Employment Payments.”

2021 PROXY STATEMENT	|	47

Executive Compensation: How the Committee Determines NEO Compensation

Other Compensation Policies

Recoupment Policy

The Company has adopted a recoupment or “clawback” policy that applies to cash-based and equity-based incentive compensation awards granted to the Company’s employees, including the NEOs. Under the policy, to the extent permitted by applicable law and subject to the approval of the Committee, the Company may seek to recoup any incentive based compensation awarded to any employee subject to the policy, if (1) the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, (2) the fraud or intentional misconduct of an employee subject to the policy contributed to the noncompliance that resulted in the obligation to restate, and (3) a lower award of incentive-based compensation would have been made to the covered employee had it been based upon the restated financial results. In December 2018, the Company amended its recoupment policy to also permit the Committee to recoup up to three years of an employee’s incentive compensation if that employee’s gross negligence or intentional misconduct caused the Company material harm (financial, competitive, reputational or otherwise), even if the Company is not required to prepare an accounting restatement. The policy is in addition to any other remedies the Company may have, including those available under Section 304 of the Sarbanes-Oxley Act of 2002, as amended.

Hedging, Short-Selling and Pledging Policy

The Company has adopted a policy that prohibits the Company’s employees and directors from purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold, purchasing the Company’s shares on margin and selling any securities of the Company “short.” The policy also prohibits the Company’s directors and executive officers from borrowing against any account in which the Company’s equity securities are held or pledging the Company’s equity securities as collateral for a loan. These prohibitions apply whether or not such equity securities were acquired through the Company’s equity compensation programs.

Tax Considerations

Effective January 1, 2018, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to an individual who was the company’s CEO, CFO or one of the company’s next three other most highly compensated executive officers in any year after 2016. As a general matter, while the Committee considers tax deductibility as one of several relevant factors in determining compensation, it retains the flexibility to design and maintain executive compensation arrangements that it believes will attract and retain executive talent and result in strong returns to shareholders, even if such compensation is not deductible by the Company for federal income tax purposes.

Leadership Development and Compensation Committee Report

The Leadership Development and Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this Proxy Statement. Based on such review and discussion, on March 10, 2021 the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2020 fiscal year, and the Board has approved that recommendation.

Leadership Development and Compensation Committee

Scott K. McCune, Chair

Howard D. Elias

Lidia Fonseca

Melinda C. Witmer

48	|	2021 PROXY STATEMENT

Executive Compensation: Summary Compensation Table

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
David T. Lougee (President and CEO)	2020	915,986	1,146,500	4,387,505	0	70,994	192,401	6,713,385
	2019	950,000	1,225,000	3,324,995	0	100,646	186,105	5,786,746
	2018	950,000	1,000,000	2,749,995	0	0	185,365	4,885,360
Victoria D. Harker (Executive Vice President and Chief Financial Officer)	2020	670,385	695,000	1,400,002	0	0	75,691	2,841,078
	2019	700,000	780,000	1,400,003	0	0	72,414	2,952,417
	2018	700,000	690,000	1,399,999	300,000	0	70,737	3,160,736
Lynn Beall (Executive Vice President and COO—Media Operations)	2020	587,077	605,000	1,146,990	0	664,106	113,778	3,116,951
	2019	585,961	610,000	884,999	0	744,670	108,250	2,933,880
	2018	575,000	550,000	862,502	0	0	109,741	2,097,243
Akin S. Harrison (Senior Vice President, General Counsel and Secretary)(1)	2020	425,385	312,500	787,502	0	5,004	31,022	1,561,413
	2019	425,000	300,000	531,253	0	8,086	25,555	1,289,894

(1)	Mr. Harrison was promoted to his current role and became an executive officer of the Company effective January 1, 2019.
(2)

The amounts reported in this column for 2020 reflect that in response to the COVID-19 pandemic senior Company executives, including each of the NEOs, accepted temporary salary reductions pursuant to which Mr. Lougee received a 25% salary reduction and senior Company executives, including each of the NEOs other than Mr. Lougee, received a 20% temporary salary reduction during the second quarter of 2020.

(3)

Amounts in this column represent the aggregate grant date fair value of Performance Share and RSU awards computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) based on the assumptions set forth in note 10 to the Company’s 2020 audited financial statements. The amounts reported in this column are not paid to or realized by the NEO. There can be no assurance that the ASC 718 amounts shown in this column will ever be realized by an executive officer. The value of grants of Performance Shares included above have been calculated assuming the target level of performance is met, which we consider to be the most probable outcome. If grants of Performance Shares were calculated assuming the maximum level of performance was met, the amounts shown in this column for Mr. Lougee would be: 2020: $7,458,760; 2019: $5,486,240; and 2018: $4,537,492; for Ms. Harker: 2020: $2,169,998; 2019: $2,170,007; and 2018: $2,169,994; for Ms. Beall: 2020: $1,777,836; 2019: $1,371,748; and 2018: $1,336,874; and for Mr. Harrison: 2020: $1,220,626; and 2019: $823,443.

(4)

The amount reported in this column for Ms. Harker in 2018 represents the portion of the cash incentive award granted to Ms. Harker on May 4, 2017 in connection with the Cars.com Spin-off that vested on June 1, 2018, due to her remaining in continuous, active employment with the Company through that date.

(5)

Amounts in this column represent the aggregate increase, if any, of the accumulated benefit liability relating to the NEO under the TRP and the SERP in the applicable fiscal year. Amounts are calculated by comparing values as of the pension plan measurement date used for the Company’s financial statements for the applicable fiscal years. The Company uses the same assumptions it uses for financial reporting under generally accepted accounting principles with the exception of retirement age, pre-retirement mortality and probability of terminating employment prior to retirement. The assumed retirement age for the above values is the earliest age at which an executive could retire without any benefit reduction due to age. The above values are calculated assuming each NEO survives to the assumed retirement age. The amounts reported in this column shown for Mr. Lougee include the accumulated benefit liability related to his legacy Belo Corp. pension benefit. The amounts reported in this column shown for Ms. Harker reflect the fact that she does not participate in the TRP or the SERP.

(6)

Amounts for 2020 reported in this column include (i) life insurance premiums paid by the Company for Mr. Lougee in the amount of $45,970 and Ms. Beall in the amount of $15,289 (for an explanation of the Company’s life insurance programs, see footnote 3 to the “Potential Payments to NEOs Upon Termination” table beginning on page 57 of this Proxy Statement); (ii) matching contributions of $11,400 to each of the respective 401(k) accounts of Mr. Lougee, Ms. Harker, Ms. Beall and Mr. Harrison; (iii) Company contributions into the DCP accounts of Mr. Lougee, Ms. Harker, Ms. Beall and Mr. Harrison in the amounts of $75,393, $47,477, $37,191 and $18,123, respectively (for an explanation of these payments, see the discussion of the TEGNA Deferred Compensation Plan beginning on page 53 of this Proxy Statement); (iv) premiums paid by the Company for supplemental medical coverage for Mr. Lougee and Ms. Beall; (v) other than for Ms. Harker and Mr. Harrison, a Company-provided automobile (beginning in 2012, the Company no longer provides this benefit to new senior executives), (vi) legal and financial services for Mr. Lougee and Ms. Beall; (vii) TEGNA Foundation grants to eligible charities recommended by Mr. Lougee and Ms. Harker of up to $15,000 annually (beginning in 2013, the Company no longer provides this benefit to new senior executives, including Ms. Beall and Mr. Harrison); and (viii) premiums paid by the Company for travel accident insurance for Mr. Lougee, Ms. Harker, Ms. Beall and Mr. Harrison in the amounts of $1,814, $1,814. $1,814 and $1,499, respectively. The NEOs also occasionally receive tickets to sporting events for personal use if the tickets are not needed for business use, for which the Company does not incur incremental costs.

2021 PROXY STATEMENT	|	49

Executive Compensation: Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards in 2020. See the table entitled “Outstanding Equity Awards at Fiscal Year End” for the number of plan-based awards outstanding on December 31, 2020.

			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date(1)	Committee Meeting Date	Threshold (#)	Target (#)	Maximum (#)
Mr. Lougee	3/1/20	2/8/20	147,985	227,669	455,338		3,071,255
	3/1/20	2/8/20				96,641	1,316,250
Ms. Harker	3/1/20	2/8/20	37,101	57,079	114,158		769,996
	3/1/20	2/8/20				46,256	630,007
Ms. Beall	3/1/20	2/8/20	30,397	46,764	93,528		630,846
	3/1/20	2/8/20				37,896	516,144
Mr. Harrison	3/1/20	2/8/20	20,870	32,107	64,214		433,123
	3/1/20	2/8/20				26,019	354,379

(1)	See the “Compensation Discussion and Analysis” section for a discussion of the timing of various pay decisions.
(2)

These share numbers represent the threshold, target and maximum payouts which may be earned under the 2020 Performance Share awards. The threshold payout is 65% of the target Performance Share award, and the maximum payout is 200% of the target Performance Share award.

(3)

The RSU grants reported in this column generally vest in four equal annual installments and, subject to certain exceptions, the corresponding vested shares of the Company’s common stock generally will be delivered to the NEO in four equal annual installments beginning on February 28, 2021.

(4)

The full grant date fair value of the awards was computed in accordance with ASC 718, based on the assumptions set forth in note 10 to the Company’s 2020 audited financial statements. There can be no assurance that the ASC 718 amounts shown in the table will ever be realized by an executive officer. Amounts shown for grants of Performance Shares have been calculated assuming the target level of performance is met.

50	|	2021 PROXY STATEMENT

Executive Compensation: Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

		Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Lougee	39,479(2)	550,732
	69,825(3)	974,059
	96,641(4)	1,348,142
	196,551(5)	2,741,886
	239,031(6)	3,334,482
			227,669	(7)	3,175,983
Ms. Harker	25,841(2)	360,482
	37,800(3)	527,310
	46,256(4)	645,271
	84,668(5)	1,181,119
	85,161(6)	1,187,996
			57,079	(7)	796,252
Ms. Beall	15,920(2)	222,084
	23,895(3)	333,335
	37,896(4)	528,649
	52,161(5)	727,646
	53,834(6)	750,984
			46,764	(7)	652,358
Mr. Harrison	4,922(2)	68,662
	14,344(3)	200,099
	26,019(4)	362,965
	8,797(5)	122,718
	32,316(6)	450,808
			32,107	(7)	447,893

(1)

The value of these RSUs and Performance Shares is based on the product of the number of the applicable RSUs or Performance Shares shown multiplied by $13.95, the closing price of a share of Company stock on December 31, 2020. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(2)	These RSUs will vest in two equal annual installments ending on February 28, 2022.
(3)	These RSUs will vest in three equal annual installments ending on February 28, 2023.
(4)	These RSUs will vest in four equal annual installments ending on February 29, 2024.
(5)

These share numbers represent the Performance Shares earned for the 2018-2019 performance cycle, which were earned at 132.5% of target. As of December 31, 2020, the payout of these earned Performance Shares remained subject to a service-based vesting period that ended on February 28, 2021.

(6)

These share numbers represent the Performance Shares earned for the 2019-2020 performance cycle, which were earned at 136.7% of target as described on page 41 of this Proxy Statement. The payout of the earned Performance Shares remains subject to a service-based vesting period ending February 28, 2022.

(7)

These share numbers represent the target Performance Share awards under the Performance Share program for the 2020-2023 Incentive Period. If the performance conditions are met during the two-year performance cycle ending December 31, 2021, these Performance Shares are eligible to vest on February 28, 2023.

2021 PROXY STATEMENT	|	51

Executive Compensation: Option Exercises and Stock Vested

Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
David T. Lougee	60,973	866,489
Victoria D. Harker	35,217	500,720
Lynn Beall	23,792	337,791
Akin S. Harrison	8,801	125,453

(1)

These share amounts include (a) 25% of the Company’s RSU awards granted on March 1, 2019 which vested on February 28, 2020 (which RSUs were paid to the NEOs by the Company shortly after the vesting date); (b) 25% of the Company’s RSU awards granted on March 1, 2018 which vested on February 29, 2020 (which RSUs were paid to the NEOs by the Company shortly after the vesting date); (c) with respect to Mr. Lougee and Ms. Beall only, 25% of the Company’s RSU awards granted on June 9, 2017 which vested on December 31, 2020 (which RSUs were paid to Mr. Lougee and Ms. Beall shortly after the vesting date); and (d) 25% of the Company’s RSU awards granted on January 1, 2017 which vested on December 31, 2020 (which RSUs were paid to the NEOs by the Company shortly after the vesting date).

(2)

For each of the NEOs, these amounts equal the sum of (a) the product of the aggregate number of vested Company RSU shares granted on March 1, 2018 and March 1, 2019, multiplied by $14.32 (the closing price of a share of Company stock on February 28, 2020, the last trading day before the vesting date), and (b) the product of the aggregate number of vested Company RSU shares granted on January 1, 2017 and June 9, 2017 multiplied by $13.95 (the closing price of a share of Company stock on December 31, 2020, the vesting date).

Pension Benefits

The table below shows the actuarial present value as of December 31, 2020 of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each, under each of the TEGNA Retirement Plan, or TRP, and the TEGNA Supplemental Retirement Plan, or SERP, in each case determined using assumptions consistent with those used in the Company’s financial statements, except with respect to pre-retirement mortality, probability of turnover prior to retirement and retirement age. The table below reflects an immediate retirement for all NEOs who participate with respect to the TRP and the SERP. The amounts reported in the table reflect payment at the earliest point in time at which benefits are available without any reduction for age. Information regarding the TRP and SERP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.” Ms. Harker does not participate in the TRP or the SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Lougee(1)	TRP	20.12	713,472	0
	SERP	6.58	13,718	0
Ms. Beall(2)	TRP	20.17	329,559	0
	SERP	29.58	4,635,927	0
Mr. Harrison(3)	TRP	5.33	40,378	0
	SERP	5.33	1,843	0

(1)

The TRP amount shown for Mr. Lougee includes the accumulated benefit related to his legacy Belo Corp. pension benefit. The number of years of credited service shown for Mr. Lougee include 13.5 years of service under the Belo Corp. Pension Plan, which was acquired by the Company. The Company has not granted Mr. Lougee any additional credited service under the pension plans. The present values of Mr. Lougee’s accumulated TRP and legacy Belo Corp. pension benefits are $152,728 and $565,402, respectively.

(2)

Ms. Beall has fewer years of credited service under the TRP than under the SERP. As discussed in the description of the SERP beginning on page 43 of this Proxy Statement, participants in the SERP whose SERP benefits were not calculated under the pre-1998 formula

52	|	2021 PROXY STATEMENT

Executive Compensation: Non-Qualified Deferred Compensation

ceased accruing credit for additional years of service after the GRP was frozen on August 1, 2008. Until December 31, 2017, at which time SERP participants whose SERP benefits were calculated under the pre-1998 formula ceased accruing credit for additional years of service or compensation, Ms. Beall continued to accrue benefits under the SERP at a reduced rate (as described in the discussion of the SERP found in the “Compensation Discussion and Analysis” section of this Proxy Statement) based on actual years of service. The Company does not generally provide additional pension service credit to any executive for years not actually worked.
(3)	Mr. Harrison is not vested in his SERP benefit but will become vested if he continues employment until age 55.

Non-Qualified Deferred Compensation

The TEGNA Deferred Compensation Plan, or DCP, is a non-qualified plan that allows Company executives to defer all or a portion of their compensation. Participant contributions that are not treated as if invested in the Company’s stock are generally distributed in cash and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. Effective August 1, 2008, the DCP also provides for Company contributions for certain participants. Additional information regarding the DCP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)
Mr. Lougee	0	75,393	23,464	0	1,031,894
Ms. Harker	0	47,477	(35,505)	0	425,011
Ms. Beall	0	37,191	(13,075)	0	108,650
Mr. Harrison	0	18,123	6,214	0	155,483

(1)

For 2020, the Company credited contributions to the DCP on behalf of each NEO in an amount equal to 4% of their respective cash compensation that exceeds the Internal Revenue Code limits on the amount of compensation that can be taken into account when calculating benefits under a qualified plan. These Company contributions are initially treated as invested in Company stock (although participants can reallocate the contributions to other designated investment options) and are distributed in cash. The amounts shown in this column reflect the Company contributions made in February 2021 for services provided by each of the NEOs in 2020, all of which contributions were included in the amounts reported in the “All Other Compensation” column of the “Summary Compensation Table” found on page 49 of this Proxy Statement.

2021 PROXY STATEMENT	|	53

Executive Compensation: Other Potential Post-Employment Payments

Other Potential Post-Employment Payments

The Company’s employee benefit programs provide the NEOs with post-termination benefits in a variety of circumstances. The amount of compensation payable may vary depending on the nature of the termination, whether as a result of retirement/voluntary termination, involuntary not-for-cause termination, termination following a change in control or termination in the event of the disability or death of the executive. The following table describes payments the NEOs generally may receive under the Company’s employee benefits programs following termination in connection with certain events. Benefits provided to an NEO pursuant to a particular agreement or other arrangement between the Company and the NEO are not described in the table below. Any such benefits are described in the footnotes to the “Potential Payments to NEOs Upon Termination” table beginning on page 58 of this Proxy Statement.

Benefit	Retirement/ Voluntary Termination	Death	Disability	Change in Control	Involuntary Termination without Cause
Pension	Vested portion of: (1) TRP benefit payable at the date of termination. (2) SERP benefit payable at the later of the termination date or the date the NEO reaches age 55.

Vested portion of:

(1) TRP benefit payable to an eligible spouse at the date of NEO’s death.

(2) SERP benefit payable to an eligible spouse at the later to occur of (a) the date of death or (b) the date the NEO would have attained age 55.

Vested portion of: (1) TRP benefit payable at the date of termination. (2) SERP benefit payable at the later of the termination date or the date the NEO reaches age 55.

In addition to their vested TRP and SERP benefits, NEOs who actively participate in the SERP are entitled to receive a lump sum payment in an amount determined based upon the SERP payment the NEO would have received if the NEO had remained employed by the Company during the applicable severance period.

Vested portion of: (1) TRP benefit payable at the date of termination. (2) SERP benefit payable at the later of the termination date or the date the NEO reaches age 55.
Restricted Stock Units	Vested RSUs are payable at the date of termination and if termination occurs after age 65 (or after attaining 55 with 5 years or more of service), the NEO is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.	The NEO’s estate is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.	The NEO is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.	RSUs only provide for accelerated vesting if the awards are not continued or assumed upon a change in control or there is a qualifying termination within 2 years of the change in control.

Vested RSUs are payable at the date of termination, and if termination occurs after age 65 (or after attaining 55 with 5 or more years of service), the NEO is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.

54	|	2021 PROXY STATEMENT

Executive Compensation: Other Potential Post-Employment Payments

Benefit	Retirement/ Voluntary Termination	Death	Disability	Change in Control	Involuntary Termination without Cause
Performance Shares	Performance shares are forfeited unless termination occurs after age 65 (or after attaining 55 with 5 years or more of service), in which case the NEO is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.	The NEO’s estate is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.	The NEO is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.

Performance Shares only provide for accelerated vesting if the awards are not continued or assumed upon the change in control or there is a qualifying termination within 2 years of the change in control.

Performance Share award payouts made as a result of change in control occurring prior to the expiration of the two-year performance cycle will be made at target; if the change in control occurs after the performance cycle is completed, payouts will be determined based on the Company’s achievement of the applicable performance metrics during the performance cycle.

Performance shares are forfeited unless termination occurs after age 65 (or after attaining 55 with 5 or more years of service), in which case the NEO is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.
Life and Disability Insurance Benefits	None.

NEOs are generally entitled to receive death benefits under individual policies maintained by the Company and owned by the NEO or pursuant to the Company’s group life insurance program applicable to all employees.

			NEOs are generally entitled to receive disability benefits under the Company’s disability plans applicable to all employees, but only if their condition qualifies them for such benefits.	None.	None.

2021 PROXY STATEMENT	|	55

Executive Compensation: Other Potential Post-Employment Payments

Benefit	Retirement/ Voluntary Termination	Death	Disability	Change in Control	Involuntary Termination without Cause
Excise Taxes	None.	None.	None.

Mr. Lougee and Ms. Harker. Change in control benefits would be reduced to the extent the executive is better off on an after-tax basis.

Ms. Beall and Mr. Harrison. Payment of an amount sufficient to make each NEO who participated in the TCP prior to April 15, 2010 whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code.

None.
Severance Pay	None.	None.	None.	Lump sum payment calculated in accordance with the TCP or the CIC Severance Plan, as applicable.	Lump sum payment calculated in accordance with the TESP for the NEOs who participate in the plan.

The table below discloses the varying amounts payable to each continuing NEO in each of the noted situations. It assumes, in each case, that the executive’s termination was effective as of December 31, 2020. In presenting this disclosure, we describe amounts earned through December 31, 2020, taking into account, where applicable, bonuses paid in 2021 but earned as a result of 2020 performance and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, our estimates of the amounts which would have been paid out to the executives upon their termination had it occurred on December 31, 2020. In addition, receipt of severance benefits under the TESP generally would be conditioned on the executive signing a separation agreement that includes a release of claims in favor of the Company and its respective affiliates, and agreement to adhere to customary post-employment restrictive covenants. The amounts shown in the Change in Control column represent the estimated incremental payments and benefits that would be payable to each NEO upon a change in control of the Company, assuming that the triggering event and a qualifying termination occurred at year-end 2020, in excess of the compensation and benefit entitlements that are payable to an NEO upon Retirement/Voluntary Termination.

56	|	2021 PROXY STATEMENT

Executive Compensation: Other Potential Post-Employment Payments

Potential Payments to NEOs Upon Termination

	Retirement/ Voluntary Termination (2) ($)		Death ($)		Disability ($)		Change in Control (6)(8)(9) ($)		Involuntary Termination without Cause ($)

David T. Lougee

Pension	683,652		410,091		683,652		0		683,652

Restricted Stock Units	780,921		780,921		780,921		2,092,012		780,921

Performance Shares(1)	5,509,525		5,509,525		5,509,525		2,847,614		5,509,525

Life and Disability Insurance Benefits	0		0	(3)	4,529,807	(5)	0		0

Severance Pay	0		0		0		6,296,500		4,197,667	(10)

Excise Tax Reimbursement	0		0		0		0	(7)	0

Total:	6,974,098		6,700,537		11,503,905		11,236,125		11,171,764

Victoria D. Harker

Pension(4)	0		0		0		0		0

Restricted Stock Units	431,111		431,111		431,111		1,101,952		431,111

Performance Shares(1)	2,062,675		2,062,675		2,062,675		783,753		2,062,675

Life and Disability Insurance Benefits	0		1,250,000	(3)	5,570,309	(5)	0		0

Severance Pay	2,132,500	(11)	0		0		827,500		2,132,500	(10)

Excise Tax Reimbursement	0		0		0		0	(7)	0

Total:	4,626,286		3,743,786		8,064,095		2,713,205		4,626,286

Lynn Beall

Pension	5,528,897		5,528,897		5,528,897		477,341		5,528,897

Restricted Stock Units	295,266		295,266		295,266		788,803		295,266

Performance Shares(1)	1,327,370		1,327,370		1,327,370		601,998		1,327,370

Life and Disability Insurance Benefits	0		0	(3)	1,904,498	(5)	0		0

Severance Pay	0		0		0		3,690,000		1,812,500	(10)

Excise Tax Reimbursement	0		0		0		2,044,806	(7)	0

Total:	7,151,533		7,151,533		9,056,031		7,602,948		8,964,033

Akin S. Harrison

Pension	40,378		40,378		40,378		6,524		40,378

Restricted Stock Units	0		159,811		159,811		631,726		0

Performance Shares(1)	0		515,815		515,815		900,389		0

Life and Disability Insurance Benefits	0		750,000	(3)	5,246,963	(5)	0		0

Severance Pay	0		0		0		2,287,500		1,089,250	(10)

Excise Tax Reimbursement	0		0		0		1,426,801	(7)	0

Total:	40,378		1,466,004		5,962,967		5,252,940		1,129,628

2021 PROXY STATEMENT	|	57

Executive Compensation: Other Potential Post-Employment Payments

(1)	The amounts shown in these rows represent the aggregate value of Performance Shares for the 2018-21, 2019-2022 and 2020-2023 Incentive Periods, which:

(a)

in the case of Retirement/Voluntary Termination, Death, Disability or Involuntary Termination without Cause, are prorated for Mr. Lougee, Ms. Harker and Ms. Beall based upon the number of full months the NEO has worked during the applicable Incentive Period, assuming payout to each NEO:

(i)

in respect of the 2018 Performance Shares, is based on the Company’s actual performance with respect to each performance metric during the two-year performance cycle, resulting in 132.5% of the target amounts for the grants made in connection with the Company’s 2018-2021 Incentive Period,

(ii)

in respect of the 2019 Performance Shares, is based on the Company’s actual performance with respect to each performance metric during the two-year performance cycle, resulting in 136.7% of the target amounts for the grants made in connection with the Company’s 2019-2022 Incentive Period, and

(iii)

in respect of the 2020 Performance Shares, is based on target performance levels for each performance metric, resulting in 100% of the target amounts for the grants made in connection with the Company’s 2020-2023 Incentive Period, in each case at a per share stock value of $13.95, the closing price of a share of Company stock on December 31, 2020;

(b)	in the case of Death or Disability, are prorated for Mr. Harrison based upon the number of full months he has worked during the applicable Incentive Period, assuming payout to Mr. Harrison

(i)

in respect of the 2018 Performance Shares, is based on the Company’s actual performance with respect to each performance metric during the two-year performance cycle, resulting in 132.5% of the target amounts for the grants made in connection with the Company’s 2018-2021 Incentive Period,

(ii)

in respect of the 2019 Performance Shares, is based on the Company’s actual performance with respect to each performance metric during the two-year performance cycle, resulting in 136.7% of the target amounts for the grants made in connection with the Company’s 2019-2022 Incentive Period, and

(iii)

in respect of the 2020 Performance Shares, is based on target performance levels for each performance metric, resulting in 100% of the target amounts for the grants made in connection with the Company’s 2020-2023 Incentive Period, in each case at a per share stock value of $13.95, the closing price of a share of Company stock on December 31, 2020; and

(c)	in the case of a change in control of the Company, assuming payout to each NEO in respect of

(i)

the 2018 Performance Shares, is based on the Company’s actual performance with respect to each performance metric during the two-year performance cycle, resulting in 132.5% of the target amounts for the grants made in connection with the Company’s 2018-2021 Incentive Period, and

(ii)

both the 2019 Performance Shares and the 2020 Performance Shares, is based on target performance levels for each performance metric, resulting in 100% of the target amounts for the rants made in connection with the Company’s 2019-2022 Incentive Period and the 2020-2023 Incentive Period, respectively, in each case without proration, and at a per share stock value of $13.95, the closing price of a share of Company stock on December 31, 2020.

Notwithstanding the assumptions set forth above, in the case of Retirement/Voluntary Termination, Death, Disability or Involuntary Termination without Cause, Performance Shares will be paid out on the normal payout cycle (following the end of the applicable Incentive Period) based on the Company’s performance as measured under the applicable Performance Share award.

(2)

In addition to the amounts reported in this column, Mr. Lougee and Ms. Beall will receive the following post-retirement benefits and perquisites if he or she terminates employment (given that they are both currently retirement eligible): (i) legal and financial counseling services on the same basis as available to an active executive at the time his or her employment terminates, until April 15 of the year of retirement or the year following retirement; (ii) supplemental medical insurance coverage for the executive and his or her family; and (iii) generally continue to be permitted to recommend TEGNA Foundation grants to eligible charities up to $15,000 annually for a period of three years after retirement (Mr. Lougee only). If the executive is asked to represent the Company at a function or event, he or she is provided travel accident insurance. During the first year, we estimate the expected incremental cost to the Company for these post-retirement benefits would be approximately $54,000 for Mr. Lougee and $39,000 for Ms. Beall. During the second and third years following retirement, we estimate the expected incremental cost to the Company would be approximately $37,000 for Mr. Lougee and $22,000 for Ms. Beall. Thereafter, we estimate the expected incremental cost to the Company would be $20,000 for each of Mr. Lougee and Ms. Beall for these post-retirement benefits and perquisites. The Company reserves the right, in its sole discretion, to amend or terminate the post-retirement perquisites from time to time.

(3)	In connection with the Company’s life insurance programs:

•

NEOs may participate in the Company’s executive life insurance program. Mr. Lougee participates in the Key Executive Life Insurance Program (KELIP), Ms. Beall participate in the Executive Life Insurance Program (ELIP) and Ms. Harker and Mr. Harrison have chosen not to participate.

Under the KELIP, the face amount of the policy is determined once, at the beginning of the executive’s participation in the program and is equal to the sum of (i) two times the sum of the participant’s base salary and last bonus (in each case, at the time of underwriting) increased four percent annually for the lesser of ten years or until the executive reaches age 65, and (ii) $200,000. The participant’s future pay increases have no impact on the face amount of the policy and the coverage level is stepped down to $500,000 upon the earlier of the participant reaching age 65 or the participant’s retirement.

Under the ELIP, the face amount of the policy is determined at each policy anniversary. The executive’s death benefit under this frozen plan is equal to the sum of (i) two times the sum of the participant’s base salary and last bonus, and (ii) $200,000. The participant’s

58	|	2021 PROXY STATEMENT

Executive Compensation: Other Potential Post-Employment Payments

future pay increases, subject to a 10% guarantee issue increase limit, have a direct impact on the face amount of the policy. Upon the participant reaching age 65, the coverage level is reduced by 10% each year until it reaches $350,000.

The Company pays premiums on the above-referenced individually-owned life insurance policies, which premium is expected to be approximately $15,000 for Ms. Beall in 2021. The premium funding level for Mr. Lougee’s life insurance policy was met in 2020; there will be no more payments going forward. Subject to the terms of his or her participation agreement, the participant’s right to receive future annual premium payments may become vested. As of December 31, 2020, Mr. Lougee has the right to receive these benefits and Ms. Beall is not vested in this benefit.

•

Death benefits are payable under individual universal life insurance policies maintained by the Company and owned by Mr. Lougee and Ms. Beall, respectively. The obligation to pay death benefits to the beneficiary(ies) designated by Mr. Lougee and Ms. Beall, respectively, pursuant to these insurance policies is that of the insurance company; the Company only pays the insurance premiums on behalf of the NEOs. In 2020, the Company paid insurance premiums on behalf of Mr. Lougee and Ms. Beall. The life insurance proceeds that would have been payable (by the insurance company) to the beneficiary(ies) designated by Mr. Lougee and Ms. Beall, respectively, if a triggering event had occurred as of December 31, 2020 are: Mr. Lougee: $3,062,792 and Ms. Beall: $2,598,777.

•

Ms. Harker and Mr. Harrison continue to participate in the Company’s group life insurance program applicable to all employees (which provides for a benefit equal to the sum of base salary and last annual bonus, capped at $1,250,000).

•

In addition to the reported amount, the Company would continue to provide supplemental medical insurance coverage for their eligible dependents in the event of the deaths of Mr. Lougee or Ms. Beall, for the duration of the life of the eligible dependents. We estimate annual incremental costs to the Company for this benefit of approximately $20,000 for each of Mr. Lougee and Ms. Beall. Ms. Harker and Mr. Harrison are not eligible to receive this benefit.

(4)	The amounts shown for Ms. Harker reflect the fact that she does not participate in the TRP or the SERP.
(5)	In connection with the Company’s disability benefits programs:

•

Each NEO is entitled to a monthly disability benefit. The amounts set forth above represent the present value of the disability benefit applying the following assumptions: (i) the NEO incurred a qualifying disability on December 31, 2020, and the NEO remains eligible to receive disability benefits for the maximum period provided under the plan; (ii) the disability benefits are reduced by certain offsets provided for under the plan (e.g., a portion of the NEO’s SERP benefits, if any); and (iii) IRS-prescribed mortality and interest rate assumptions are used to calculate the present value of such benefits.

•

In the event that any of the NEOs become disabled he or she would be entitled to receive disability benefits under the Company’s disability plans, including: during the first six months of disability, disability benefits are paid at 100% of the executive’s pre-disability compensation for all or part of the six month period, depending on the length of the executive’s service, and if not paid at 100% for the entire six month period, disability benefits are paid at 60% of the executive’s pre-disability compensation for the balance of the six month period. After six months, disability benefits are paid at 60% or 50% of the executive’s pre-disability compensation, depending on whether the executive elects to pay for additional coverage. Certain executives are eligible to enroll in executive long-term disability coverage on an employee pay-all basis. This executive disability benefit provides additional disability income protection on earnings above the non-executive plan limit. To be eligible, the executive must have enrolled in the non-executive long-term disability coverage and elected the supplemental buy-up option which provides 60% income protection on annual earnings up to $500,000, defined as base salary, annual bonus and commissions. The executive disability coverage provides similar benefits on the earnings above the $500,000 limit. Mr. Lougee and Ms. Beall have each elected to participate in the executive long-term disability plan and the amounts set forth in this column reflect the additional coverage. Disability benefits are subject to certain conditions, limitations and offsets, and generally continue for the duration of the disability, but not beyond age 65. For those who become disabled near or after age 65, benefits may continue for a specified time beyond age 65 under the terms of the plan.

(6)

The amounts set forth in this column represent the estimated incremental payments and benefits that would be payable to each NEO upon a change in control of the Company, assuming that the triggering event and a qualifying termination occurred at year-end 2020. These amounts would be in excess of the compensation and benefit entitlements described in this Proxy Statement that are payable to an NEO upon Retirement/Voluntary Termination absent a change in control.

(7)

This amount represents the excise tax reimbursement amount an NEO would receive in connection with a change in control of the Company. The amounts shown for Ms. Beall and Mr. Harrison reflect the fact that the compensation she and he would have received if a change in control of the Company took place on December 31, 2020 would trigger an excise tax under Internal Revenue Code Section 4999, and that under the TCP each of them would be entitled to receive the excise tax reimbursement payment shown in the table. Mr. Lougee participates in the CIC Severance Plan, which does not provide for an excise tax reimbursement payment. Ms. Harker is not entitled to receive an excise tax reimbursement under the TCP. In the event that Mr. Lougee or Ms. Harker were subject to the excise tax under Code Section 4999, their change in control benefits would be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put them in a better after-tax position. The full amount of Mr. Lougee’s and Ms. Harker’s severance is reflected in the table without giving effect to any such potential reduction.

(8)

In addition to the amounts reported in this column, each NEO in the TCP (Ms. Harker, Ms. Beall and Mr. Harrison) would receive life and medical insurance benefits for the severance period in amounts no less than those that would have been provided had the executive not been terminated. Mr. Lougee, as a participant in the CIC Severance Plan, would also receive a lump sum COBRA benefit. We estimate incremental costs to the Company for these benefits as follows: Mr. Lougee: $32,914, Ms. Harker: $31,824, Ms. Beall: $86,629, and Mr. Harrison: $44,946. Each continuing NEO also would receive post-termination perquisites with the same respective values described in footnote 2 of this table.

2021 PROXY STATEMENT	|	59

Executive Compensation: Other Potential Post-Employment Payments

(9)

In addition to the benefits afforded under the TCP and the CIC Severance Plan, our NEOs also would receive other benefits under the SERP and the DCP upon a change in control that qualifies as a change in control under Code Section 409A, including:

•	SERP. All SERP benefits become immediately vested and benefits accrued up to the date of the change in control are paid out in the form of a lump sum distribution shortly after the change in control.

•	DCP. All post-2004 DCP benefits accrued up to the date of the change in control are paid in the form of a lump sum distribution shortly after the change in control.

(10)

These amounts represent payments NEOs may be entitled to receive under the TESP, which provides severance payments to the NEOs and other executives of the Company approved by the Committee in the event of certain involuntary terminations of employment.

(11)

Pursuant to her May 2017 letter agreement, Ms. Harker is entitled to a severance benefit under the TESP if she voluntarily terminates employment. See the section entitled “Compensation Discussion and Analysis --Post-Termination Pay --TEGNA Executive Severance Plan (TESP)” for a discussion of this benefit.

60	|	2021 PROXY STATEMENT

Executive Compensation: CEO Pay Ratio

CEO Pay Ratio

We are providing the following information to comply with Item 402(u) of Regulation S-K:

The 2020 total compensation of our CEO was $6,713,385.

In connection with our 2019 CEO pay ratio calculation, consistent with applicable SEC rules, we omitted employees who joined us following the completion of the following acquisitions:

•	June 2019: Leading 24/7 multicast networks Justice Network and Quest.

•	August 2019: #1 rated stations WTHR (NBC) in Indianapolis, IN, and WBNS (CBS) in Columbus, OH, and two radio stations serving the central Ohio market.

•	September 2019: 11 local television stations, including eight Big Four affiliates, from Nexstar.

As part of the 2020 CEO pay ratio calculation, we have included these employees, expanding our workforce by approximately 990 full, part-time and temporary employees for purposes of this calculation.

As a result of the changes to our employee population described above and consistent with SEC regulations, we have calculated and presented the CEO pay ratio for 2020, below, on the basis of a new median employee identified as of December 31, 2020. To determine the new median employee, we first identified five possible median employees as of December 31, 2020 using our workforce of approximately 6,427 full, part-time and temporary employees and analyzing compensation paid in the form of base salary, bonus, commissions and sales incentives for the prior 12-month period. We then calculated 2020 total compensation for the five possible median employees based on the proxy rules for determining the annual compensation of NEOs and selected the median employee based on such calculations. The 2020 total compensation of the median employee so selected, including base salary, overtime and 401(k) matching contributions, was $62,286.

The resulting ratio of our CEO’s 2020 total compensation to the 2020 total compensation of the median employee was 108 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

2021 PROXY STATEMENT	|	61

Proposal 3—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

(Proposal 3 on the proxy card)

As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers (NEOs) as described in the “Compensation Discussion and Analysis” and the related executive compensation tables, notes and narrative included on pages 24-61 of this Proxy Statement.

As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Leadership Development and Compensation Committee oversees the Company’s executive compensation programs and supports compensation policies that place a heavy emphasis on pay for performance. The Leadership Development and Compensation Committee also recognizes the importance of competitive compensation programs that are essential to recruiting and retaining the key executive talent needed to drive shareholder value.

We believe our executive compensation plans, principles and programs, as currently structured and as implemented for 2020 without any significant structural changes as a result of COVID-19, strongly align the interests of our NEOs with those of our shareholders and permit the Company to attract, retain and motivate talented executives. We urge you to read the “Compensation Discussion and Analysis” beginning on page 24 of this Proxy Statement, which describes in more detail the principles that guide the Committee’s compensation decisions and the components of our executive compensation plans and programs, as well as the Summary Compensation and other related executive compensation tables and narrative, beginning on page 49 of this Proxy Statement, which provide detailed information on the compensation of our NEOs.

The Board of Directors unanimously recommends that the shareholders of the Company vote “FOR” adoption of the following resolution:

“RESOLVED, that the shareholders of TEGNA Inc. approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related discussion.”

While the advisory vote we are asking you to cast is non-binding, the Company’s Leadership Development and Compensation Committee and the Board value the views of our shareholders and will take the outcome into account when considering future compensation decisions affecting our NEOs.

62	|	2021 PROXY STATEMENT

Proposal 4—Company Proposal regarding Elimination of Supermajority Voting Provisions

(Proposal 4 on the proxy card)

This Company proposal seeks to eliminate all supermajority voting provisions set forth in the Third Restated Certificate of Incorporation (the “Charter”) of the Company.

As part of its continuous evaluation of corporate governance best practices and the Company’s ongoing engagement with its stockholders, the Company’s Board of Directors (the “Board”) regularly reviews the Company’s governing documents. While the Board recognizes that supermajority voting requirements can promote stability and protect stockholders by limiting certain fundamental structural and corporate governance changes from being made unless those actions enjoy broad support among the Company’s stockholders, it also recognizes that many stockholders believe that eliminating supermajority voting requirements can facilitate consideration of actions that may be supported by most of the outstanding shares as well as actions advanced by the Board that may require shareholder approval.

Currently, the Charter provides that certain amendments to the Charter or the Company’s By-laws require the affirmative vote of shares representing no less than 80 percent (80%) of the voting power of the Company’s outstanding shares of capital stock entitled to vote generally in the election of directors (the “Supermajority Voting Requirement”).

Current Governance Structure: Specifically, Article SIXTH of the Charter provides that any alteration, amendment, or repeal of any of the By-law provisions listed below, or the adoption of any By-law provision inconsistent with those By-law provisions, must be approved pursuant to the Supermajority Voting Requirement. The By-law provisions the alteration, amendment or repeal of which must be approved pursuant to the Supermajority Voting Requirement are as follows:

•	The stockholders’ ability to call special meetings (Article I, Section 2 (as amended));

•	The stockholders’ ability to act by written consent (Article I, Section 9 (as amended));

•	The advance notice requirements for proposals and nominations (Article II, Section 4 (as amended));

•	The eligibility requirements to be a nominee for election or reelection as a director of the Company (Article II, Section 5 (as amended));

•	The removal of directors without cause (Article II, Section 8 (as amended)); and

•	The By-law amendment provisions (Article VI).

In addition, the following Charter provisions require stockholder approval pursuant to the Supermajority Voting Requirement:

•	The removal of directors by stockholders without cause (Article FIFTH, Section 5);

•

Any alteration or amendment to, or adoption of, provisions inconsistent with, the provision restricting the stockholders’ ability to act by written consent or to call special meetings (Article SEVENTH); and

•

the approval by stockholders of certain transactions with “interested shareholders,” including any alteration or amendment to, or adoption of, provisions inconsistent with such provision (Article EIGHTH; Sections 1 and 6).

After considering the advantages and disadvantages of the Supermajority Voting Requirement at this time, the Board approved, and recommends that stockholders approve, the amendment and restatement of the Charter to remove the Supermajority Voting Requirements contained therein. If approved, (i) future amendments to the By-law and Charter provisions listed above will not be subject to the Supermajority Voting Requirement and will instead require the affirmative vote of a majority of the Company’s outstanding shares of stock entitled to vote generally in the election of directors as provided under applicable law, (ii) stockholders will not be subject to the Supermajority Voting Requirement to remove directors without cause, and (iii) the approval by stockholders of certain transactions with “interested shareholders” will not be subject to the Supermajority Voting Requirement set forth in the Company’s governing documents.

2021 PROXY STATEMENT	|	63

Proposal 4: Company Proposal regarding Elimination of Supermajority Voting Provisions

The proposed Fourth Amended and Restated Certificate of Incorporation of the Company, amending the Charter, is attached to this Proxy Statement as Appendix B, which the Company will file promptly following the 2021 Annual Meeting if our stockholders approve this proposal. The affirmative vote of the holders of 80 percent (80%) of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors is required to approve this proposal pursuant to the Charter. The Board has approved certain conforming changes to the By-laws, contingent upon the effectiveness of the proposed Fourth Amended and Restated Certificate of Incorporation.

For the reasons discussed above, the Board believes it is in the best interests of the Company’s stockholders at this time to implement the proposal’s request for the elimination of all of the supermajority voting provisions included in the Charter.

The Board of Directors unanimously recommends that the shareholders of the Company vote

“FOR” the Company proposal seeking to eliminate all supermajority voting provisions set forth in the Company’s Third Amended and Restated Certificate of Incorporation

64	|	2021 PROXY STATEMENT

Director Compensation

The compensation year for non-employee directors begins at each Annual Meeting of shareholders and ends at the following Annual Meeting of shareholders. The Leadership Development and Compensation Committee annually reviews the compensation program for non-employee directors with the assistance of Meridian, which provides a report evaluating the program relative to market practices. The Company paid its directors the following compensation for the 2020-2021 director compensation year:

•	an annual retainer of $100,000;

•

an additional annual retainer fee of $20,000 to committee chairs (other than the chair of the Executive Committee) and an additional annual retainer fee of $120,000 to the independent Chair of the Board;

•	an annual equity grant in the form of restricted stock units with a grant date value equal to $125,000, which grant may be deferred under the DCP;

•	travel accident insurance of $1,000,000; and

•	a match from the TEGNA Foundation of charitable gifts made by directors up to a maximum of $10,000 each year.

In light of the challenges created by the COVID-19 pandemic, the directors accepted a temporary reduction in fees, pursuant to which each non-employee director received a 25% reduction of his or her second quarter cash retainer payment.

All cash retainers are payable in cash quarterly and may be deferred under the DCP.

The annual equity grant is made to directors on the first day of the compensation year for directors. These awards of restricted stock units vest at a rate of 1/4th of the shares per quarter after the grant date, receive dividends or, if deferred, dividend equivalent rights and, once fully vested, will be paid to the director on the first anniversary of the grant date (unless the director has elected to defer his or her restricted stock units under the Company’s Deferred Compensation Plan (“DCP”)), subject to the Company’s stock ownership guidelines for directors described below.

Restricted stock units will fully vest if a non-employee director retires from the Board due to the age of service limitations set forth in the Company’s By-laws or if the director leaves the Board because of death or disability. Restricted stock units also automatically vest upon a change in control of the Company. When a non-employee director leaves the Board for any other reason, the director’s unvested restricted stock units are forfeited.

Directors may elect to defer their cash retainer and/or annual equity grant under the DCP, which for cash fee deferrals provides for the same investment choices, including mutual funds and a TEGNA stock fund, made available to other DCP participants. Annual equity grants deferred at the election of the director must be invested in the TEGNA stock fund of the DCP.

The Company’s stock ownership guidelines encourage directors to own, directly, beneficially, or through the DCP, a number of shares having an aggregate value of at least three times the value of the director’s cash retainer. Directors are expected to hold all shares received from the Company as compensation until they meet their stock ownership guideline. All of our non-employee directors have either met or are on track to meet their stock ownership guideline.

2021 PROXY STATEMENT	|	65

Director Compensation

The following table shows the compensation paid to our independent directors for the fiscal year ended December 31, 2020. Mr. Lougee did not receive separate compensation for his service as a director and therefore is not included in the following tables.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Gina L. Bianchini(4)	93,750	125,000	0	218,750
Howard D. Elias(4)	206,250	125,000	10,000	341,250
Stuart J. Epstein	93,750	125,000	0	218,750
Lidia Fonseca(4)	93,750	125,000	10,000	228,750
Karen H. Grimes	81,666	147,832	0	229,498
Scott K. McCune	112,500	125,000	9,764	247,264
Henry W. McGee(4)	102,083	125,000	10,000	237,083
Susan Ness	112,500	125,000	9,500	247,000
Bruce P. Nolop	112,500	125,000	5,000	242,500
Neal Shapiro(4)	104,167	125,000	10,000	239,167
Melinda C. Witmer(4)	93,750	125,000	0	218,750

(1)

Amounts shown in this column reflect the cash compensation earned by each director for 2020, reduced by 25% during the second quarter of 2020 as a result of the Company’s furlough and salary reduction program, in each case based upon the form in which the director elected to receive his or her retainer fees during the 2019-2020 and 2020-2021 director compensation periods.

(2)

Amounts shown in this column reflect the long-term equity award(s) granted to each director in 2020. The amounts in this column represent the aggregate grant date fair value of RSU awards computed in accordance with ASC 718 based on the assumptions set forth in note 10 to the Company’s 2020 audited financial statements.

(3)

Represents charitable gifts matched by the TEGNA Foundation pursuant to the TEGNAMatch program. The TEGNAMatch program matches eligible gifts made by Company employees and directors up to an aggregate of $10,000 a year. Gifts must be made to eligible organizations, including tax exempt charitable organizations, tax exempt hospitals or medical centers, and tax-exempt colleges, universities, graduate or professional schools, engineering or technical institutions and public and private preschools, elementary and secondary schools in the U.S. and its territories.

(4)

For the 2019-2020 director compensation period, Mr. McGee and Ms. Witmer each deferred all payments he or she received in the form of cash and restricted stock units and Ms. Bianchini, Mr. Elias, Ms. Fonseca and Mr. Shapiro each deferred all payments he or she received in the form of restricted stock units. For the 2020-2021 director compensation period, Ms. Witmer deferred all payments she received in the form of cash and restricted stock units and Mr. Elias, Mr. McGee and Mr. Shapiro each deferred all payments he received in the form of restricted stock units.

66	|	2021 PROXY STATEMENT

Outstanding Director Equity Awards at Fiscal Year-End

Name	Restricted Stock Awards (Vested/ Unvested) (#)	Stock Option Awards (#) (Exercisable/ Unexercisable)
Gina L. Bianchini	13,145/5,102	0/0
Howard D. Elias	77,118/5,102	0/0
Stuart J. Epstein	5,219/5,102	0/0
Lidia Fonseca	20,382/5,102	0/0
Karen H. Grimes	5,371/5,251	0/0
Scott K. McCune	27,011/5,102	0/0
Henry W. McGee	41,833/5,102	0/0
Susan Ness	27,464/5,102	0/0
Bruce P. Nolop	10,053/5,102	0/0
Neal Shapiro	66,709/5,102	10,976/0
Melinda C. Witmer	28,064/5,102	0/0

2021 PROXY STATEMENT	|	67

Equity Compensation Plan Information

The table below sets forth the following information as of the end of the Company’s 2020 fiscal year for (i) compensation plans previously approved by the Company’s shareholders and (ii) compensation plans not previously approved by the Company’s shareholders: (1) the number of securities to be issued upon the exercise of outstanding stock options (SOs), warrants and rights; (2) the weighted-average exercise price of such outstanding SOs, warrants and rights; and (3) other than securities to be issued upon the exercise of such outstanding SOs, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(A)) (c)
Equity compensation plans approved by shareholders(1)	5,370,455	$10.96(2)	19,813,783
Equity compensation plans not approved by shareholders(3)	263,367		4,520,968
Total	5,633,822		24,334,751

(1)

The equity compensation plans approved by the Company’s shareholders are the TEGNA Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”) and the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan (amended and restated as of May 4, 2010), as amended (the “2020 Plan”). No further grants may be made under the 2010 Plan. The number in column (a) includes 10,976 shares subject to outstanding stock options, 2,706,134 shares subject to outstanding unvested restricted stock unit grants, vested restricted stock grants that have not been paid and vested restricted stock units grants that have not yet been paid, and 2,648,042 shares subject to outstanding unvested Performance Share awards. The number of shares subject to outstanding unvested Performance Share awards assumes the maximum number of Performance Shares are issued upon vesting. The actual number of Performance Shares issued could be zero to 200% of the target number of Performance Shares underlying unvested awards. Assuming the target number of Performance Shares are issued, the number of shares subject to unvested Performance Share awards would be 1,990,704 and 19,819,683 shares would remain available for future issuance under the 2020 Plan.

(2)	Represents the weighted-average exercise price of the outstanding stock options granted under the 2020 Plan.
(3)

The TEGNA Deferred Compensation Plan, or DCP, is a non-qualified plan that provides benefits to directors and key executives of the Company. The DCP has not been approved by the Company’s shareholders. The DCP is a value-neutral plan, and there will be no additional premium or matching contribution with regards to the deferred compensation. The amounts elected to be deferred by each participant are credited to such participant’s account in the DCP, and the Company credits these accounts with earnings as if the amounts deferred were invested in the Company’s stock or other selected investment funds as directed by the participant. Amounts that are not treated as if invested in the Company’s stock are distributed in cash and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. However, deferrals by directors of restricted stock or restricted stock unit grants are required to be distributed in stock under the terms of the DCP. The number in column (a) represents the number of shares credited to participants’ accounts in the DCP. The DCP does not currently include any shares to be issued upon the exercise of outstanding stock options, warrants and rights as a result of deferrals of grants made under the 2020 Plan. The table above does not include any shares that may in the future be credited to participants’ accounts in the DCP as a result of salary deferrals or transfers of other funds held in the plan. Participants in the DCP are general unsecured creditors of the Company with respect to their benefits under the plan.

68	|	2021 PROXY STATEMENT

Securities Beneficially Owned by Directors, Executive Officers and Principal Shareholders

The information presented below regarding beneficial ownership of common stock has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any SO or other right.

The following table presents, as of the Record Date, information based on the Company’s records and filings with the SEC regarding beneficial ownership of each person who is known to be the beneficial owner of more than five percent of the Company’s common stock, each current director and each nominee for election to the Board of Directors, the Company’s NEOs in 2020, and all directors and executive officers of the Company as a group. None of the shares owned by the Company’s directors or executive officers are pledged.

Name of Beneficial Owner(1)	Shares Owned(2)	Percent of Class

BlackRock, Inc.(3)	24,620,823	11.2%

The Vanguard Group, Inc.(4)	20,735,960	9.5%

Standard General Master Fund L.P.(5)	17,382,636	7.9%

David T. Lougee	488,925	*

Victoria D. Harker	336,997	*

Lynn Beall	138,961	*

Akin S. Harrison	42,220	*

Gina L. Bianchini	23,382	*

Howard D. Elias	36,736	*

Stuart J. Epstein	31,532	*

Lidia Fonseca	45,664	*

Karen H. Grimes	11,619	*

Scott K. McCune	73,297	*

Henry W. McGee	3,566	*

Susan Ness	59,808	*

Bruce P. Nolop	47,933	*

Neal Shapiro	34,212	*

Melinda C. Witmer	0	*

All directors and executive officers as a group (16 persons including those named above)	1,442,956	*

*	Less than one percent.
(1)	Except as otherwise noted below, the address of each person listed in the table is: c/o TEGNA Inc., 8350 Broad Street, Suite 2000, Tysons, Virginia 22102.
(2)

The following shares of common stock are included in the table because they may be acquired pursuant to (a) stock options exercisable by: Mr. Shapiro-10,976; and (b) restricted stock units and/or restricted stock awards granted to directors which are payable to the director by the Company if the director leaves the Board prior to May 11, 2021: Ms. Bianchini-7,653, Mr. Elias-4,285, Mr. Epstein-7,653; Ms. Fonseca-14,341, Ms. Grimes-7,877; Mr. McCune-23,423, Mr. McGee-3,566, Ms. Ness-21,423, Mr. Nolop-11,938 and Mr. Shapiro-5,535; and (c) restricted stock units granted to directors that have not been deferred and will vest by May 11, 2021: Ms. Bianchini-2,551; Mr. Epstein-2,551, Ms. Fonseca-2,551; Ms. Grimes-2,626, Mr. McCune-2,551, Ms. Ness-2,551, and Mr. Nolop-2,551.

2021 PROXY STATEMENT	|	69

Securities Beneficially Owned by Directors, Executive Officers and Principal Shareholders

(3)

Based upon information as of December 31, 2020, contained in a Schedule 13G/A filed with the SEC on January 26, 2021 by BlackRock, Inc., reporting, in the aggregate, sole voting power over 24,260,336 shares and sole dispositive power over24,620,823. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Based upon information as of December 31, 2020, contained in a Schedule 13G/A filed with the SEC on February 8, 2021 by The Vanguard Group, reporting, in the aggregate, shared voting power over 224,223 shares, sole dispositive power over 20,334,231 shares and shared dispositive power over 401,729 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Based upon information as of March 8, 2021, contained in a Schedule 13D/A filed with the SEC on March 9, 2021 by Standard General L.P., reporting, in the aggregate, shared voting power over 17,382,636 shares, and shared dispositive power over 17,382,636 shares. The address for Standard General L.P. is 767 Fifth Avenue, New York, NY 10153.

70	|	2021 PROXY STATEMENT

Investment in TEGNA Stock by Directors and Executive Officers

The following table presents, as of the Record Date, the total investment position in the Company’s stock of its directors and executive officers, based on the Company’s records and filings with the SEC.

Name of Officer or Director	Title	Share Investment
David T. Lougee	President and CEO, Director	517,886
Victoria D. Harker	Executive Vice President and CFO	359,111
Lynn Beall	Executive Vice President and COO—Media Operations	146,354
Akin S. Harrison	Senior Vice President, General Counsel and Secretary	46,160
Gina L. Bianchini	Director	31,308
Howard D. Elias	Director	114,122
Stuart J. Epstein	Director	31,532
Lidia Fonseca	Director	53,590
Karen H. Grimes	Director	11,619
Scott K. McCune	Director	78,770
Henry W. McGee	Director	46,500
Susan Ness	Director	67,734
Bruce P. Nolop	Director	47,933
Neal Shapiro	Director	99,939
Melinda C. Witmer	Director	33,166
All directors and executive officers as a group (16 persons including those named above)		1,759,405

This table reflects the same information as the table in the preceding section, but it also includes shares of the Company’s stock that each person holds through the Company’s Deferred Compensation Plan. As of the Record Date, fully vested shares of the Company’s stock in the following amounts were deemed to be credited to the accounts of the Company’s directors and executive officers under the Company’s Deferred Compensation Plan: Mr. Lougee-28,961; Ms. Harker-22,115; Ms. Beall-7,393; Mr. Harrison-3,940; Ms. Bianchini-7,926, Mr. Elias-74,835; Ms. Fonseca-7,926; Mr. McCune-5,473; Mr. McGee-40,383; Ms. Ness-7,926; Mr. Shapiro-63,176; Ms. Witmer-33,166; and all directors and executive officers as a group-308,796. These shares are not deemed to be “beneficially owned” under SEC rules and are therefore not included in the table in the preceding section. These shares are not deemed to be “beneficially owned” under SEC rules and are therefore not included in the table in the preceding section.

2021 PROXY STATEMENT	|	71

Cost of Soliciting Proxies

The cost of soliciting proxies will be borne by the Company. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders.

As a result of the potential proxy solicitation by Standard General, we will incur additional costs in connection with our solicitation of proxies. We have hired Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for a fee not to exceed $90,000. Innisfree expects that approximately 60 of their employees will assist in the solicitation. The total amount to be spent for the Company’s solicitation of proxies from shareholders for the Annual Meeting, in excess of those normally spent for an annual meeting as a result of the potential proxy contest and excluding salaries and wages of our officers and regular employees, is estimated to be approximately $4,025,000, approximately $655,000 of which has been incurred to date.

In addition, our directors, officers, and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation. Appendix A sets forth information relating to certain of our directors, officers and employees who are considered “participants” in this proxy solicitation under the rules of the SEC by reason of their position or because they may be soliciting proxies on our behalf.

72	|	2021 PROXY STATEMENT

Additional Information

Other Matters

As of the date of this Proxy Statement, we do not know of any other matters that may be presented for action at the Annual Meeting. However, should other matters properly come before the meeting, the persons named as proxies will vote in a manner as they may, in their discretion, determine.

Incorporation By Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Leadership Development and Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Websites

Website addresses referenced in this Proxy Statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this Proxy Statement.

March 26, 2021

2021 PROXY STATEMENT	|	73

Appendix A

Appendix A:

Supplemental Information Regarding Participants

The following tables (“Directors and Nominees” and “Executive Officers and Employees”) list the name and business address of the directors of the Company, nominees for director, and the name, present principal occupation and business address of the Company’s executive officers and employees who, under SEC rules, are considered to be participants in the Company’s solicitation of proxies from its shareholders in connection with the Annual Meeting (collectively, the “Participants”).

Directors and Nominees

The principal occupations of the Company’s directors and nominees for director are included in the biographies under the section above titled “Proposal 1—Election of Directors.” The name of each director is listed below, and the business addresses for all the directors is c/o TEGNA, 8350 Broad Street, Suite 2000, Tysons, Virginia 22102.

Name
Gina L. Bianchini
Howard D. Elias
Stuart J. Epstein
Lidia Fonseca
David T. Lougee
Karen H. Grimes
Scott K. McCune
Henry W. McGee
Susan Ness
Bruce P. Nolop
Neal Shapiro
Melinda C. Witmer

Executive Officers and Employees

The executive officers and other employees who are considered Participants as well as their positions with the Company, which constitute their respective principal occupations, are listed below. The business address for each person is c/o TEGNA, 8350 Broad Street, Suite 2000, Tysons, Virginia 22102.

Name	Title
David T. Lougee	President and Chief Executive Officer
Lynn Beall (Trelstad)	Executive Vice President and COO of Media Operations
Victoria D. Harker	Executive Vice President and Chief Financial Officer
Akin S. Harrison	Senior Vice President, General Counsel and Secretary
Doug Kuckelman	Head of Investor Relations

74	|	2021 PROXY STATEMENT

Appendix A

Information Regarding Ownership of Company Securities by Participants

The number of shares of the Company’s common stock beneficially held as of the Record Date by its directors and those executive officers who are Participants appears in the “Securities Beneficially Owned by Directors, Executive Officers and Principal Shareholders ” section of this Proxy Statement, except for the number of shares of the Company common stock beneficially held by Doug Kuckelman, which is set forth in the table below. Except as described in this Appendix A or otherwise in this Proxy Statement, none of the persons listed above in “Directors and Nominees” and “Executive Officers and Employees” owns any debt or equity security issued by us of record that he or she does not also own beneficially.

Name	Shares Owned	Percent of Class

Doug Kuckelman	3,111	*
*	Less than one percent.

Information Regarding Transactions in the Company’s Securities by Participants in the Past Two Years

The following table sets forth information regarding purchases and sales of the Company’s securities beneficially owned by each of the Participants during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and no part of the purchase price or market value of those securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares	Transaction Description

Gina L. Bianchini	5/27/20	10,204	Acquisition—Grant of Restricted Stock Units

	5/1/19	11,688	Acquisition—Common stock acquired upon the vesting of Restricted Stock Units

	5/1/19	(11,688)	Disposition—Restricted Stock Units vested into Common Stock

	4/25/19	7,926	Acquisition—Grant of Restricted Stock Units

Howard D. Elias	5/27/20	10,204	Acquisition—Grant of Restricted Stock Units

	12/6/19	12,385	Acquisition—Common Stock acquired upon exercise of non-qualified stock options at $7.45

	12/6/19	(12,385)	Disposition—Non-qualified stock options exercised for Common Stock at $7.45

	12/6/19	(5,904)	Disposition—Common Stock surrendered to pay the exercise price of non-qualified stock options

	4/25/19	7,926	Acquisition—Grant of Restricted Stock Units

	3/8/19	12,385	Acquisition—Common Stock acquired upon exercise of non-qualified stock options at $8.14

	3/8/19	(12,385)	Disposition—Non-qualified stock options exercised for Common stock at $8.14

	3/8/19	(7,075)	Disposition—Common Stock surrendered to pay the exercise price of non-qualified stock options

Stuart J. Epstein	5/27/20	10,204	Acquisition—Grant of Restricted Stock Units

	5/1/20	8,075	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

2021 PROXY STATEMENT	|	75

Appendix A

Name	Date	Number of Shares	Transaction Description

	5/1/20	(8,075)	Disposition—Restricted Stock Units vested into Common Stock

	5/1/19	11,688	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	5/1/19	(11,688)	Disposition—Restricted Stock Units vested into Common Stock

	4/25/19	7,926	Acquisition—Grant of Restricted Stock Units

Lidia Fonseca	5/27/20	10,204	Acquisition—Grant of Restricted Stock Units

	5/1/19	11,668	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	5/1/19	(11,668)	Disposition—Restricted Stock Units vested into Common Stock

	4/25/19	7,926	Acquisition—Grant of Restricted Stock Units

Karen H. Grimes	5/27/20	10,204	Acquisition—Grant of Restricted Stock Units

	5/1/20	1,117	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	5/1/20	(1,117)	Disposition—Restricted Stock Units vested into Common Stock

	2/19/20	1,112	Acquisition—Grant of Restricted Stock Units

David T. Lougee	3/4/21	196,551	Acquisition—Acquisition of shares of Common Stock upon vesting and settlement of 2018 Performance Shares.

	3/4/21	(196,551)	Disposition—2018 Performance Shares vested into Common Stock

	3/4/21	(88,645)	Disposition—Common Stock withheld to satisfy tax obligations owed upon vesting and settlement of 2018 Performance Shares

	2/28/21	19,739	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/28/21	(19,739)	Disposition—Restricted Stock Units vested into Common Stock

	2/28/21	23,275	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/28/21	(23,275)	Disposition—Restricted Stock Units vested into Common Stock

	2/28/21	24,160	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/28/21	(24,160)	Disposition—Restricted Stock Units vested into Common Stock

	2/28/21	(30,274)	Disposition—Common Stock withheld to satisfy tax obligations

	2/28/21	75,086	Acquisition—Grant of Restricted Stock Units

	2/17/21	239,031	Acquisition—Grant of 2019 Performance Shares

	2/1/21	4,549.9861	Acquisition—Acquisition of Phantom Stock upon Company contribution to the Company’s Deferred Compensation Plan

	12/31/20	10,685	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/20	(10,685)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/20	7,273	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/20	(7,273)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/20	(8,100)	Disposition—Common Stock withheld to satisfy tax obligations

	3/1/20	96,641	Acquisition—Grant of Restricted Stock Units

76	|	2021 PROXY STATEMENT

Appendix A

Name	Date	Number of Shares	Transaction Description

	2/29/20	19,740	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/29/20	(19,740)	Disposition—Restricted Stock Units vested into Common Stock

	2/29/20	23,275	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/29/20	(23,275)	Disposition—Restricted Stock Units vested into Common Stock

	2/29/20	(19,401)	Disposition—Common Stock withheld to satisfy tax obligations

	2/18/20	196,551	Acquisition—2018 Performance Shares vested into Restricted Stock Units equivalents

	2/7/20	3,901.8692	Acquisition—Acquisition of Phantom Stock upon Company contribution to the Company’s Deferred Compensation Plan

	1/27/20	122,735	Acquisition—Acquisition of shares of Common Stock upon vesting and settlement of Performance Share awards pursuant to Company’s Performance Share Plan

	1/27/20	(55,506)	Disposition—Common Stock withheld to satisfy tax obligations owed upon vesting and settlement of Performance Share awards pursuant to Company’s Performance Share Plan

	12/31/19	34,471	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/19	(34,471)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/19	10,685	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/19	(10,685)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/19	7,273	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/19	(7,273)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/19	(23,041)	Disposition—Common Stock withheld to satisfy tax obligations

Scott K. McCune	5/27/20	10,204	Acquisition—Grant of Restricted Stock Units

	5/1/20	8,075	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	5/1/20	(8,075)	Disposition—Restricted Stock Units vested into Common Stock

	5/1/19	11,688	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	5/1/19	(11,688)	Disposition—Restricted Stock Units vested into Common Stock

	4/25/19	7,926	Acquisition—Grant of Restricted Stock Units

Henry W. McGee	5/27/20	10,204	Acquisition—Grant of Restricted Stock Units

	4/25/19	7,926	Acquisition—Grant of Restricted Stock Units

Susan Ness	5/27/20	10,204	Acquisition—Grant of Restricted Stock Units

	5/1/20	8,075	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	5/1/20	(8,075)	Disposition—Restricted Stock Units vested into Common Stock

	5/1/19	11,668	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

2021 PROXY STATEMENT	|	77

Appendix A

Name	Date	Number of Shares	Transaction Description

	5/1/19	(11,668)	Disposition—Restricted Stock Units vested into Common Stock

	4/25/19	7,926	Acquisition—Grant of Restricted Stock Units

	4/26/18	11,405	Acquisition—Grant of Restricted Stock Units

Bruce P. Nolop	5/27/20	10,204	Acquisition—Grant of Restricted Stock Units

	5/1/20	8,075	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	5/1/20	(8,075)	Disposition—Restricted Stock Units vested into Common Stock

	5/1/19	11,668	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	5/1/19	(11,668)	Disposition—Restricted Stock Units vested into Common Stock

	4/25/19	7,926	Acquisition—Grant of Restricted Stock Units

Neal Shapiro	5/27/20	10,204	Acquisition—Grant of Restricted Stock Units

	12/6/19	12,385	Acquisition—Common Stock acquired upon exercise of non-qualified stock options at $7.45

	12/6/19	(12,385)	Disposition—Non-qualified stock options exercised for Common Stock at $7.45

	12/6/19	17,140	Acquisition—Common Stock acquired upon exercise of non-qualified stock options at $7.45

	12/6/19	(17,140)	Disposition—Non-qualified stock options exercised for Common Stock at $7.45

	12/6/19	(14,074)	Disposition—Common Stock surrendered to pay the exercise price of non-qualified stock options

	4/25/19	7,926	Acquisition—Grant of Restricted Stock Units

	3/5/19	15,228	Acquisition—Common Stock acquired upon exercise of non-qualified stock options at $8.14

	3/5/19	(15,228)	Disposition—Non-qualified stock options exercised for Common Stock at $8.14

	3/5/19	12,385	Acquisition—Common Stock acquired upon exercise of non-qualified stock options at $8.14

	3/5/19	(12,385)	Disposition—Non-qualified stock options exercised for Common Stock at $8.14

	3/5/19	(27,613)	Disposition—Common Stock sold in multiple transactions at an average price of $14.7196

Melinda C. Witmer	5/27/20	10,204	Acquisition—Grant of Restricted Stock Units

	4/25/19	7,926	Acquisition—Grant of Restricted Stock Units

Lynn Beall (Trelstad)	3/4/21	52,161	Acquisition—Acquisition of shares of Common Stock upon vesting and settlement of 2018 Performance Shares.

	3/4/21	(52,161)	Disposition—2018 Performance Shares vested into Common Stock

	3/4/21	(23,525)	Disposition—Common Stock withheld to satisfy tax obligations owed upon vesting and settlement of 2018 Performance Shares

	3/4/21	3,959	Acquisition—Acquisition of shares of Common Stock upon vesting and settlement of 2018 Performance Shares, Indirect Ownership By Spouse

78	|	2021 PROXY STATEMENT

Appendix A

Name	Date	Number of Shares	Transaction Description

	3/4/21	(3,959)	Disposition—2018 Performance Shares vested into Common Stock, Indirect Ownership By Spouse

	3/4/21	(1,202)	Disposition—Common Stock withheld to satisfy tax obligations owed upon vesting and settlement of 2018 Performance Shares, Indirect Ownership By Spouse

	2/28/21	7,960	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/28/21	(7,960)	Disposition—Restricted Stock Units vested into Common Stock

	2/28/21	7,965	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/28/21	(7,965)	Disposition—Restricted Stock Units vested into Common Stock

	2/28/21	9,474	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/28/21	(9,474)	Disposition—Restricted Stock Units vested into Common Stock

	2/28/21	(11,549)	Disposition—Common Stock withheld to satisfy tax obligations

	2/28/21	29,444	Acquisition—Grant of Restricted Stock Units

	2/28/21	1,107	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units, Indirect Ownership By Spouse

	2/28/21	(1,107)	Disposition—Restricted Stock Units vested into Common Stock, Indirect Ownership By Spouse

	2/28/21	1,200	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units, Indirect Ownership By Spouse

	2/28/21	(1,200)	Disposition—Restricted Stock Units vested into Common Stock, Indirect Ownership By Spouse

	2/28/21	1,652	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units, Indirect Ownership By Spouse

	2/28/21	(1,652)	Disposition—Restricted Stock Units vested into Common Stock, Indirect Ownership By Spouse

	2/28/21	(1,412)	Disposition—Common Stock withheld to satisfy tax obligations, Indirect Ownership By Spouse

	2/28/21	5,134	Acquisition—Grant of Restricted Stock Units, Indirect Ownership By Spouse

	2/17/21	53,834	Acquisition—Grant of 2019 Performance Shares

	2/17/21	4,424	Acquisition—Grant of 2019 Performance Shares by Spouse

	2/1/21	2,244.4641	Acquisition—Acquisition of Phantom Stock upon Company contribution to the Company’s Deferred Compensation Plan

	2/1/21	389.9541	Acquisition—Acquisition of Phantom Stock by Spouse upon Company contribution to the Company’s Deferred Compensation Plan

	12/31/20	3,958	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/20	(3,958)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/20	3,909	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/20	(3,909)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/20	(3,549)	Disposition—Common Stock withheld to satisfy tax obligations

2021 PROXY STATEMENT	|	79

Appendix A

Name	Date	Number of Shares	Transaction Description

	12/31/20	891	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units, Indirect Ownership By Spouse

	12/31/20	(891)	Disposition—Restricted Stock Units vested into Common Stock, Indirect Ownership By Spouse

	12/31/20	(271)	Disposition—Common Stock withheld to satisfy tax obligations, Indirect Ownership By Spouse

	3/1/20	37,896	Acquisition—Grant of Restricted Stock Units

	3/1/20	6,608	Acquisition—Grant of Restricted Stock Units, Indirect Ownership By Spouse

	2/29/20	7,960	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/29/20	(7,960)	Disposition—Restricted Stock Units vested into Common Stock

	2/29/20	7,965	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/29/20	(7,965)	Disposition—Restricted Stock Units vested into Common Stock

	2/29/20	(7,693)	Disposition—Common Stock withheld to satisfy tax obligations

	2/29/20	1,108	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units, Indirect Ownership By Spouse

	2/29/20	(1,108)	Disposition—Restricted Stock Units vested into Common Stock, Indirect Ownership by Spouse

	2/29/20	1,200	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units, Indirect Ownership By Spouse

	2/29/20	(1,200)	Disposition—Restricted Stock Units vested into Common Stock, Indirect Ownership By Spouse

	2/29/20	(769)	Disposition—Common Stock withheld to satisfy tax obligations, Indirect Ownership By Spouse

	2/18/20	52.161	Acquisition—2018 Performance Shares vested into Restricted Stock Units equivalents

	2/18/20	3,959	Acquisition—2018 Performance Shares vested into Restricted Stock Units equivalents, Indirect Ownership By Spouse

	2/7/20	1,999.91	Acquisition—Acquisition of Phantom Stock upon Company contribution to the Company’s Deferred Compensation Plan

	2/7/20	311.4667	Acquisition—Acquisition of Phantom Stock upon Company contribution to the Company’s Deferred Compensation Plan, Indirect Ownership By Spouse

	1/27/20	21,533	Acquisition—Acquisition of shares of Common Stock upon vesting and settlement of Performance Share awards pursuant to Company’s Performance Share Plan

	1/27/20	(10,645)	Disposition—Common Stock withheld to satisfy tax obligations owed upon vesting and settlement of Performance Share awards pursuant to Company’s Performance Share Plan

	1/27/20	3,230	Acquisition—Acquisition of shares of Common Stock upon vesting and settlement of Performance Share awards pursuant to Company’s Performance Share Plan, Indirect Ownership By Spouse

	1/27/20	(1,247)	Disposition—Common Stock withheld to satisfy spouse’s tax obligations owed upon vesting and settlement of Performance Share awards pursuant to Company’s Performance Share Plan

80	|	2021 PROXY STATEMENT

Appendix A

Name	Date	Number of Shares	Transaction Description

	12/31/19	12,497	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/19	(12,497)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/19	3,957	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/19	(3,957)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/19	3,909	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/19	(3,909)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/19	(9,619)	Disposition—Common Stock withheld to satisfy tax obligations

	12/31/19	2,717	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units, Indirect Ownership By Spouse

	12/31/19	(2,717)	Disposition—Restricted Stock Units vested into Common Stock, Indirect Ownership By Spouse

	12/31/19	891	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units, Indirect Ownership By Spouse

	12/31/19	(891)	Disposition—Restricted Stock Units vested into Common Stock, Indirect Ownership By Spouse

	12/31/19	(1,157)	Disposition—Common Stock withheld to satisfy tax obligations, Indirect Ownership By Spouse

Victoria D. Harker	3/4/21	84,668	Acquisition—Acquisition of shares of Common Stock upon vesting and settlement of 2018 Performance Shares.

	3/4/21	(84,668)	Disposition—2018 Performance Shares vested into Common Stock

	3/4/21	(38,186)	Disposition—Common Stock withheld to satisfy tax obligations owed upon vesting and settlement of 2018 Performance Shares

	2/28/21	12,920	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/28/21	(12,920)	Disposition—Restricted Stock Units vested into Common Stock

	2/28/21	12,600	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/28/21	(12,600)	Disposition—Restricted Stock Units vested into Common Stock

	2/28/21	11,564	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/28/21	(11,564)	Disposition—Restricted Stock Units vested into Common Stock

	2/28/21	(16,801)	Disposition—Common Stock withheld to satisfy tax obligations

	2/28/21	3,938	Acquisition—Grant of Restricted Stock Units

	2/17/21	85,161	Acquisition—Grant of 2019 Performance Shares

	2/1/21	2,865.2342	Acquisition—Acquisition of Phantom Stock upon Company contribution to the Company’s Deferred Compensation Plan

	12/31/20	9,696	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/20	(9,696)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/20	(4,373)	Disposition—Common Stock withheld to satisfy tax obligations

	3/1/20	46,256	Acquisition—Grant of Restricted Stock Units

2021 PROXY STATEMENT	|	81

Appendix A

Name	Date	Number of Shares	Transaction Description

	2/29/20	12,921	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/29/20	(12,921)	Disposition—Restricted Stock Units vested into Common Stock

	2/29/20	12,600	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/29/20	(12,600)	Disposition—Restricted Stock Units vested into Common Stock

	2/29/20	(11,511)	Disposition—Common Stock withheld to satisfy tax obligations

	2/18/20	84,688	Acquisition—2018 Performance Shares vested into Restricted Stock Units equivalents

	2/7/20	2,593.4579	Acquisition—Acquisition of Phantom Stock upon Company contribution to the Company’s Deferred Compensation Plan

	1/27/20	65,315	Acquisition—Acquisition of shares of Common Stock upon vesting and settlement of Performance Share awards pursuant to Company’s Performance Share Plan

	1/27/20	(29,679)	Disposition—Common Stock withheld to satisfy tax obligations owed upon vesting and settlement of Performance Share awards pursuant to Company’s Performance Share Plan

	12/31/19	32,687	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/19	(32,687)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/19	9,695	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/19	(9,695)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/19	(18,541)	Disposition—Common Stock withheld to satisfy tax obligations.

Akin S. Harrison	3/4/21	8,797	Acquisition—Acquisition of shares of Common Stock upon vesting and settlement of 2018 Performance Shares.

	3/4/21	(8,797)	Disposition—2018 Performance Shares vested into Common Stock

	3/4/21	(4,249)	Disposition—Common Stock withheld to satisfy tax obligations owed upon vesting and settlement of 2018 Performance Shares

	2/28/21	2,461	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/28/21	(2,461)	Disposition—Restricted Stock Units vested into Common Stock

	2/28/21	4,781	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/28/21	(4,781)	Disposition—Restricted Stock Units vested into Common Stock

	2/28/21	6,504	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/28/21	(6,504)	Disposition—Restricted Stock Units vested into Common Stock

	2/28/21	(6,833)	Disposition—Common Stock withheld to satisfy tax obligations

	2/28/21	21,371	Acquisition—Grant of Restricted Stock Units

	2/17/21	32,316	Acquisition—Grant of 2019 Performance Shares

	2/1/21	1,093.7278	Acquisition—Acquisition of Phantom Stock upon Company contribution to the Company’s Deferred Compensation Plan

82	|	2021 PROXY STATEMENT

Appendix A

Name	Date	Number of Shares	Transaction Description

	12/31/20	1,559	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/20	(1,559)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/20	(753)	Disposition—Common Stock withheld to satisfy tax obligations

	3/1/20	26,019	Acquisition—Grant of Restricted Stock Units

	2/29/20	2,461	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/29/20	(2,461)	Disposition—Restricted Stock Units vested into Common Stock

	2/29/20	4,781	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	2/29/20	(4,781)	Disposition—Restricted Stock Units vested into Common Stock

	2/29/20	(3,499)	Disposition—Common Stock withheld to satisfy tax obligations

	2/18/20	8,797	Acquisition—2018 Performance Shares vested into Restricted Stock Units equivalents

	2/7/20	838.5152	Acquisition—Acquisition of Phantom Stock upon Company contribution to the Company’s Deferred Compensation Plan

	1/27/20	6,908	Acquisition—Acquisition of shares of Common Stock upon vesting and settlement of Performance Share awards pursuant to Company’s Performance Share Plan

	1/27/20	(3,649)	Disposition—Common Stock withheld to satisfy tax obligations owed upon vesting and settlement of Performance Share awards pursuant to Company’s Performance Share Plan

	12/31/19	5,043	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/19	(5,043)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/19	1,558	Acquisition—Common Stock acquired upon the vesting of Restricted Stock Units

	12/31/19	(1,558)	Disposition—Restricted Stock Units vested into Common Stock

	12/31/19	(3,102)	Disposition—Common Stock withheld to satisfy tax obligations

2021 PROXY STATEMENT	|	83

Appendix A

Miscellaneous Information Concerning Participants

Other than as set forth in this Appendix A or the Proxy Statement, to our knowledge:

•	None of the Participants or their associates beneficially owns, directly or indirectly, any shares or other securities of the Company;

•	None of the Participants has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting;

•	None of the Participants owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company;

•

None of the Participants has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies;

•

None of the Participants have any arrangement or understandings with any person with respect to any future employment by the Company or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party;

•

None of the Participants is a party to any transaction, since the beginning of Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000, and (iii) any participant or any related person thereof had or will have a direct or indirect material interest; and

•	None of the Participants has been convicted in a criminal proceeding in the past ten years.

Other Information

TEGNA does not know of any changes in control of the Company within the last fiscal year.

In addition, to our knowledge, there are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any of their associates is a party adverse to, or has a material interest adverse to, the Company or any of its subsidiaries.

84	|	2021 PROXY STATEMENT

Appendix B

Appendix B:

Fourth Restated Certificate of Incorporation of the Company

FOURTH RESTATED

CERTIFICATE OF INCORPORATION

OF

TEGNA INC.

(Incorporated February 28, 1972)

[Revised to reflect amendments through [●], 2021]

The Third Restated Certificate of Incorporation of TEGNA Inc., as heretofore amended, is hereby restated and integrated, without further amendment and without discrepancy between the provisions of the Third Restated Certificate of Incorporation as heretofore amended and the provisions of this Fourth Restated Certificate of Incorporation, pursuant to adoption by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware, as follows:

FIRST: The name of the Corporation is: TEGNA INC.

SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is Eight Hundred Two Million (802,000,000) shares of which Eight Hundred Million (800,000,000) shares shall be Common Stock of the par value of One Dollar ($1.00) per share and Two Million (2,000,000) shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share. A statement of the designations of the authorized classes of stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, or of the authority of the Board of Directors to fix by resolution or resolutions such designations and other terms, is as follows:

A.    Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including without limiting the generality of the foregoing, such provisions as may be desired concerning the dividend rights, the dividend rate, conversion rate, conversion rights, voting rights, rights in terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

B.    Common Stock. Subject to all of the preferences and rights of the Preferred Stock or a series thereof that may be fixed by a resolution or resolutions of the Board of Directors, (i) dividends may be paid on the Common Stock of the Corporation as and when declared by the Board of Directors, out of funds of the Corporation legally available for the

2021 PROXY STATEMENT	|	85

Appendix B

payment of such dividends, and (ii) each share of the Common Stock of the Corporation will be entitled to one vote on all matters on which such stock is entitled to vote.

FIFTH:

Section 1. Election of Directors. Election of directors need not be by written ballot unless and to the extent the By-laws of the Corporation so provide.

Section 2. Number, Election and Terms. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the By-laws. Without limiting the term of any director previously elected, any director elected to the Board of Directors after the 2007 annual meeting of stockholders shall hold office until the first annual meeting of stockholders following his or her election and until a successor shall have been elected and qualified or until the director’s prior death, resignation or removal.

Section 3. Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of directors and of any stockholder proposals to be considered at an annual stockholder meeting shall be given in the manner provided in the By-laws.

Section 4. Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of stockholders following such director’s election and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 5. Amendment or Repeal of this Article FIFTH. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article FIFTH.

SIXTH: The Board of Directors shall have power to make, alter, amend and repeal the By-laws (except so far as the By-laws adopted by the stockholders shall otherwise provide). Any By-laws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.

SEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the Board of Directors.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH: The Corporation reserves the right at any time and from time to time to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or as hereafter prescribed by law, and all rights, preferences and privileges conferred upon stockholders, directors and officers by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are subject to the right reserved in this Article NINTH.

86	|	2021 PROXY STATEMENT

Appendix B

TENTH:

Section 1. Restrictions on Stock Ownership or Transfer. As contemplated by this Article TENTH, the Corporation may restrict the ownership, or proposed ownership, of shares of capital stock of the Corporation by any person if such ownership or proposed ownership, either by itself or in combination with the ownership or proposed ownership of shares of capital stock of the Corporation by another person, or the exercise of any rights with respect to such shares of capital stock, (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (b) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation or any of its subsidiaries under the Federal Communications Laws, or (c) subjects or could subject the Corporation to any regulation, condition or restriction under the Federal Communications Laws to which the Corporation would not be subject but for such ownership or proposed ownership or exercise of rights (clauses (a), (b), and (c), collectively, “FCC Regulatory Limitations”). For purposes of this Article TENTH, the term “Federal Communications Laws” shall mean any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act of 1934, as amended, and regulations thereunder, pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, daily newspaper, cable television system, or other medium of mass communications or (y) any provider of programming content to any such medium.

Section 2. Requests for Information. If the Corporation believes that the ownership or proposed ownership of, or the exercise of any rights with respect to, shares of capital stock of the Corporation by any person (whether by reason of a change in such person’s ownership, a change in the number of shares outstanding overall or in any class, or for any other reason) may result in any FCC Regulatory Limitation and/or is or may be subject to any reporting requirement regarding such person under the Federal Communications Laws, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, ownership structure, other ownership interests and affiliations) as the Corporation shall request to determine whether such ownership, proposed ownership, or exercise of rights could result in any FCC Regulatory Limitation and/or to ensure compliance with any such reporting requirement.

Section 3. Denial of Rights, Refusal to Transfer. If (a) any person from whom information is requested pursuant to Section 2 of this Article TENTH does not provide all the information requested by the Corporation within fifteen (15) days after such request, or (b) the Corporation shall conclude that a shareholder’s ownership or proposed ownership of, or that a shareholder’s exercise of any rights with respect to, shares of capital stock of the Corporation results or could result in any FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Corporation may (i) suspend those rights of stock ownership (including, without limitation, voting rights) the exercise of which causes or could cause such FCC Regulatory Limitation, (ii) refuse to permit the transfer of shares of capital stock of the Corporation to such person or allow such transfer but only on such terms and conditions as may be determined by the Corporation, (iii) redeem any or all shares of capital stock of the Corporation held by such person in accordance with the terms and conditions set forth in Section 4 of this Article TENTH, and/or (iv) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such person, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation; provided, however, that to the extent reasonably feasible without adversely affecting the ability of the Corporation to obtain any requested information or prevent or cure any situation which causes or could cause any FCC Regulatory Limitation, the Corporation shall use its good faith efforts (x) to cause any of the remedies listed in the preceding clauses (i)-(iv) of this sentence to be imposed in a substantially similar manner when imposed on similarly situated persons at substantially the same time, and (y) to minimize the impact of the exercise of any such remedy on the interests in the Corporation of the subject persons (and shall not exercise the redemption remedy set forth in clause (iii) to prevent or cure any situation which causes or could cause any FCC Regulatory Limitation unless the remedies set forth in clauses (i) and (ii) would be insufficient to so prevent or cure such situation). Any such suspension of rights or refusal to transfer pursuant to clauses (i) and (ii), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and/or the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation, in which case the Corporation shall promptly so notify such transferee(s) or shareholder(s).

2021 PROXY STATEMENT	|	87

Appendix B

Section 4. Terms and Conditions of Redemption. The terms and conditions of redemption pursuant to clause (iii) of the first sentence of Section 3 of this Article TENTH shall be as follows:

(a)    the redemption price of any shares of the Corporation to be redeemed pursuant to clause (iii) of the first sentence of Section 3 of this Article TENTH shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(b)    the redemption price of such shares will be paid in cash;

(c)    if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Corporation, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Corporation;

(d)    at least fifteen (15) days’ prior written notice of the Redemption Date (as hereinafter defined) shall be given to the holders of the shares that have been selected to be redeemed (except for any such holder that has waived such notice in writing); provided that, notwithstanding the foregoing, the Redemption Date may be the date on which written notice is given to the holders of the shares that have been selected to be redeemed if the cash necessary to effect the redemption shall have been indefeasibly deposited in trust for the benefit of such holders and is then subject to prompt payment to them upon surrender to the Corporation of the share certificates or, in the case of uncertificated shares, other evidence of ownership, in each case in compliance with the policies and procedures of the Corporation’s transfer agent and of the Depositary Trust Company, if applicable;

(e)    from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on shares (including declared and unpaid dividends) of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash payable upon redemption; and

(f)    such other terms and conditions as the Corporation shall determine that are necessary or advisable in connection with such redemption.

Section 5. Certain Definitions. For purposes of this Article TENTH:

(a)    “Fair Market Value” shall mean, with respect to a share of the Corporation of any class or series, the volume weighted average sales price for such a share on the principal national securities exchange on which such capital stock is then listed during the twenty (20) most recent trading days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section 4(d) of this Article TENTH; provided, however, that if such shares are not listed for trading on any national securities exchange, Fair Market Value shall mean the average of the reported bid and asked prices in any over-the-counter quotation system selected by the Corporation during the twenty (20) most recent trading days during which such shares were traded immediately preceding the day on which notice of redemption shall be given pursuant to Section 4(d) of this Article TENTH, or if such shares are not listed for trading on any national securities exchange and trading of such shares is not reported in any over-the-counter quotation system, Fair Market Value shall be determined by the Corporation and its financial advisor.

(b)    “person” shall include not only natural persons but partnerships (limited or general), associations, corporations, limited liability companies, joint ventures, governmental entities, trusts, and other legal entities or organizations.

(c)    “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of the Corporation pursuant to Section 4(d) of this Article TENTH.

(d)    “regulation” shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer any Federal Communications Law.

Section 6. Legends. The Corporation may note on the certificates of its capital stock that the shares represented by such certificates are subject to the restrictions set forth in this Article TENTH.

Section 7. Interpretation. The grant of specific powers to the Corporation and/or the Board of Directors under this Article TENTH shall not be deemed to preclude or restrict the Corporation and/or the Board of Directors from pursuing,

88	|	2021 PROXY STATEMENT

Appendix B

alternatively or concurrently, any other remedy or alternative course of action available to the Corporation. In the case of an ambiguity in the application of any of the provisions of this Article TENTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its understanding or knowledge of the circumstances. The Corporation and/or Board of Directors shall have the power to determine whether to take any action or actions, which action or actions to take and the methods of implementing any action or actions to be taken, so long as any action taken is not contrary to the provisions of this Article TENTH. All actions, calculations, interpretations and determinations which are done or made by the Corporation and/or the Board of Directors pursuant to this Article TENTH shall be made in the Corporation’s and/or the Board of Directors’ sole discretion and shall be conclusive and binding on the Corporation and all other persons for all purposes of this Article TENTH. Nothing in this Article TENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Section 8. Severability. If any provision of this Article TENTH or the application of any such provision to any person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article TENTH or the application of such provision to any other person.

2021 PROXY STATEMENT	|	89

TEGNA Inc. | 8350 Broad St., Suite 2000 | Tysons, VA 22102 | www.TEGNA.com

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR SIMPLE VOTING INSTRUCTIONS.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN AS DESCRIBED ON REVERSE SIDE ▼

TEGNA INC.

Annual Meeting of Shareholders

This Proxy is Solicited on Behalf of the Board of Directors

G O L D P R O X Y

The undersigned hereby appoints David T. Lougee and Akin S. Harrison, or any of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 7, 2021 at 8:00 a.m. ET and at any adjournment or postponements thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said Annual Meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the Annual Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR ALL OF TEGNA’S DIRECTOR NOMINEES AND FOR ITEMS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF, TO THE EXTENT AUTHORIZED UNDER RULE 14A-4(C) UNDER THE EXCHANGE ACT.

THE UNDERSIGNED HEREBY REVOKES ALL PROXIES PREVIOUSLY GIVEN BY THE UNDERSIGNED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOUR VOTE IS VERY IMPORTANT – PLEASE SUBMIT YOUR PROXY TODAY

TEGNA

YOUR VOTE IS IMPORTANT

DUE TO CONTINUING DELAYS IN THE POSTAL SYSTEM, WE ENCOURAGE ALL SHAREHOLDERS TO VOTE

ELECTRONICALLY IF POSSIBLE–BY INTERNET OR TELEPHONE–TODAY.

Vote by Internet

Vote by Internet – Please access https://www.proxyvotenow.com/tgna, and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

Vote by Telephone

Vote by Telephone – Call toll-free from the U.S. or Canada at 866-849-8131, on a touch-tone telephone. If outside the U.S. or Canada, call 646-880-9099. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Vote by Mail

If you do not have access to a touch-tone telephone or to the internet, please complete, sign, date and return the proxy card in the postage paid envelope provided to: TEGNA Inc, c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN AS DESCRIBED ABOVE ▼

Please mark your vote as indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES IN ITEM 1 AND FOR ITEMS 2, 3 AND 4.

1.	ELECTION OF DIRECTORS: The Board’s Nominees are:

01. Gina L. Bianchini; 02. Howard D. Elias; 03. Stuart J. Epstein; 04. Lidia Fonseca; 05. Karen H. Grimes; 06. David T. Lougee; 07. Scott K. McCune; 08. Henry W. McGee; 09. Susan Ness; 10. Bruce P. Nolop; 11. Neal Shapiro; 12. Melinda C. Witmer

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) for which you would like to withhold authority to vote on the line below:

2. PROPOSAL TO RATIFY the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, the compensation of the Company’s named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. COMPANY PROPOSAL TO APPROVE the Elimination of Supermajority Voting Provisions.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Date: , 2021

Signature

Signature (if jointly held)

Title(s)

Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.